   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1996
                                                     Registration No. 33-64661

===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                             --------------------

                               AMENDMENT NO. 1
                                     TO

                                   FORM S-4
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                             --------------------

                              MAGNA GROUP, INC.
         (Exact name of registrant as specified in its charter)

           DELAWARE                         6712                  37-0996453
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification
                                                                   Number)

                                 One Magna Place
                       1401 South Brentwood Boulevard
                       St. Louis, Missouri  63144-1401
                                 (314) 963-2500
     (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                               G. THOMAS ANDES
                   Chairman and Chief Executive Officer
                               Magna Group, Inc.
                                One Magna Place
                      1401 South Brentwood Boulevard
                      St. Louis, Missouri  63144-1401
                               (314) 963-2500
  (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                             --------------------
                                   Copy to:
         GERARD K. SANDWEG, JR., ESQ.     LARRY K. HARRIS, ESQ.
             Thompson & Mitchell         Suelthaus & Walsh, P.C.
            One Mercantile Center       7733 Forsyth, 12th Floor
         St. Louis, Missouri  63101    St. Louis, Missouri  63105
               (314) 231-7676               (314) 727-7676

                             --------------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                             --------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of each class of                 Amount to be        Proposed maximum              Proposed maximum             Amount of
securities to be registered             registered      offering price per unit     aggregate offering price <F2>  registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value <F1>     650,240 shares             N/A                       $14,244,000               $4,911.76<F3>
===================================================================================================================================

<F1>  Includes one attached Preferred Share Purchase Right per share.
<F2>  Estimated solely for purposes of computing the Registration
      Fee pursuant to the provisions of Rule 457(f) and based upon the $14,244,000 aggregate book value of (i) 157,063 shares of Class I Voting Common Stock, $1.00 par value, of River Bend Bancshares, Inc. ("River Bend"), (ii) 785,315 shares of Class II Non-Voting Common Stock, $1.00 par value, of River Bend and (iii) 5,991 shares of Class A Preferred Stock, $100 par value, of River Bend as of October 31, 1995.
<F3>  Paid with original filing on November 30, 1995.

                             --------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

                             MAGNA GROUP, INC.

          CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(b)
        OF REGULATION S-K SHOWING HEADING OR LOCATION IN PROSPECTUS
           OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-4
        -----------------------------------------------------------

Form S-4 Item Number and Caption                           Heading or Location in Prospectus
--------------------------------                           ---------------------------------
A.    Information about the Transaction

      1.   Forepart of Registration Statement              Facing Page; Cross Reference Sheet; Outside
           and Outside Front Cover Page of                 Front Cover Page of Prospectus
           Prospectus

      2.   Inside Front and Outside Back Cover             Available Information; Incorporation of
           Pages of Prospectus                             Certain Information by Reference; Table of
                                                           Contents

      3.   Risk Factors, Ratio of Earnings to              Summary Information; Pro Forma Financial
           Fixed Charges and Other Information             Information

      4.   Terms of the Transaction                        Summary Information; Incorporation of
                                                           Certain Information by Reference; Terms of
                                                           the Merger; Certain Federal Income Tax
                                                           Consequences of the Merger; Information
                                                           Regarding Magna Stock

      5.   Pro Forma Financial Information                 Not Applicable

      6.   Material Contacts with the Company              Summary Information; Terms of the Merger
           Being Acquired

      7.   Additional Information Required for             Not Applicable
           Reoffering by Persons and Parties Deemed
           to be Underwriters

      8.   Interests of Named Experts and Counsel          Legal Matters

      9.   Disclosure of Commission Position on            Not Applicable
           Indemnification for Securities Act
           Liabilities


                                    - i -

Form S-4 Item Number and Caption                           Heading or Location in Prospectus
--------------------------------                           ---------------------------------
B.    Information About the Registrant

      10.  Information with Respect to S-3                 Incorporation of Certain Information by
           Registrants                                     Reference; Summary Information; Information
                                                           Regarding Magna Stock

      11.  Incorporation of Certain Information            Incorporation of Certain Information by
           by Reference                                    Reference

      12.  Information with Respect to S-2 or              Not Applicable
           S-3 Registrants

      13.  Incorporation of Certain Information            Not Applicable
           by Reference

      14.  Information with Respect to Registrants         Not Applicable
           Other Than S-2 or S-3 Registrants

C.    Information About the Company Being Acquired

      15.  Information with Respect to S-3 Companies       Not Applicable

      16.  Information with Respect to S-2 or S-3          Not Applicable
           Companies

      17.  Information with Respect to Companies           Summary Information; Information Regarding
           Other Than S-2 or S-3 Companies                 River Bend

D.    Voting and Management Information

      18.  Information if Proxies, Consents or             Information Regarding Special Meeting;
           Authorizations are to be Solicited              Incorporation of Certain Information by
                                                           Reference; Information Regarding River Bend

      19.  Information if Proxies, Consents or             Not Applicable
           Authorizations are not to be Solicited or
           in an Exchange Offer

                    [RIVER BEND LETTERHEAD]


                         January 31, 1996


Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of River Bend Bancshares, Inc. ("River Bend") on Thursday, February 29, 1996. The Special Meeting will be held at the main banking house of Illinois State Bank and Trust, 347 West Main Street, East Alton, Illinois, 62024, commencing at
10:00 a.m. local time.


         At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, as amended, and the related Plan of Merger (collectively, the "Merger Agreements") providing for the merger (the "Merger") of River Bend with and into Landmark Bancshares Corporation ("Landmark"), a wholly owned subsidiary of Magna Group, Inc. ("Magna"). Upon consummation of the Merger, (i) the aggregate of all issued and outstanding shares of Class A Preferred Stock, $100.00 par value, of River Bend will be converted into the right to receive an amount in cash equal to $599,100 and (ii) the aggregate of all issued and outstanding shares of Class I Voting Common Stock, $1.00 par value, of River Bend ("Class I Common Stock") and Class II Non-Voting Common Stock, $1.00 par value, of River Bend ("Class II Common Stock") will be converted into the right to receive (A) 550,240 shares of Common Stock, $2.00 par value, of Magna ("Magna Common Stock"), (B) an amount in cash equal to $11,668,175 and (C) an undivided beneficial interest in a certain parcel of real estate, consisting of two acres more or less (items (A) and (B) are subject to certain limitations and adjustments, as more fully described in the accompanying Proxy Statement/Prospectus). Each holder of Class I Common Stock and Class II Common Stock will have the opportunity to elect the portion of the total merger consideration that they will receive in Magna Common Stock and the portion they will receive in cash, subject to adjustment in certain circumstances.

         Enclosed are the following items relating to the Special
Meeting and the Merger:

         1.   Proxy Statement/Prospectus;

         2.   Proxy card (on white paper);

         3.   Election form (on yellow paper); and

         4. A pre-addressed return envelope to River Bend for the proxy card and election form.

         THE BOARD OF DIRECTORS OF RIVER BEND HAS DETERMINED THAT
THE MERGER IS IN THE BEST INTEREST OF RIVER BEND AND ITS
SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
"FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENTS.

         The affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of River Bend stock is required to approve the Merger Agreements. In addition to the approval of the Merger Agreements by the shareholders of River Bend, the Merger is subject to certain other conditions, including, among others, bank regulatory approval.

         Shareholders are urged to read carefully the accompanying Proxy Statement/Prospectus which describes the Merger and related matters in more detail.

         It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. Therefore, we ask that you please complete, date and sign the enclosed white proxy card and mail it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously submitted your proxy card. It is important that holders of Class I Common Stock and Class II Common Stock complete and mail the yellow election form (failure to timely file a properly completed election form will result in you receiving approximately equal portions of cash and Magna Common Stock as consideration in the Merger). To be effective, the election form must be properly completed and received by River Bend by not later than 5:00 p.m. on February 28, 1996.


         If you need assistance in completing your white proxy card or yellow election form, or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact Sue
Keener at (618) 258-4040.

                                 Sincerely,


                                 JOHN G. HELMKAMP, JR.
                                 President

                  RIVER BEND BANCSHARES, INC.
                    AN ILLINOIS CORPORATION

                        --------------------

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                   TO BE HELD ON FEBRUARY 29, 1996

                        --------------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of
Shareholders (the "Special Meeting") of River Bend Bancshares, Inc. ("River Bend") will be held at the main banking house of Illinois
State Bank and Trust, 347 West Main Street, East Alton, Illinois
62024, on Thursday, February 29, 1996, at 10:00 a.m., local time, for the following purposes:


              (1) To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, as amended, and the related Plan of Merger (collectively, the "Merger Agreements"), and each of the transactions contemplated thereby, pursuant to which River Bend will be merged (the "Merger") with and into Landmark Bancshares Corporation ("Landmark"), a wholly owned subsidiary of Magna Group, Inc. ("Magna"), in a transaction which will result in the business and operations of River Bend being continued through Landmark, and whereby, upon consummation of the Merger, (i) the aggregate of all issued and outstanding shares of Class A Preferred Stock, $100.00 par value, of River Bend will be converted into the right to receive an amount in cash equal to $599,100 and (ii) the aggregate of all issued and outstanding shares of Class I Voting Common Stock, $1.00 par value, of River Bend and Class II Non-Voting Common Stock, $1.00 par value, of River Bend will be converted into the right to receive (A) 550,240 shares of Common Stock, $2.00 par value, of Magna ("Magna Common Stock"), (B) an amount in cash equal to $11,668,175 and (C) an undivided beneficial interest in a certain parcel of real estate, consisting of two acres more or less (items (A) and (B) are subject to certain limitations and adjustments, as more fully described in the accompanying Proxy Statement/Prospectus).


              (2) To consider and vote upon a proposal to permit the Special Meeting to be adjourned or postponed, in the discretion of the proxies, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreements.

         Pursuant to the By-Laws of River Bend, the Board of Directors has fixed the close of business on January 19, 1996 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Accordingly, only holders of record of River Bend stock at the Record Date are entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof.


         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT TO RIVER BEND IN THE ACCOMPANYING ENVELOPE. HOLDERS OF CLASS I COMMON STOCK AND/OR CLASS II COMMON STOCK SHOULD ALSO COMPLETE, DATE AND SIGN THE ENCLOSED YELLOW ELECTION FORM AND RETURN IT TO RIVER BEND.

                          By Order of the Board of Directors


                          HARLEY T. GODARD
                          Secretary

East Alton, Illinois
January 31, 1996

*******************************************************************************
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
* SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR    *
* MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT  *
* BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
* THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
* SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
* UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
* OF ANY SUCH STATE.                                                          *
*******************************************************************************


         SUBJECT TO COMPLETION, DATED JANUARY 30, 1996


                        MAGNA GROUP, INC.
                           PROSPECTUS

                        --------------------

                   RIVER BEND BANCSHARES, INC.
                         PROXY STATEMENT

                 SPECIAL MEETING OF SHAREHOLDERS

                TO BE HELD ON FEBRUARY 29, 1996

                        --------------------

          This Prospectus of Magna Group, Inc. ("Magna") relates to up to 650,240 shares of Common Stock, $2.00 par value, and attached Preferred Share Purchase Rights (the "Rights"), of Magna (the
Common Stock and Rights are collectively referred to herein as the "Magna Common Stock"), to be issued to the shareholders of River
Bend Bancshares, Inc., an Illinois corporation ("River Bend"), upon consummation of the proposed merger (the "Merger") of River Bend with and into Landmark Bancshares Corporation, a Missouri corporation and wholly owned subsidiary of Magna ("Landmark").
Upon receipt of the requisite shareholder and regulatory approvals, the Merger will be consummated pursuant to the terms of the Agreement and Plan of Reorganization dated as of October 11, 1995, as amended (the "Reorganization Agreement"), by and between Magna and River Bend and the related Plan of Merger (the "Plan") by and between Landmark and River Bend (the Reorganization Agreement and the Plan are collectively referred to herein as the "Merger Agreements").
This Prospectus also serves as the Proxy Statement of River Bend for use in connection with a special meeting of shareholders of River Bend (the "Special Meeting"), which will be held on February 29, 1996, at the time and place and for the purpose stated in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement/Prospectus.

          Upon consummation of the Merger, the business and operations of River Bend will be continued through Landmark and (i) the aggregate of all issued and outstanding shares of Class A Preferred Stock, $100.00 par value, of River Bend ("Preferred Stock") will be converted into the right to receive an amount in cash equal to $599,100 (the "Preferred Cash Distribution") and (ii) the aggregate of all issued and outstanding shares of Class I Voting Common Stock, $1.00 par value, of River Bend ("Class I Common Stock") and Class II Non-Voting Common Stock, $1.00 par value, of River Bend ("Class II Common Stock") will be converted into the right to receive (A) 550,240 shares of Magna Common Stock (the "Stock Distribution"), (B) an amount in cash equal to $11,668,175 (the "Common Cash Distribution" and, collectively with the Stock Distribution, the "Election Consideration") and (C) an undivided beneficial interest in an Illinois land trust holding a certain parcel of real estate consisting of two acres, more or less (the "Real Estate Distribution" and, collectively with the Stock Distribution and the Common Cash Distribution, the "Common Stock Consideration;" the Preferred Cash Distribution and the Common Stock Consideration are collectively referred to herein as the "Merger Consideration;" the Preferred Stock, the Class I Common Stock and the Class II Common Stock are collectively referred to herein as the "River Bend Stock"). Each holder of Class I Common Stock and/or Class II Common Stock will have the opportunity to elect the portion of the total value of the Election Consideration (computed based upon the Magna Share Value (as defined hereinafter)) that they will receive as Magna Common Stock and the portion they will receive in cash, subject to certain adjustments, as more fully described in detail at pages 22 to 27 of this Proxy Statement/Prospectus. Shareholders failing to make a timely election will be deemed to have elected to receive their Election Consideration in equal proportions of cash and Magna Common Stock. Elections are made by properly completing and delivering to River Bend the yellow election form, which accompanies this Proxy Statement/Prospectus, and must be received by River Bend by no later than 5:00 p.m. on February 28, 1996. See "TERMS OF THE MERGER - General Description of the Merger." No fractional shares of Magna Common Stock will be issued in the Merger, but cash will be paid in lieu of fractional shares. See "TERMS OF THE MERGER - Fractional Shares."


          The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The Merger is intended to achieve certain tax-deferral benefits for federal income tax purposes for River Bend shareholders with respect to shares of Magna Common Stock they receive in the Merger. See "SUMMARY INFORMATION - Federal Income Tax Consequences in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." See "TERMS OF THE MERGER - General Description of the Merger."


          Magna Common Stock is traded in the over-the-counter
market and its quotations are reported on the Nasdaq National
Market.   On January 26, 1996, the last sale price for Magna
Common Stock as reported by the Nasdaq National Market was $23.375.

          This Proxy Statement/Prospectus, the Notice of Special
Meeting of Shareholders, the form of proxy and the election form were first mailed to the shareholders of River Bend on or about
January 31, 1996.


                        --------------------

          THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS.  THE PROPOSED MERGER IS A COMPLEX
TRANSACTION. SHAREHOLDERS OF RIVER BEND ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS
ENTIRETY.

          THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          All information contained in this Proxy
Statement/Prospectus with respect to Magna has been supplied by Magna and all information with respect to River Bend has been supplied by River Bend.

                        --------------------


The date of this Proxy Statement/Prospectus is January 31, 1996.

                      AVAILABLE INFORMATION
                      ---------------------


          Magna is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Magna with the Commission can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices located at Suite 1300, Seven World Trade Center,
New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Magna Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information concerning Magna are available from Magna, without charge, upon written or oral request to Gary D. Hemmer, Executive Vice President, Administration, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401, telephone (314) 963-2500.


          This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by Magna with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
        -------------------------------------------------


          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO MAGNA, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO GARY D. HEMMER, EXECUTIVE VICE PRESIDENT, ADMINISTRATION, MAGNA GROUP, INC., ONE MAGNA PLACE, 1401 SOUTH BRENTWOOD BOULEVARD, ST. LOUIS, MISSOURI 63144-1401; TELEPHONE NUMBER (314) 963-2500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 22, 1996.


          The following documents filed with the Commission by Magna under the Exchange Act are incorporated herein by reference:

          (a)  Magna's Report on Form 10-K for the year ended
               December 31, 1994.

          (b) Magna's Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30,
               1995.


          (c)  Magna's Current Report on Form 8-K dated January 24, 1996.

          (d) The description of Magna Common Stock set forth in Magna's Registration Statement on Form S-1 (File
               No. 2-96545) filed on March 20, 1985, including any amendment or report filed for the purpose of updating such description.

          (e) The description of Magna's Preferred Share Purchase Rights set forth in Item 1 of Magna's Registration Statement on Form 8-A (File No. 0-8234) filed November 11, 1988, including any amendment or report filed for the purpose of updating such description.

          All documents filed by Magna pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and through the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to Magna contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

          Any statements contained in this Proxy
Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MAGNA OR RIVER BEND. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MAGNA COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MAGNA OR RIVER BEND OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                        TABLE OF CONTENTS
                        -----------------
                                                             Page
                                                             ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . .  3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . .  3

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . .  8
     Business of Magna . . . . . . . . . . . . . . . . . . . .  8
     Business of Landmark. . . . . . . . . . . . . . . . . . .  8
     Business of River Bend. . . . . . . . . . . . . . . . . .  8
     The Merger. . . . . . . . . . . . . . . . . . . . . . . .  9
     Accounting Treatment. . . . . . . . . . . . . . . . . . . 12
     Special Meeting of River Bend Shareholders. . . . . . . . 12
     Certain Agreements. . . . . . . . . . . . . . . . . . . . 13
     Background of and Reasons for the Merger. . . . . . . . . 13
     Opinion of Financial Advisor of River Bend. . . . . . . . 13
     Interests of Certain Persons in the Merger and
       Indemnification . . . . . . . . . . . . . . . . . . . . 14
     Federal Income Tax Consequences in General. . . . . . . . 14
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . 14
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . 14
     Markets and Market Prices . . . . . . . . . . . . . . . . 15
     Comparative Per Share Data. . . . . . . . . . . . . . . . 16
     Summary Financial Data. . . . . . . . . . . . . . . . . . 17

INFORMATION REGARDING SPECIAL MEETING. . . . . . . . . . . . . 20
     General . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Date, Time and Place. . . . . . . . . . . . . . . . . . . 20
     Record Date; Vote Required. . . . . . . . . . . . . . . . 20
     Voting and Revocation of Proxies. . . . . . . . . . . . . 21
     Solicitation of Proxies . . . . . . . . . . . . . . . . . 21

TERMS OF THE MERGER. . . . . . . . . . . . . . . . . . . . . . 22
     General Description of the Merger . . . . . . . . . . . . 22
     Description of Land Trust . . . . . . . . . . . . . . . . 25
     Opinion of Financial Advisor of River Bend. . . . . . . . 27
     Certain Agreements. . . . . . . . . . . . . . . . . . . . 28
     Background of the Merger. . . . . . . . . . . . . . . . . 29
     Reasons for the Merger; Board Recommendations . . . . . . 31
     Conditions to Consummation of the Merger. . . . . . . . . 31
     Termination, Amendment and Waiver of the Reorganization
       Agreement . . . . . . . . . . . . . . . . . . . . . . . 33
     Interests of Certain Persons in the Merger and
       Indemnification . . . . . . . . . . . . . . . . . . . . 34
     Effective Time. . . . . . . . . . . . . . . . . . . . . . 35
     Surrender of Stock Certificates and Receipt of Merger
       Consideration . . . . . . . . . . . . . . . . . . . . . 35
     Fractional Shares . . . . . . . . . . . . . . . . . . . . 35
     Certain Regulatory Approvals. . . . . . . . . . . . . . . 36
     Business Pending the Merger . . . . . . . . . . . . . . . 36
     Accounting Treatment. . . . . . . . . . . . . . . . . . . 38

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. . . . . 38

                                    - 5 -
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RIGHTS OF DISSENTING SHAREHOLDERS OF RIVER BEND. . . . . . . . 44

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . 45
     Comparative Per Share Data. . . . . . . . . . . . . . . . 45

INFORMATION REGARDING RIVER BEND . . . . . . . . . . . . . . . 47
     Business of River Bend. . . . . . . . . . . . . . . . . . 47
     Distribution of Average Assets, Liabilities and
       Stockholders' Equity and Interest Rates . . . . . . . . 47
     Interest Differential . . . . . . . . . . . . . . . . . . 50
     Investment Portfolio. . . . . . . . . . . . . . . . . . . 50
     Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . 51
     Other Interest-Bearing Assets . . . . . . . . . . . . . . 53
     Summary of Loan Loss Experience . . . . . . . . . . . . . 53
     Deposits. . . . . . . . . . . . . . . . . . . . . . . . . 54
     Return on Equity and Assets . . . . . . . . . . . . . . . 55
     Properties. . . . . . . . . . . . . . . . . . . . . . . . 55
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . 55

Management's Discussion and Analysis of Financial Condition
     and Results of Operations of River Bend . . . . . . . . . 55
       Introduction. . . . . . . . . . . . . . . . . . . . . . 55
       Net Income Analysis . . . . . . . . . . . . . . . . . . 55
       Net Interest Income . . . . . . . . . . . . . . . . . . 56
       Provision for Loan Losses . . . . . . . . . . . . . . . 57
       Noninterest Income. . . . . . . . . . . . . . . . . . . 58
       Noninterest Expense . . . . . . . . . . . . . . . . . . 58
       Income Taxes. . . . . . . . . . . . . . . . . . . . . . 58
       Liquidity and Interest Rate Sensitivity . . . . . . . . 59
       Capital Adequacy. . . . . . . . . . . . . . . . . . . . 61
     Risk Management . . . . . . . . . . . . . . . . . . . . . 62
     Impact of New Accounting Pronouncements . . . . . . . . . 63
     Effect of Inflation . . . . . . . . . . . . . . . . . . . 66
     Security Ownership of Certain Beneficial Owners and
       Management. . . . . . . . . . . . . . . . . . . . . . . 67

INFORMATION REGARDING MAGNA STOCK. . . . . . . . . . . . . . . 68
     General . . . . . . . . . . . . . . . . . . . . . . . . . 68
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . 68
     Magna Common Stock. . . . . . . . . . . . . . . . . . . . 69
     Preferred Share Purchase Rights Plan. . . . . . . . . . . 70
     Reservation of Shares . . . . . . . . . . . . . . . . . . 70
     Other Matters . . . . . . . . . . . . . . . . . . . . . . 70
     Restrictions on Resale of Magna Common Stock by
       Affiliates. . . . . . . . . . . . . . . . . . . . . . . 71
     Comparison of the Rights of Stockholders of Magna and
       Shareholders of River Bend. . . . . . . . . . . . . . . 71

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . 73
     Regulatory Approvals of the Merger. . . . . . . . . . . . 73
     General Regulatory Considerations . . . . . . . . . . . . 74
     Certain Transactions with Affiliates. . . . . . . . . . . 75
     Payment of Dividends. . . . . . . . . . . . . . . . . . . 75
     Capital Adequacy. . . . . . . . . . . . . . . . . . . . . 75

                                    - 6 -

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     FDIC Insurance Assessments. . . . . . . . . . . . . . . . 76
     Support of Subsidiary Bank. . . . . . . . . . . . . . . . 77
     FIRREA and FDICIA . . . . . . . . . . . . . . . . . . . . 77
     Depositor Preference Statute. . . . . . . . . . . . . . . 78
     The Interstate Banking and Community Development
       Legislation . . . . . . . . . . . . . . . . . . . . . . 79

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS. . . . . . . . . . . 79

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 79

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 80

STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . 80

RIVER BEND BANCSHARES, INC. CONSOLIDATED FINANCIAL
     STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 81

ANNEXES

     Annex A - Land Trust Agreement dated as of November 30,
       1995 . . . . . . . . . . . . . . . . . . . . . . . . . A-1

     Annex B - Dissenters' Rights Provisions of the Illinois
       Business Corporation Act of 1983, as amended. . . . . .B-1

                      SUMMARY INFORMATION
                      -------------------

          The following is a summary, which is necessarily incomplete, of certain important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus or in documents incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information which appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Shareholders of River Bend are urged to read this Proxy Statement/Prospectus in its entirety.

BUSINESS OF MAGNA

          Magna, a Delaware corporation, was organized in 1974 and is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended ("BHCA"). Magna currently owns, indirectly, all of the capital stock of Magna Bank, National Association, a national banking association which operates from more than 100 community banking locations serving Missouri and Illinois ("Magna Bank").

          Magna primarily serves consumers and small- to mid-sized businesses in its markets as a "super community bank," a company whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality and offers a broad product line that permits a full-service customer relationship. As of September 30, 1995, Magna reported, on a consolidated basis, assets of $4.9 billion, deposits of $3.8 billion, total loans of $3.2 billion and stockholders' equity of $428.8 million. Magna had 27,881,344 shares of its Common Stock issued and outstanding as of such date.

          The principal executive offices of Magna are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis,
Missouri  63144-1401 and its telephone number is (314) 963-2500.

BUSINESS OF LANDMARK

          Landmark, a Missouri corporation and wholly owned subsidiary of Magna, was incorporated in 1992 and is a registered bank holding company under the BHCA. Landmark currently owns all of the issued and outstanding shares of capital stock of Magna Bank.

          The principal executive offices of Landmark are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis,
Missouri  63144-1401 and its telephone number is (314) 963-2500.

BUSINESS OF RIVER BEND

          River Bend, an Illinois corporation, was incorporated in 1985 and is a registered bank holding company under the BHCA. River Bend currently owns all of the issued and outstanding shares of capital stock of Illinois State Bank and Trust, an Illinois state-chartered bank ("Illinois State Bank"), which operates from three locations in Madison County, Illinois. As of September 30, 1995, River Bend reported, on a consolidated basis, assets of $159.8 million, deposits of $140.7 million, total loans of $50.5 million and shareholders' equity of $14.1 million.
River Bend had 157,063 shares of Class I Common Stock, 785,315 shares of Class II Common Stock and 5,991 shares of Preferred Stock outstanding as of such date. See "INFORMATION REGARDING RIVER BEND."

          The principal executive offices of River Bend are located at 347 West Main Street, East Alton, Illinois 62024 and its telephone number is (618) 258-4010.

THE MERGER

          Subject to the satisfaction of the terms and conditions set forth in the Merger Agreements, at the Effective Time (as hereinafter defined), River Bend will be merged with and into Landmark and, upon consummation of the Merger, River Bend's corporate existence will terminate and Landmark will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, (i) the aggregate of all issued and outstanding shares of Preferred Stock will be converted into the right to receive the Preferred Cash Distribution and (ii) the aggregate of all issued and outstanding shares of Class I Common Stock and Class II Common Stock will be converted into the right to receive
(A) the Stock Distribution, (B) the Common Cash Distribution and
(C) the Real Estate Distribution.


          Each holder of Class I Common Stock and/or Class II
Common Stock will have the opportunity to elect the composition of their proportionate interest in the Election Consideration
(subject to certain adjustments), by specifying what percentage of the value of the Election Consideration to be received by the holder will be the Stock Distribution and what percentage will be the Common Cash Distribution. For this purpose, the Stock Distribution will be valued at a price (the "Magna Share Value") equal to the average per share closing price of Magna Common
Stock as reported on the Nasdaq National Market for the five business days preceding the three business days preceding the Closing Date (as hereinafter defined). Enclosed with this Proxy Statement/Prospectus is a yellow Election Form for Use by Holders of River Bend Bancshares, Inc. Common Stock (the "Election Form") whereby holders of Class I Common Stock and holders of Class II
Common Stock may make their election.  TO BE EFFECTIVE, SUCH
ELECTION FORM MUST BE PROPERLY COMPLETED AND DULY EXECUTED BY THE RIVER BEND SHAREHOLDER AND RECEIVED BY RIVER BEND NO LATER THAN
5:00 P.M., LOCAL TIME, ON FEBRUARY 28, 1996 (THE "ELECTION DEADLINE"). Any holder of Class I Common Stock and/or Class II Common Stock who fails to deliver a properly completed and duly executed Election Form to River Bend by the Election Deadline will be deemed to have made no election (a "No Election," in which case, such holder's shares will be deemed to be "No Election Shares"). Holders of No Election Shares will be deemed to have elected to receive 50% of their proportionate interests in the Election Consideration as Stock Distribution and 50% as Common Cash Distribution.


          Each separate entity on River Bend's list of shareholders will be presumed to represent a separate and distinct holder of Class I Common Stock or Class II Common Stock. As a consequence, if any person or entity holds shares of Class
I Common Stock and/or shares of Class II Common Stock titled in two or more different names (e.g., individually, as trustee or jointly with a spouse), a properly completed Election Form must be filed for each name or set of names under which such shares are titled. An Election Form may be revoked or changed by the record holder of the underlying shares upon written notice by such person to River Bend at or prior to the Election Deadline.


          Based upon (i) an assumed Magna Share Value of $23.00,
(ii) the Closing Date occurring on or before February 29, 1996,
(iii) an assumed market value of Magna Common Stock on the Closing Date of $23.00 and (iv) Thompson & Mitchell not requiring an
Opinion Adjustment (as hereinafter defined) to deliver the Opinion
(as hereinafter defined), the Stock Distribution and the Common
Cash Distribution would have an aggregate market value of $24,323,695. Each share of Class I Common Stock and Class II Common Stock would be converted into the right to consideration

(either all Magna Common Stock, all cash or a combination thereof (based upon each shareholder's election)) that would have a market value of approximately $25.81. The aggregate market value of the transaction will vary from this example to the extent the Magna Share Value and the value of Magna Common Stock on the Closing Date vary from those shown. The value of the consideration to be received by a shareholder on the Closing Date would vary if the market value of Magna Common Stock on the Closing Date were greater than or less than this assumed Magna Share Value of $23.00 per share. Shareholders of River Bend may wish to consult their own advisor to determine the consequences of a particular election to them. THE MARKET VALUE OF MAGNA COMMON STOCK ON THE CLOSING DATE MAY BE GREATER THAN OR LESS THAN THE CURRENT MARKET VALUE OF MAGNA COMMON STOCK DUE TO NUMEROUS MARKET FORCES.


          The actual Election Consideration that will be paid to each holder of Class I Common Stock and/or Class II Common Stock upon consummation of the Merger may differ from the proportions of the Election Consideration elected by such shareholder in the event that holders of Class I Common Stock and holders of Class
II Common Stock elect either (A) more cash than equals the Common Cash Distribution or (B) more Magna Common Stock than equals the Stock Distribution. In such event, the type of consideration oversubscribed will be apportioned among the holders by pro-rating that consideration, in proportion to the amounts elected by the holders, so that the sum of the amount of that form of consideration equals the amount available to be received by the holders of certificates representing shares of Class I Common Stock and Class II Common Stock, in the aggregate. The remainder of each holder's proportionate interest in the Election Consideration will be in the form of the undersubscribed Election Consideration, in an amount such that the fair market value of all Election Consideration to be received by such holder (valuing the Stock Distribution portion at a per share value equal to the Magna Share Value) will equal the proportionate amount of the Election Consideration to which such holder is entitled.

          The number of shares of Magna Common Stock and the amount of cash that will comprise the Stock Distribution and the Common Cash Distribution, respectively, may be adjusted in the event the number of shares of Magna Common Stock to be issued pursuant to the Merger would be insufficient to allow Thompson & Mitchell, counsel to Magna, to render an opinion that the Merger would qualify as a reorganization under Section 368 of the Code for federal income tax purposes (the "Opinion"). In such event, the Stock Distribution will be increased by such minimum number of additional shares of Magna Common Stock, as determined by Thompson & Mitchell in its reasonable judgment (the "Opinion Adjustment"), that will be required for Thompson & Mitchell to deliver the Opinion. In the event the number of shares of Magna Common Stock that comprises the Stock Distribution is increased, the Common Cash Distribution will be reduced by an amount equal to (A) the number of additional shares of Magna Common Stock required to be issued in order for Thompson & Mitchell to deliver the Opinion multiplied by (B) $21.75.

          The Merger Agreements also provide that the Common Cash
Distribution and the Preferred Cash Distribution are subject to the following adjustments in the event the Merger is not consummated on or before February 29, 1996:

               (1) An amount shall be added to the Common Cash Distribution equal to (A) the product of (i) the sum of all dividends declared by Magna on a single share of Magna Common Stock for stockholders of record of Magna for the period beginning March 1, 1996 and ending the day prior to the Closing Date and (ii) the number of shares of Magna Common Stock comprising the Stock Distribution (after taking account of the Opinion Adjustment) less

     (B) the aggregate amount of dividends declared by River Bend on shares of Class I Common Stock and Class II Common Stock during such period plus (C) the product of (i) the Common Cash Consideration (after taking account of the Opinion Adjustment) multiplied by (ii) (1) the Federal funds rate as published in The Wall Street Journal, Midwest Edition, as such rate varies from time to time, divided by (2) 365 days multiplied by (iii) the number of days, inclusive, from February 29, 1996 to the day prior to the Closing Date.

               (2) An amount shall be added to the Preferred Cash Distribution equal to the product of (i) the Preferred Cash Distribution times (ii) (1) the Federal funds rate as published in The Wall Street Journal, Midwest Edition, as such rate varies from time to time, divided by (2) 365 days multiplied by (iii) the number of days, inclusive, from February 29, 1996 to the day prior to the Closing Date.

          Holders of Class I Common Stock and/or Class II Common Stock will also receive in exchange for their shares of stock beneficial interests in a trust (the "Land Trust") that, as of the Effective Time, will be the record owner of that certain parcel of land, consisting of two acres more or less, that is located in Eastgate Plaza, East Alton, Illinois and is identified by Parcel ID No. 19-1-08-17-20-401-002.001 (the "Eastgate
Parcel"). With respect to the Land Trust, each share of Class I Common Stock and Class II Common Stock will be treated equally and the holders thereof will receive an interest in the Land Trust that is in proportion to the total number of shares of Class I Common Stock and Class II Common Stock that are outstanding immediately prior to the Effective Time. Any beneficial interest that would otherwise be distributed to holders of shares as to which dissenters' rights are then being pursued will be distributed to them if and when such dissenters' rights are no longer being pursued; and if such holders complete the dissent process such that they are not to receive the Common Stock Consideration, then such interests in the Land Trust will be distributed to Magna. See "RIGHTS OF DISSENTING SHAREHOLDERS OF RIVER BEND."

          The trustee of the Land Trust is John G. Helmkamp, Jr. (the "Trustee") who will hold the Real Estate Consideration subject to the Land Trust Agreement dated November 30, 1995, which is attached hereto as Annex A (the "Land Trust Agreement"). Holders of Class I Common
   -------
Stock and/or Class II Common Stock are urged to read the Land Trust Agreement in its entirety. See "TERMS OF THE MERGER - Description of Land Trust."

          Magna Trust Company, the transfer agent for Magna Common Stock, has been selected as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Class I Common Stock, Class II Common Stock and Preferred Stock into the Merger Consideration upon consummation of the Merger.
As soon as practicable after consummation of the Merger, the Exchange Agent will mail a letter of transmittal (including instructions setting forth the procedures for exchanging certificates representing shares of River Bend Stock for the appropriate Merger Consideration) to each record holder as of the Effective Time. Upon surrender to the Exchange Agent of such certificate(s), together with a duly completed and executed letter of transmittal, such holder will receive the Merger Consideration to which such holder is entitled under the Merger Agreements. See "TERMS OF THE MERGER - Surrender of Stock Certificates and Receipt of Merger Consideration."

          Upon consummation of the Merger, the business and operations of River Bend will be continued through Landmark. Assuming the issuance of 550,240 shares of Magna Common Stock in the Merger in conversion of the Class I Common Stock and Class II Common Stock, and based upon

27,881,344 shares of Magna Common Stock outstanding as of September 30, 1995, the former shareholders of River Bend would control 1.94% of the total voting power of the Magna Common Stock.

          The Merger Agreements provide that consummation of the Merger is subject to certain terms and conditions, including receipt of the requisite shareholder and regulatory approvals and the Opinion. The Merger will be consummated and become effective on the date and at the time (the "Effective Time") that a Certificate of Merger is issued by each of the Secretary of State of the State of Illinois and the Secretary of State of the State of Missouri in accordance with the provisions of Illinois and Missouri law, respectively. The Effective Time will occur on such date (the "Closing Date") as Magna determines after the satisfaction or waiver of all conditions to the Merger on the last business day of a calendar month in which the last of the following events occurs (i) the receipt of the requisite approval of the Merger Agreements by the shareholders of River Bend at the Special Meeting and (ii) the receipt of the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"), and the expiration of any waiting period after such approvals required by law or regulation, or such earlier or later date as may be agreed to by the parties in writing following all required regulatory approvals.

          The Merger Agreements may be terminated at any time prior to the Closing Date by the mutual written consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Merger is not consummated by June 30, 1996. See "TERMS OF THE MERGER - Conditions to Consummation of the Merger" and "- Termination, Amendment and Waiver of the Reorganization Agreement."

ACCOUNTING TREATMENT

          The Merger will be accounted for under the purchase method of accounting. See "TERMS OF THE MERGER - Accounting
Treatment."

SPECIAL MEETING OF RIVER BEND SHAREHOLDERS


          The Special Meeting will be held on Thursday, February 29, 1996, at 10:00 a.m., local time, at the main banking house of Illinois State Bank, East Alton, Illinois, 62024. Approval of the Merger Agreements by the River Bend shareholders requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class I Common Stock, Class II Common Stock and Preferred Stock, each voting as a separate class. Only holders of record of River Bend Stock at the close of business on January 19, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 157,063 shares of Class I Common Stock, 785,315 shares of Class II Common Stock and 5,991 shares of Preferred Stock outstanding.


          As of the Record Date, directors and executive officers of River Bend and their affiliates owned beneficially an aggregate of 120,371 shares of Class I Common Stock, 539,131 shares of Class II Common Stock and 5,696 shares of Preferred Stock, representing 76.6%, 68.7% and 95.1%, respectively, of the shares entitled to vote at the Special Meeting. Certain shareholders of River Bend have granted irrevocable proxies to a representative of Magna to vote their shares of River Bend Stock for the approval of the Merger Agreements. Such proxies cover 76.86%, 71.53% and 69.25% of the outstanding shares of Class I Common Stock, Class II Common Stock and Preferred Stock, respectively. See "TERMS OF THE MERGER - Certain Agreements."

          THE BOARD OF DIRECTORS OF RIVER BEND BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF RIVER BEND AND ITS SHAREHOLDERS AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF RIVER BEND STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENTS.

CERTAIN AGREEMENTS

          In connection with the execution of the Reorganization Agreement, certain shareholders of River Bend, each of whom is a member of the Board of Directors of River Bend or is affiliated with a member of the Board of Directors of River Bend, solely in their individual capacities as owners or holders of the power to vote shares of River Bend Stock, executed a voting agreement (the "Voting Agreement") and individual irrevocable proxies (collectively, the "Irrevocable Proxies") with respect to 120,724 shares of Class I Common Stock, 561,765 shares of Class II Common Stock and 4,149 shares of Preferred Stock, representing 76.86%, 71.53% and 69.25% respectively, of the shares outstanding as of the date hereof. The Irrevocable Proxies are held by a representative of Magna who will vote such shares "FOR" the proposal to approve the Merger Agreements. See "TERMS OF THE MERGER - Certain Agreements." Under Illinois law, the Merger Agreements must be approved by the affirmative vote of at least two-thirds of the outstanding shares of each class of River Bend Stock voting separately as a class.

BACKGROUND OF AND REASONS FOR THE MERGER

          The Board of Directors of River Bend believes that the Merger is in the best interest of River Bend and its shareholders. In the course of reaching its determination to approve the Merger and to recommend the approval of the Merger Agreements to the shareholders of River Bend, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including (i) the Merger Consideration to be received, (ii) the tax-deferred nature of certain portions of the Merger Consideration and (iii) the other terms of the Merger Agreements. See "TERMS OF THE MERGER - Reasons for the Merger; Board Recommendations."

          Magna's Board of Directors believes that the Merger will enhance Magna's ability to continue to compete effectively in Madison County, Illinois, by expanding its presence in this area through the addition of an established banking organization with locations and a customer base which complement Magna's existing franchise. See "TERMS OF THE MERGER - Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR OF RIVER BEND

          The Board of Directors of River Bend has retained Fister & Associates, Inc. ("F&A") to act as its financial advisor in connection with the Merger. On September 29, 1995, F&A delivered an oral opinion to the Board of Directors of River Bend, which was orally reaffirmed on October 9, 1995, stating that on and as of such date, the consideration to be received by the shareholders of River Bend upon consummation of the Merger was fair, from a financial point of view. As compensation for its services in connection with the Merger, F&A will receive a fee of $260,500 upon consummation of the Merger. River Bend and, to the best of River Bend's knowledge, the affiliates of River Bend, did not issue any instructions to F&A in connection with its oral opinion, or impose any limitations upon the scope of the investigation by F&A. F&A's opinion was directed to the Board of Directors of River Bend and did not constitute a recommendation to any River Bend shareholder as to how such shareholder should vote at the Special Meeting. See "TERMS OF THE MERGER - Opinion of Financial Advisor of River Bend."

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND INDEMNIFICATION

          Upon consummation of the Merger, Magna will extend an invitation to Mr. John G. Helmkamp, Jr., President and Chief Executive Officer of River Bend, to be appointed to the Board of Directors of Magna. In addition, Magna has agreed to indemnify Mr. Helmkamp against certain claims or liabilities to which he may become subject as a result of being named in this Proxy Statement/Prospectus as a prospective director of Magna. See "TERMS OF THE MERGER - Interests of Certain Persons in the Merger and Indemnification."

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

             Thompson & Mitchell, Magna's legal counsel, has delivered its opinion to the effect that assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by Magna, River Bend and certain shareholders of River Bend, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, gain realized, if any, upon the receipt of Magna
Common Stock, cash and real estate will be taxable, but only to the extent of the cash and real estate received. Cash received in lieu of fractional shares may also give rise to taxable income. RIVER
BEND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDERS, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL
AND FOREIGN TAX LAWS.  See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES
OF THE MERGER."

REGULATORY APPROVALS


          Applications have been filed with the Federal Reserve Board and the Illinois Commissioner for approval of the proposed Merger. The Merger cannot be consummated until receipt of these approvals and the requisite waiting period has lapsed after the receipt of the approval of the Federal Reserve Board. In reviewing the Merger, the Federal Reserve Board will consider various factors, including possible anticompetitive effects of the Merger, and will examine the financial and managerial resources and future prospects of the combined organization. The United States Department of Justice has the right to initiate litigation challenging the Merger upon antitrust grounds during the 15-day period after approval of the application by the Federal Reserve Board. No assurance can be given that the required regulatory approvals will be obtained. See "TERMS OF THE MERGER - Certain Regulatory Approvals" and "SUPERVISION AND REGULATION."


DISSENTERS' RIGHTS

          Under Illinois law if the Merger is consummated, a holder of Class I Common Stock, Class II Common Stock and/or Preferred Stock may dissent from the Merger and receive payment of the "fair value" of such shares in cash by following certain procedures set forth in Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (the "Illinois Statute"), the text of which are attached hereto as Annex B.
                                                    -------
Failure to follow such procedures may result in a loss of dissenters' rights. Any River Bend shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreements, thereby waiving any such dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS OF RIVER BEND."

          Consummation of the Merger is contingent upon the holders of less than nine percent of the River Bend Stock exercising their dissenters' rights under the Illinois Statute.

MARKETS AND MARKET PRICES

          Magna Common Stock is quoted on the Nasdaq National Market under the symbol "MAGI." The last sales price reported for Magna Common Stock on October 10, 1995, the last trading date preceding public announcement of the Merger, was $24.25. There is no established public trading market for River Bend Stock.
The following table sets forth, for the periods indicated, the high and low trading prices of Magna Common Stock on the Nasdaq National Market and the high and low trading prices of Class I Common Stock and Class II Common Stock known to management of River Bend. Management of River Bend does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated in the table with both parties to the relevant transaction. Because of the lack of an established public market for shares of Class I Common Stock and Class II Common Stock, the prices indicated may not reflect the prices which would be paid for such shares on an active market. To the best knowledge of management of River Bend, there were no sales of Class I Common Stock or Class II Common Stock in 1995 up to the date of this Proxy Statement/Prospectus.


                                Magna<F1>                                River Bend<F2>
                        ------------------------   -----------------------------------------------------------
                                          Cash      Class I Common Stock      Class II Common Stock     Cash
                                        Dividend    --------------------      ---------------------   Dividend
                        High     Low    Declared     High           Low         High           Low    Declared
                        ----     ---    --------     ----           ---         ----           ---    --------
1994
----
First Quarter          $20.50   $18.13    $.19      $  <F3>        $  <F3>     $  <F3>        $  <F3>   $.08
Second Quarter          20.38    17.63     .19       14.15          10.00       14.15          10.00     .08
Third Quarter           21.38    19.00     .19         <F3>           <F3>        <F3>           <F3>    .08
Fourth Quarter          21.50    16.75     .19         <F3>           <F3>      15.27          15.27     .09

1995
----
First Quarter           20.75    17.13     .20         <F3>           <F3>        <F3>           <F3>    .09
Second Quarter          22.38    20.00     .20         <F3>           <F3>        <F3>           <F3>    .09
Third Quarter           25.50    21.00     .20         <F3>           <F3>        <F3>           <F3>    .09
Fourth Quarter          26.38    23.00     .20         <F3>           <F3>        <F3>           <F3>    .09

1996
----
First Quarter (through
  January 26, 1996)     24.00    22.25      --         <F3>           <F3>        <F3>           <F3>     --

--------------
<F1>      For a recent sale price of Magna Common Stock, see the
          cover of this Proxy Statement/Prospectus.

<F2>      Effective March 7, 1994, River Bend amended its Articles
          of Incorporation and effected a recapitalization whereby each share of $10.00 par value common stock was exchanged for one share of Class I Common Stock and five shares of Class II Common Stock. The per share amounts for all periods prior to the recapitalization have been restated to reflect this change.

<F3>      No trades known to the management of River Bend.

COMPARATIVE PER SHARE DATA

           The following table sets forth for the periods indicated selected historical per share data of Magna and River Bend and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented is based upon the consolidated financial statements and related notes of Magna and River Bend included in this Proxy Statement/Prospectus or in documents incorporated herein by reference. The assumptions used in the preparation of this table appear in the footnotes following the table. See "PRO FORMA FINANCIAL INFORMATION." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

           The pro forma combined consolidated amounts included in the table below assume that the Merger is accounted for as a purchase. See "TERMS OF THE MERGER - Accounting Treatment."


                                               Magna     River Bend
                                              Reported   Reported<F1>   Pro Forma Combined<F2>    Pro Forma Equivalent<F3>
                                              --------   ------------   ----------------------    ------------------------
Book Value per Common Share:
   December 31, 1994                           $13.49      $12.60                $13.71                   $15.08
   September 30, 1995                           15.38       14.30                 15.55                    17.10

Cash Dividends Declared per Common Share:
   Year ended December 31, 1994                   .76         .33                   .76                      .84
   Nine months ended September 30, 1995           .60         .27                   .60                      .66

Earnings per Common Share (fully diluted):
   Year ended December 31, 1994                  1.66        2.06                  1.65                     1.81
   Nine months ended September 30, 1995          1.31        1.46                  1.03                     1.43

Market Price per Common Share:
   At October 10, 1995<F4>                      24.25       15.27                    --                       --
   At January 26, 1996<F4>                      23.38       15.27                    --                       --

------------------
<F1>     Effective March 7, 1995, River Bend amended its Articles
         of Incorporation and effected a recapitalization whereby each share of $10 par value common stock was exchanged for one share of Class I Common Stock and five shares of Class II Common Stock. The number of shares issued and outstanding and the per share amounts for all periods prior to the recapitalization have been restated to reflect this change.

<F2>     Includes the effect of pro forma adjustments related to
         River Bend.

<F3>     Assumes that a share of River Bend common stock is
         converted solely into shares of Magna Common Stock and assumes a market value of Magna Common Stock of $24.00, the last sale price as reported on the Nasdaq National Market as of November 20, 1995.

<F4>     The market value of Magna Common Stock disclosed as of
         October 10, 1995, the last trading day preceding the public announcement of the proposed acquisition, and as of January 26, 1996, the latest available date prior to the mailing of the Proxy Statement/Prospectus, is based on the last sale price as reported on the Nasdaq National Market. There are no publicly available quotations of River Bend Stock. The market price per share of River Bend common stock disclosed is the price paid per share of Class II Common Stock in a transaction occurring in the fourth quarter of 1994, the last transaction in River Bend common stock for which a price is known to management of River Bend.

SUMMARY FINANCIAL DATA

         The following tables set forth for the periods indicated certain summary historical consolidated financial information for Magna and River Bend. The balance sheet data and income statement data of Magna included in the summary financial data for the five years ended December 31, 1994 are taken from audited consolidated financial statements of Magna as of and for such years. The balance sheet data and income statement data of River Bend are taken from the audited financial statements of River Bend as of and for the three years ended December 31, 1994 and the unaudited financial statements of River Bend as of and for the two years ended December 31, 1991. The balance sheet data and income statement data included in the summary financial data as of and for the nine months ended September 30, 1995 and 1994 are taken from the unaudited consolidated financial statements of Magna and River Bend, as of and for such periods. These data include all adjustments which are, in the opinion of the respective managements of Magna and River Bend, necessary for a fair presentation of these periods and are of a normal recurring nature. The following summary financial information should be read in conjunction with the consolidated financial statements of Magna and River Bend, and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

MAGNA GROUP, INC.
SUMMARY FINANCIAL DATA
                                              Nine Months Ended
                                                 September 30                     Year Ended December 31
                                         -----------------------  ----------------------------------------------------------
                                              1995        1994        1994       1993        1992        1991       1990
                                              ----        ----        ----       ----        ----        ----       ----
EARNINGS (THOUSANDS)
 Interest income . . . . . . . . . .      $  255,769  $  209,411  $  289,561  $  244,288  $  274,312  $  197,714  $  214,230
 Interest expense. . . . . . . . . .         119,455      83,366     116,742      99,025     127,539     108,627     127,154
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income . . . . . . . .         136,314     126,045     172,819     145,263     146,773      89,087      87,076
 Provision for loan losses . . . . .           7,491       3,000       4,900       9,589      20,544      29,468      10,886
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income after provision
  for loan losses. . . . . . . . . .         128,823     123,045     167,919     135,674     126,229      59,619      76,190
 Non-interest income . . . . . . . .          35,302      35,665      47,503      45,840      38,184      21,936      22,280
 Non-interest expense. . . . . . . .         110,110     112,542     150,213     131,321     129,767      78,127      79,012
 Income tax expense (benefit). . . .          16,846      13,994      20,179      12,706       5,539        (410)      2,418
 Extraordinary item less applicable tax           --          --          --          --        (830)         --          --
 Cumulative effect adjustment of
  accounting change. . . . . . . . .              --          --          --          --       1,915          --       1,076
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income. . . . . . . . . . . . .      $   37,169  $   32,174  $   45,030  $   37,487  $   30,192  $    3,838  $   18,116
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
PER COMMON SHARE
 Primary net income per share:
  Income before extraordinary item and
    cumulative effect adjustment . .      $     1.34  $     1.22  $     1.69  $     1.53  $     1.36  $      .28  $     1.27
  Extraordinary item . . . . . . . .              --          --          --          --        (.04)         --          --
  Cumulative effect adjustment . . .              --          --          --          --         .09          --         .08
  Net income . . . . . . . . . . . .            1.34        1.22        1.69        1.53        1.41         .28        1.35
 Fully diluted net income per share:
  Income before extraordinary item and
    cumulative effect adjustment . .            1.31        1.20        1.66        1.50        1.33         .28        1.24
  Extraordinary item . . . . . . . .              --          --          --          --        (.04)         --          --
  Cumulative effect adjustment . . .              --          --          --          --         .09          --         .07
  Net income . . . . . . . . . . . .            1.31        1.20        1.66        1.50        1.38         .28        1.31
 Dividends declared. . . . . . . . .             .60         .57         .76         .72         .68         .68         .65
 Book value per common share . . . .           15.38       13.52       13.49       14.02       13.39       12.72       13.83
ENDING BALANCE SHEET DATA (THOUSANDS)
 Total assets. . . . . . . . . . . .      $4,859,067  $4,466,152  $4,638,502  $4,128,462  $3,728,525  $3,777,304  $2,319,536
 Securities. . . . . . . . . . . . .       1,361,331   1,232,199   1,217,174   1,213,673   1,088,410     932,670     629,537
 Loans, net of unearned income . . .       3,170,943   2,889,003   2,968,201   2,564,466   2,272,180   2,479,163   1,471,035
 Reserve for loan losses . . . . . .          41,630      42,907      43,991      40,065      38,194      55,976      16,673
 Deposits. . . . . . . . . . . . . .       3,779,936   3,659,034   3,672,755   3,494,825   3,224,661   3,334,623   1,984,853
 Long-term debt. . . . . . . . . . .          93,747     104,834     104,453      32,062      35,195      35,932      25,293
 Stockholders' equity. . . . . . . .         428,829     371,597     371,312     360,649     322,295     249,640     186,425
 Common shares outstanding . . . . .          27,881      27,488      27,512      25,729      24,074      19,471      13,479
SELECTED RATIOS<F1>
 Return on average assets. . . . . .            1.07%       1.02%       1.05%       1.02%        .81%        .17%        .79%
 Return on average equity. . . . . .           12.46       11.96       12.41       11.25       10.88        2.04       10.25
 Net interest rate margin<F2>. . . .            4.35        4.45        4.49        4.45        4.47        4.56        4.43
 Average stockholders' equity to
  average total assets . . . . . . .            8.59        8.54        8.48        9.06        7.47        8.34        7.74
 Loan reserve to total loans . . . .            1.31        1.49        1.48        1.56        1.68        2.26        1.13
 Loan reserve to non-performing loans         104.24       98.26      119.21       78.49       57.87       52.42       48.10

-------------------
<F1>    Ratios for the nine months ended September 30, 1995 and 1994 are annualized.
<F2>    Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 35%.


RIVER BEND BANCSHARES, INC.
SUMMARY FINANCIAL DATA

                                            Nine Months Ended
                                               September 30                        Year Ended December 31
                                            -----------------     ----------------------------------------------------------
                                             1995        1994        1994        1993        1992        1991        1990
                                             ----        ----        ----        ----        ----        ----        ----
EARNINGS (THOUSANDS)
 Interest income . . . . . . . . . .     $     8,015  $    7,592  $   10,196  $   10,629  $   12,448  $   12,962  $   11,409
 Interest expense. . . . . . . . . .           3,633       3,186       4,290       4,514       6,016       7,965       7,569
                                         -----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income . . . . . . . .           4,382       4,406       5,906       6,115       6,432       4,997       3,840
 Provision for loan losses . . . . .              72          80          80         120         108         191         191
                                         -----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income after provision
  for loan losses. . . . . . . . . .           4,310       4,326       5,826       5,995       6,324       4,806       3,649
 Non-interest income . . . . . . . .             584         566         820         712         770         646         584
 Non-interest expense. . . . . . . .           2,875       2,792       3,841       3,916       3,753       3,510       3,063
 Income tax expense. . . . . . . . .             569         590         787         828       1,030         525         227
 Cumulative effect adjustment of
  accounting change. . . . . . . . .              --          --          --         (11)         --          --          --
                                         -----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income. . . . . . . . . . . . .     $     1,450  $    1,510  $    2,018  $    1,952  $    2,311  $    1,417  $      943
                                         ===========  ==========  ==========  ==========  ==========  ==========  ==========
PER COMMON SHARE<F1>
 Net income. . . . . . . . . . . . .     $      1.46  $     1.53  $     2.06  $     2.07  $     2.30  $     1.43  $      .92
 Dividends declared. . . . . . . . .             .27         .24         .33          --          --          --          --
 Book value per common share . . . .           14.30       12.40       12.60       11.26        9.22        6.92        5.51

ENDING BALANCE SHEET DATA (THOUSANDS,
 EXCEPT SHARES)
 Total assets. . . . . . . . . . . .     $   159,825  $  163,780  $  157,562  $  161,814  $  160,246  $  151,408  $  142,923
 Securities. . . . . . . . . . . . .          96,485     101,432      95,577      94,013      86,820      83,125      73,783
 Loans, net of unearned discount . .          50,531      50,597      51,442      52,781      59,553      55,205      52,161
 Reserve for loan losses . . . . . .             862       1,054         831         936         905         824         739
 Deposits. . . . . . . . . . . . . .         140,687     146,148     141,426     145,372     145,182     138,117     130,411
 Long-term debt. . . . . . . . . . .           2,368       2,631       2,565       3,026       3,552       4,078       4,520
 Shareholders' equity. . . . . . . .          14,073      12,289      12,472      11,207       9,284       7,117       5,788
 Common shares outstanding . . . . .         942,378     942,378     942,378     942,378     942,378     942,378     942,378

SELECTED RATIOS<F2>
 Return on average assets. . . . . .            1.22%       1.24%       1.25%       1.22%       1.48%       0.97%       0.77%
 Return on average equity. . . . . .           14.57       17.14       17.04       19.05       28.18       21.96       17.63
 Net interest rate margin<F3>. . . .            4.13        4.06        4.10        4.29        4.64        3.64        3.39
 Average shareholders' equity to
  average total assets . . . . . . .            8.37        7.22        7.31        6.38        5.27        4.41        4.37
 Loan reserve to total loans . . . .            1.71        2.08        1.62        1.77        1.52        1.49        1.42
 Loan reserve to non-performing loans         888.66      521.78      388.32      233.42      101.69      173.11      155.91

--------------
<F1>    Effective March 7, 1994, River Bend amended its Articles of
        Incorporation and effected a recapitalization whereby each share of $10 par value common stock was exchanged for one share of Class I Common Stock and five shares of Class II Common Stock. The number of shares issued and outstanding and per share amounts for all periods prior to the recapitalization have been restated to reflect this change.
<F2>    Ratios for the nine months ended September 30, 1995 and 1994 are annualized.
<F3>    Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 34%.

                 INFORMATION REGARDING SPECIAL MEETING
                 -------------------------------------

GENERAL


           This Proxy Statement/Prospectus is being furnished to holders of River Bend Stock in connection with the solicitation of proxies by the Board of Directors of River Bend for use at the Special Meeting and any adjournments or postponements thereof at which the shareholders of River Bend will consider and vote upon a proposal to approve the Merger Agreements, and each of the transactions contemplated thereby. Shareholders of River Bend may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger
Agreements. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Shareholders of River Bend, a white proxy card, a yellow Election Form and related instructions and a self-addressed return envelope to River Bend for the white proxy card and the yellow Election Form.

     This Proxy Statement/Prospectus is also furnished by Magna to each holder of River Bend Stock as a prospectus in connection with the issuance by Magna of shares of Magna Common Stock upon the consummation of the Merger. This Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, white proxy card, yellow Election Form and related materials are being first mailed to shareholders of River Bend on or about January 31, 1996.

DATE, TIME AND PLACE

           The Special Meeting will be held at the main banking house of Illinois State Bank, 347 West Main Street, East Alton,
Illinois, 62024 on Thursday, February 29, 1996, at 10:00 a.m., local time.

RECORD DATE; VOTE REQUIRED

           The Board of Directors has fixed the close of business on January 19, 1996, as the record date for the determination of shareholders of River Bend entitled to receive notice of and to vote at the Special Meeting. On the Record Date, 157,063 shares of Class I Common Stock, 785,315 shares of Class II Common Stock and 5,991 shares of Preferred Stock were issued and outstanding. Only holders of record of River Bend Stock on the Record Date are entitled to vote at the Special Meeting. No shares of River Bend Stock can be voted at the Special Meeting unless the record holder is present in person or represented by proxy at the Special
Meeting.


           Each share of River Bend Stock is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Class I Common Stock, Class II Common Stock and Preferred Stock, each voting as a separate class, is required to approve the Merger Agreements.

           As of the Record Date, the directors and executive officers of River Bend and their affiliates owned beneficially an aggregate of 120,371 shares of Class I Common Stock, 539,131 shares of Class II Common Stock and 5,696 shares of Preferred Stock, representing approximately 76.6%, 68.7% and 95.1% of the outstanding shares of Class I Common Stock, Class II Common Stock and Preferred Stock, respectively, entitled to vote at the Special Meeting. Each of the directors and executive officers of River Bend and their affiliates have indicated their intention to vote for approval of the Merger Agreements.

           For information regarding the execution of a voting agreement and irrevocable proxies with respect to 120,724 shares of Class I Common Stock, 561,765 shares of Class II Common Stock and 4,149 shares of Preferred Stock, representing 76.86%, 71.53% and 69.25%, respectively, of the total shares entitled to vote at the Special Meeting, see "TERMS OF THE MERGER - Certain Agreements."

VOTING AND REVOCATION OF PROXIES

           Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. Shareholders may use the proxy if they are unable to attend the Special Meeting in person or wish to have their shares voted by proxy even if they attend the Special Meeting. Shares of River Bend Stock represented by a proxy properly signed and returned to River Bend at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of River Bend Stock represented by such proxy will be voted "FOR" the Merger Agreements. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the Merger Agreements, but will NOT perfect a shareholder's dissenter's rights. See "RIGHTS OF DISSENTING SHAREHOLDERS OF RIVER BEND."

           Proxies marked to abstain from voting will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the base number of shares on a particular proposal. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as voted for purposes of determining the approval of shareholders on a particular proposal, but will be considered as present at the Special Meeting for purposes of determining the presence of a quorum.

           Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof by filing with the Secretary of River Bend a written revocation or a duly executed proxy bearing a later date. A holder of River Bend Stock may withdraw the proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

SOLICITATION OF PROXIES

           In addition to solicitation by mail of proxies from shareholders of River Bend Stock, proxies also may be solicited by personal interview, telephone and facsimile by directors, officers and employees of River Bend, who will not be specifically compensated for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing the Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by such banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by River Bend.

           River Bend will bear its own expenses in connection with soliciting proxies, except that Magna will pay all Commission and other regulatory filing fees incurred in connection with the Merger and the printing and mailing expenses with respect to the Proxy Statement/Prospectus.

           SHAREHOLDERS OF RIVER BEND STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING WHITE PROXY CARD AND
RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, EVEN
IF THEY PLAN TO ATTEND THE SPECIAL MEETING.

                          TERMS OF THE MERGER
                          -------------------

           The following is a summary of the material terms and conditions of the Merger Agreements, which documents are incorporated by reference herein. This summary is qualified in its entirety by the full text of the Merger Agreements, which are incorporated herein by this reference. Magna, upon written request, will furnish a copy of the Merger Agreements, excluding any schedules thereto, without charge, to any person who receives a copy of this Proxy Statement/Prospectus. Such requests should be directed to Gary D. Hemmer, Executive Vice President, Administration, Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401.

GENERAL DESCRIPTION OF THE MERGER


           Subject to the satisfaction of the terms and conditions set forth in the Merger Agreements, River Bend will be merged with and into Landmark. Upon consummation of the Merger, River Bend's corporate existence will terminate and Landmark will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, (i) the aggregate of all issued and outstanding shares of Preferred Stock will be converted into the right to receive $599,100 (the "Preferred Cash Distribution") and (ii) the aggregate of all issued and outstanding shares of Class I Common Stock and Class II Common
Stock will be converted into the right to receive (A) 550,240 shares of Magna Common Stock (the "Stock Distribution"), (B) an amount in cash equal to $11,668,175 (the "Common Cash Distribution" and, collectively with the Stock Distribution, the "Election Consideration") and (C) an undivided beneficial interest in an Illinois land trust holding a certain parcel of real estate consisting of two acres, more or less, located in Eastgate Plaza, East Alton, Illinois (the
"Real Estate Distribution" and, collectively with the Stock
Distribution and the Common Cash Distribution, the "Common Stock Consideration;" the Preferred Cash Distribution and the Common Stock Consideration are collectively referred to herein as the "Merger Consideration;" the Preferred Stock, the Class I Common Stock and the Class II Common Stock are collectively referred to herein as the "River Bend Stock").

           Each holder of Class I Common Stock and/or Class II Common Stock will have the opportunity to elect the composition of their proportionate interest in the Election Consideration (subject to certain adjustments), by specifying what percentage of the value of the Election Consideration to be received by such holder will be the Stock Distribution and what percentage will be the Common Cash Distribution. For this purpose, the Stock Distribution will be valued at a price (the "Magna Share Value") equal to the average per share closing price of Magna Common Stock as reported on the Nasdaq National Market for the five business days preceding the three business days preceding the Closing Date. Enclosed with this Proxy Statement/Prospectus is a yellow Election Form whereby holders of Class I Common Stock and/or Class II Common Stock may make such an election. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the River Bend shareholder and received by River Bend by the Election Deadline (5:00 p.m. local time on February 28, 1996.


           Each separate entity on River Bend's list of shareholders will be presumed to represent a separate and distinct holder of Class I Common Stock or Class II Common Stock. As a consequence, if any person or entity holds shares of Class I Common Stock and/or Class II Common Stock titled in two or more different names (e.g., individually, as trustee or jointly with a spouse), a properly completed Election Form must be filed for each name or set of names under which shares are titled. Any Election Form may be revoked or changed by the record owner of the underlying shares by delivery of written notice by such person to River Bend at or prior to the Election Deadline.

           Any holder of Class I Common Stock and/or Class II Common Stock who fails to deliver a properly completed and duly executed Election Form to River Bend by the Election Deadline will be deemed to have made a No Election, in which case, such holder's shares will be deemed to be No Election Shares. Any holder of No Election Shares will be deemed to have elected to receive 50% of their proportionate interest in the Election Consideration as Stock Distribution and 50% as Common Cash Distribution.


           Based upon (i) an assumed Magna Share Value of $23.00,
(ii) the Closing Date occurring on or before February 29, 1996, (iii) an assumed market value of Magna Common Stock on the Closing Date of $23.00 and (iv) Thompson & Mitchell not requiring an Opinion Adjustment (as more fully described below) to deliver its opinion that the Merger would qualify as a reorganization under Section 368 of the Code for federal income tax purposes (the "Opinion"), the Stock Distribution and the Common Cash Distribution would have an aggregate market value of $24,323,695. Each share of Class I Common Stock and Class II Common Stock would be converted into the right to consideration (either all Magna Common Stock, all cash or a combination thereof (based upon each shareholder's election)) that would have a market value of approximately $25.81. The aggregate market value of the transaction will vary from this example to the extent the Magna Share Value and the value of Magna Common Stock on the Closing Date vary from those shown. The value of the consideration to be received by a shareholder on the Closing Date would vary if the market value of Magna Common Stock on the Closing Date were greater than or less than this assumed Magna Share Value of $23.00 per share. Shareholders of River Bend may wish to consult their own advisor to determine the consequences of a particular election to them. THE MARKET VALUE OF MAGNA COMMON STOCK ON THE CLOSING DATE MAY BE GREATER THAN OR LESS THAN THE CURRENT MARKET VALUE OF
MAGNA COMMON STOCK DUE TO NUMEROUS MARKET FORCES.


           The actual Merger Consideration that will be paid to each holder of Class I Common Stock and/or Class II Common Stock upon consummation of the Merger may differ from the proportions of the Election Consideration elected by such shareholder in the event that holders of Class I Common Stock and holders of Class II Common Stock elect either (A) more cash than equals the Common Cash Distribution or (B) more Magna Common Stock than equals the Stock Distribution. In such event, the type of consideration oversubscribed will be apportioned among the holders by pro-rating that consideration, in proportion to the amounts elected by the holders, so that the sum of the amount of that form of consideration equals the amount available to be received by the holders of certificates representing shares of Class I Common Stock and Class II Common Stock, in the aggregate. The remainder of each holder's proportionate interest in the Election Consideration will be in the form of the undersubscribed Election Consideration, in an amount such that the fair market value of all Election
Consideration to be received by such holder (valuing the Stock Distribution portion at a per share value equal to the Magna Share Value) will equal the proportionate amount of the Election Consideration to which such holder is entitled.


           The federal income tax consequences to a shareholder of River Bend are discussed generally under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." The Merger has been structured so as to qualify as a reorganization under Section 368 of the Code for federal income tax purposes. The Merger can qualify as a reorganization under
Section 368 of the Code only if, among other things, the shareholders of River Bend, as a group, receive and retain a substantial portion of the Merger Consideration in the form of Magna Common Stock. If the market value of Magna Common Stock is less than $20.00 per share as of the Closing Date, it may be necessary for Magna to issue additional shares of Magna Common Stock as consideration in the Merger to ensure that the shareholders of River Bend receive a sufficient portion of the value of the Merger Consideration in the form of Magna Common Stock.
In such event, (A) the Stock Distribution would be increased by such minimum number of additional shares of Magna Common Stock, as determined by Thompson & Mitchell in its reasonable judgment, as would be required for Thompson &
Mitchell to deliver the Opinion, and (B) the Common Cash Distribution would be reduced by $21.75 for each additional share of Magna
Common Stock added to the Stock Distribution (over the 550,240 shares of Magna Common Stock that currently comprises the Stock Distribution). Magna and River Bend have agreed upon the $21.75 value solely for the purpose of the adjustment provided for in the Merger Agreements and no assurance can be given that the fair market value of a share of Magna Common Stock, on the date the Opinion Adjustment, if any, is made, will be greater than, equal to or less than $21.75. The fair market value of Magna Common Stock on such date may be greater than or less than $21.75 due to numerous market factors.

           While under the facts and market conditions now known it is unlikely that such adjustment will be necessary, a decline in the market value of a share of Magna Common Stock could necessitate such an adjustment. Because the Stock Distribution value increases or decreases as the market price of a share of Magna Common Stock changes, the holders of shares of Class I Common Stock and/or Class II Common Stock will, at the time they receive their shares of Magna Common Stock, have stock consideration that will be valued by the current market price of a share of Magna Common Stock, and such value may increase or decrease thereafter based on numerous market forces.


           The Merger Agreements also provide that the Common Cash Distribution and the Preferred Cash Distribution are subject to the following adjustments in the event the Merger is not consummated on or before February 29, 1996:

                (1) An amount shall be added to the Common Cash Distribution equal to (A) the product of (i) the sum of all dividends declared by Magna on a single share of Magna Common Stock for stockholders of record of Magna for the period beginning March 1, 1996 and ending the day prior to the Closing Date and (ii) the number of shares of Magna Common Stock comprising the Stock Distribution (after taking account of the Opinion Adjustment) less (B) the aggregate amount of dividends declared by River Bend on shares of Class I Common Stock and Class II Common Stock during such period plus (C) the product of (i) the Common Cash Consideration (after taking account of the Opinion Adjustment) multiplied by (ii) (1) the Federal funds rate as published in The Wall Street Journal, Midwest Edition, as such rate varies from time to time, divided by (2) 365 days multiplied by (iii) the number of days, inclusive, from February 29, 1996 to the day prior to the Closing Date.

                (2) An amount shall be added to the Preferred Cash Distribution equal to the product of (i) the Preferred Cash
     Distribution times (ii) (1) the Federal funds rate as published in The Wall Street Journal, Midwest Edition, as such rate varies from time to time, divided by (2) 365 days multiplied by (iii) the number of days, inclusive, from February 29, 1996 to the day prior to the Closing Date.

           Holders of Class I Common Stock and/or Class II Common Stock will also receive in exchange for their shares of stock, beneficial interests in the Land Trust that, as of the Effective
Time, will be the record owner of the Eastgate Parcel. With respect to the Land Trust, each share of Class I Common Stock and Class II Common Stock will be treated equally and the holders thereof will receive an undivided beneficial interest in the Land Trust that is in proportion to the total number of shares of Class
I Common Stock and/or Class II Common Stock held by such holder to the total number of shares of Class I Common Stock and Class II
Common Stock that are outstanding immediately prior to the Effective Time. Any beneficial interest that would otherwise be distributed to holders of shares as to which dissenters' rights are then being pursued will be distributed to them if and when such dissenters' rights are no longer being pursued; and if such holders have completed the dissent process such that they are not to receive the Common Stock Consideration, then such interests in the Land Trust will be distributed to Magna. See "RIGHTS OF DISSENTING SHAREHOLDERS OF RIVER BEND" and "- Description of Land Trust."

           The Merger Agreement provides that the Land Trust contain terms acceptable to Magna providing that Magna and the subsidiaries of Magna and River Bend be indemnified and held harmless for any and all tax liability in excess of $90,000 that Magna, River Bend or any subsidiary of Magna or River Bend may incur by reason of the distribution of the Land Trust from Landmark or the payment of interests in the Land Trust to the former holders of Class I Common Stock and/or Class II Common Stock.

           Upon consummation of the Merger, the business and operations of River Bend will be continued through Landmark. Assuming the issuance of 550,240 shares of Magna Common Stock in the Merger in conversion of the Class I Common Stock and Class II Common Stock, and based upon 27,881,344 shares of Magna Common Stock outstanding as of September 30, 1995, the former shareholders of River Bend would control 1.94% of the total voting power of the Magna Common Stock.

           Following the Closing Date, each shareholder of River Bend will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of River Bend Stock held by such shareholder in order to receive the Merger Consideration to which such shareholder is entitled. As soon as practicable following the Closing Date, the Exchange Agent will mail to each River Bend shareholder a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing River Bend Stock for the Merger Consideration. No interest will be accrued or paid on the Common Cash Distribution or the Preferred Cash Distribution, nor will dividends or other distributions be paid to a former River Bend shareholder with respect to the Stock Distribution until such shareholder's letter of transmittal and stock certificates formerly representing River Bend Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost, stolen or destroyed certificates, is delivered to the Exchange Agent. Following surrender of certificates formerly representing River Bend Stock in accordance with the instructions of the Exchange Agent, the holders of newly-issued Magna certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Magna Common Stock, the record date for which is after the Effective Time (less any taxes that may have been imposed thereon). See "- Surrender of Stock Certificates and Receipt of Merger Consideration." No fractional shares of Magna Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by $21.75. See "- Fractional Shares." The shares of Magna Common Stock to be issued as the Stock Distribution pursuant to the Merger will be freely transferable except by certain shareholders of River Bend who are deemed to be "affiliates" of River Bend. The shares of Magna Common Stock issued as the Stock Distribution to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MAGNA STOCK - Restrictions on Resale of Magna Common Stock by Affiliates."

DESCRIPTION OF LAND TRUST

           Pursuant to the terms of the Merger Agreements, upon consummation of the Merger, holders of Class I Common Stock and/or Class II Common Stock will receive in exchange for their shares of stock, in addition to their proportionate interest in the Election Consideration, beneficial interests in the Land Trust that, as of the Effective Time, will be the record owner of the Eastgate Parcel. With respect to the Land Trust, each share of Class I Common Stock and Class II Common Stock will be treated equally and the holders thereof will receive an undivided beneficial interest in the Land Trust that is in proportion to the total number of shares of Class I Common Stock and/or Class II Common Stock held by such holder to the total number of shares of Class I Common Stock and Class II Common Stock that are outstanding immediately prior to the Effective Time. Any beneficial interest that would otherwise be distributed to holders of shares as to which dissenters' rights are then being pursued will be distributed to them if and when such dissenters' rights are no longer being pursued; and if such holders have completed the dissent process such that they are not to receive the Common Stock Consideration, then such interests in the Land Trust will be distributed to Magna. See "RIGHTS OF DISSENTING SHAREHOLDERS."


           Pursuant to the terms of the Land Trust Agreement, the interest of any beneficiary under the Land Trust shall consist solely of (i) a power of direction to deal with the title to the property held by the Land Trust and to manage and control such property and (ii) the right to receive the proceeds from rentals and from mortgages, sales or other dispositions of the property held by the Land Trust; provided, however, no beneficiary shall have any right, title or interest in or to any portion of the Eastgate Parcel, but only an interest in the earnings, avails and proceeds of such property. Beneficial interests in the Land Trust will not be transferable by current holders of Class I Common Stock and/or Class II Common Stock, except for transfers by will, intestate succession or operation of law. The death of any beneficiary under the Land Trust shall not terminate the Land Trust or in any manner affect the powers of the Trustee. The Land Trust Agreement may not be revoked or modified prior to thirty-six months after the date on which the beneficial interests are first distributed to the holders of Class I Common Stock and/or Class II Common Stock without the written consent of River Bend, or any successor thereto, and the Trustee, and thereafter, if the beneficial interests in the Land Trust are owned by persons other than River Bend, only by the written consent of the Trustee and persons holding seventy percent (70%) or more of the beneficial interests in the Land Trust.

           The Land Trust shall terminate and the assets of the Land Trust shall be distributed to the persons holding beneficial interests of the Land Trust upon the earlier of (i) the distribution of all proceeds from the sale of the Eastgate Parcel or (ii) five years from the date the Eastgate Parcel was conveyed to the Land Trust (unless at such time the Eastgate Parcel remains unsold and persons holding seventy percent (70%) or more of the beneficial interests in the Land Trust agree to extend the term of the Land Trust to a date not later than 20 years after the formation of the Land Trust).


           Pursuant to the Land Trust Agreement, in the event Magna, River Bend or any of their subsidiaries (collectively, the "Entities") incurs any tax liability (including any interest, penalties or additions thereto) in excess of $90,000 by reason of the distribution of the beneficial interests in the Land Trust from River Bend, or any successor thereto, to the holders of Class I Common Stock and/or Class II Common Stock, then the Trustee shall indemnify and hold harmless each Entity to the extent the Entities have collectively paid a tax liability in excess of $90,000 with respect to such distribution, but only to the extent of that portion of the tax liability in excess of $90,000 in the aggregate.

           If the Eastgate Parcel is sold within 36 months after the date on which River Bend, or any successor thereto, first distributes the beneficial interests in the Land Trust to the holders of Class I Common Stock and/or Class II Common Stock, the Trustee shall not during such thirty-six month period disburse any funds in excess of an amount equal to two-thirds of the difference of
(i) the net proceeds from the sale of the Eastgate Parcel less (ii) $340,000. After such thirty-six month period, the Trustee may disburse the remaining balance of the sale proceeds in accordance with the directions of the holders of the beneficial interest in the Land Trust; provided, however, with the consent of Magna, the Trustee may distribute such retained proceeds at an earlier date.

           It will be the obligation of each beneficiary under the Land Trust to file any reports and to pay any and all taxes required with respect to the earnings, avails and proceeds of the Eastgate Parcel or growing out of such beneficiary's interest under the Land Trust. The Trustee shall only be obligated to rent or sell the Eastgate Parcel upon direction from persons holding seventy percent (70%) or more of the beneficial interests in the Land Trust. In case the Trustee shall (i) make any advance of money on account of the Land Trust, (ii) be made a party to any litigation in connection with the Land Trust or (iii) be liable to pay any sum of money on account of the Land Trust, the beneficiaries of the Land Trust, jointly and severally, shall pay on demand to the Trustee, with interest thereon at the rate of eight percent per annum, all such disbursements or advances on payments made by the Trustee, including the Trustee's expenses. Alternatively, the Trustee may elect to receive such sums out of the proceeds from the sale of the Eastgate Parcel for any sums advanced by the Trustee on behalf of the Land Trust (plus interest). The Trustee shall be paid $100 in consideration for his services in connection with the Land
Trust. The full text of the Land Trust Agreement is attached as Annex A to this Proxy Statement/Prospectus and is incorporated
--------
herein by reference in its entirety. HOLDERS OF CLASS I COMMON STOCK AND/OR CLASS II COMMON STOCK ARE URGED TO READ THE LAND TRUST AGREEMENT IN ITS ENTIRETY.

OPINION OF FINANCIAL ADVISOR OF RIVER BEND

           The Board of Directors of River Bend has retained F&A to act as financial advisor to the Board of Directors in connection with the Merger. On September 29, 1995, F&A delivered an oral opinion to the Board of Directors of River Bend, which was orally reaffirmed on October 9, 1995, stating that on and as of such date, the consideration to be paid to the holders of River Bend Stock in the Merger was fair, from a financial point of view, to such shareholders. River Bend and, to the best knowledge of River Bend, the affiliates of River Bend did not issue any instructions to F&A in connection with its oral opinion, or impose any limitations upon the scope of the investigation by F&A. F&A's oral opinion was directed to the Board of Directors of River Bend and does not constitute a recommendation to any River Bend shareholder as to how such shareholder should vote at the Special Meeting.

           F&A, an investment banking firm located in St. Louis, has had substantial experience in valuing banks and bank holding companies and in assisting management of community bank holding companies in successfully entering into transactions with larger acquirors. River Bend's decision to retain F&A as financial advisor was based upon River Bend's previous experience with F&A; the familiarity of F&A with the management, operations and financial condition of River Bend; and F&A's reputation, experience and familiarity with the banking industry and with merger and acquisition transactions. Over the past six years, F&A has counseled River Bend and its Chief Executive Officer with respect to such matters as officers' and directors' compensation, the valuation of River Bend Stock and financial matters pertaining to River Bend's banking activities. During such period, F&A was compensated on an hourly basis at the rate of $175.00 per hour with no contingent fees applicable.


           In preparing to deliver its oral opinion to the Board of Directors of River Bend, F&A first reviewed and analyzed the historical financial condition and results of operation of River Bend and of Magna for the five year period ended December 31, 1994. The review also included interim results of operations for and balance sheets as of the period ended June 30, 1995. The purpose of the review was to determine the relative attractiveness of River Bend to a potential acquiror and the adequacy of Magna's proposal with respect to River Bend.

           The methodology F&A has regularly used to determine fair market values of banks and bank holding companies offered for sale has been developed by it during the last 15 years. It includes reviewing the historic sales data reflecting prices of banks and bank holding companies sold both in the geographical area where the bank to be sold is located and also sales of comparable banks and bank holding companies throughout the United States. Using an extensive database, F&A calculates price to earnings and price to book value averaged over different periods of time. The primary focus of the F&A methodology is to review transactions of similarly sized entities to the bank holding company or bank being offered, both in its geographical area and throughout the United States. Once average multiples have been determined, the value of a bank holding company or bank is determined using these multiples on trailing earnings and the current book value. Both of these valuations are then weighed in the judgment of F&A to determine the fair market value of the bank holding company or bank. If the bank is the only bank owned by a bank holding company, such as in the case of River Bend and Illinois State Bank, the calculated fair market value is substituted in the balance sheet of the banking holding company for the investment of the bank holding company in the bank. A new book value is developed for the bank holding company that then represents F&A's determination of its fair market value.

           In addition to the above preparation of fair market value, F&A consistently keeps abreast of the interest of various bank holding companies that are acquirors, and their activity in the market place. Through discussions with these bank holding companies, F&A is able to develop a view of the future activities of potential acquirors.

           Following the above procedures, F&A participated in the discussion by the Board of Directors of River Bend of the various terms of the transaction with Magna and delivered its oral opinion as to the fairness of Magna's proposal. F&A reviewed with the Board of Directors of River Bend its discussions with other bank holding companies regarding a potential acquisition of River Bend and reported to the Board of Directors the details of the negotiations that its had with Magna and the other bank holding companies.

           F&A reviewed with the Board of Directors of River Bend its experience representing other banks and bank holding companies that have been recently sold, and its opinion as to the effect of the sale of River Bend on the community, customers and employees of Illinois State Bank, all of which F&A believed would be positive, taking into account Magna's announced plans for the operation of Illinois State Bank after the Merger. Additionally, F&A reviewed with the Board of Directors of River Bend its view as to the current prices paid by acquirors for banks and bank holding companies, in particular banks and bank holding companies that are of comparable size to River Bend and Illinois State Bank, and expressed its view that the terms of the Merger were fair, from a financial point of view, to the shareholders of River Bend.


           As compensation for its services in connection with the Merger, F&A will be paid a fee of $260,500 upon consummation of the Merger.

CERTAIN AGREEMENTS

           In connection with the execution of the Reorganization Agreement, certain shareholders, acting solely in their individual capacities as owners or holders of the power to vote shares of River Bend Stock, executed the Voting Agreement and the Irrevocable Proxies with respect to 120,724 shares of Class I Common Stock, 561,765 shares of Class II Common Stock and 4,149 shares of Preferred Stock, representing 76.86%, 71.53% and 69.25% respectively, of the shares outstanding as of the date hereof (collectively, the "Shares").

           Pursuant to the terms of the Voting Agreement, the shareholders agreed as follows:

                1. At any meeting of River Bend shareholders called to vote upon the Merger and the Merger Agreements or at any adjournments or postponements thereof or in any other circumstances upon which such vote or other approval of the shareholders of River Bend of the

     Merger and the Merger Agreements is sought, the shareholders severally shall vote (or cause to be voted) the Shares in favor of the Merger and the Merger Agreements.

                2. At any meeting of River Bend shareholders or at any adjournments or postponements thereof or in any other circumstance upon which such vote or approval of the shareholders of River Bend is sought, the shareholders shall vote (or cause to be voted) the Shares against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreements or any of the other transactions contemplated by the Merger Agreements.

                3. During the period commencing on the date of the Voting Agreement and ending on the earlier of either (a) the date that the Reorganization Agreement terminates in accordance with its terms or (b) the Effective Time, each shareholder shall not "transfer" (which term shall include, without limitation, for the purposes of the Voting Agreement, any sale, gift or pledge) any or all of such shareholder's Shares or any interest therein, except pursuant to the Merger, unless the transferee agrees in writing with Magna that such transferee has acquired such Shares or interest subject to the Irrevocable Proxy.

                4. Each of the shareholders severally represented and warranted to Magna that such shareholder is the beneficial and record owner of, and has power and authority to dispose of, and the unrestricted right to vote, such shares of River Bend Stock.

           Pursuant to the terms of the Irrevocable Proxies, the shareholders irrevocably granted to Magna and appointed Carolyn B. Ryseff, agent for Magna, with full power of substitution, their proxy to vote the Shares:

                1. In favor of (i) the Merger, (ii) the execution and delivery of the Reorganization Agreement and approval of the principal terms thereof, and (iii) each of the other transactions contemplated by the Reorganization Agreement; and


                2. Against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Reorganization Agreement or any of the other transactions contemplated by the Reorganization Agreement.

The Irrevocable Proxies terminate upon the first to occur of (a) the Effective Time, or (b) the date upon which the Reorganization
Agreement is terminated in accordance with its terms.

BACKGROUND OF THE MERGER

           During the fourth quarter of 1994 senior management of River Bend began addressing the future of the corporation in light of increased economic and other competitive pressures on small, single-bank holding companies, and the current trends of acquisitions and consolidations of banking organizations within River Bend's service area.

           Also during this period, the Board of Directors, pursuant to River Bend's obligation under certain buy-sell agreements with its shareholders to obtain an annual report as to the value of its shares, and in order to enable a shareholder to determine the value of a minority interest intended to be transferred to a charitable remainder trust and a grantor retained annuity trust, engaged two independent parties to conduct an appraisal of the value of the shares of River Bend and of the value of a minority position with respect to River Bend as of December 31, 1994. The appraisers used various and differing methodologies.

One appraiser determined that the value of each share of Class I Common Stock and Class II Common Stock was $22 per share, assuming that the whole entity were to be sold. The other appraiser determined, assuming that the whole entity were to be sold, that the value of the same stock was $26.37 per share. This information was known to the Board of Directors when, in April 1995, expressions of interest were sought from certain financial institutions, as discussed below.

           In February 1995, management of River Bend interviewed two investment banking firms with the purpose of choosing one such firm to assist in the selection of a list of potential transaction partners and developing a strategy for obtaining the best value reasonably available to the shareholders of River Bend, in the event the Board of Directors decided to enter into a transaction. This process involved in-person interviews, telephone conferences, discussion of past clients and transactions, checking references, discussion of current market conditions and negotiation of the fee to be paid. After completing this process River Bend engaged F&A on March 20, 1995.

           By letter dated March 28, 1995, F&A presented to River Bend a substantial list of potential acquirors, and from that list River Bend selected ten entities to initially contact (one of which was Magna). Among the characteristics that caused River Bend to select these companies were, in River Bend's judgment, that these entities were the most likely, of the larger group, to: (i) be interested in acquiring River Bend; (ii) have the wherewithal and inclination to pay a fair price for River Bend; (iii) be well received by River Bend's employees, customers and community; and
(iv) be able to obtain the requisite regulatory approvals. In early April 1995, F&A sent letters to these institutions, soliciting expressions of interest. Over the next two weeks, seven institutions expressed interest and requested detailed information on River Bend, including a substantial amount of financial information and descriptions of management and area demographics.

           Further direct contact was then made with each of the identified entities, and by early June the group was narrowed down to three (including Magna). Lengthy discussions were held with each of these three institutions, each of which conducted a substantial amount of due diligence. F&A conducted the face-to-face negotiations, meeting separately with each of three bidders and then with management of River Bend to discuss progress and determine future strategy. Each bidder engaged in a full negotiation process, including face-to-face meetings as well as telephone negotiations. Management of River Bend gave representatives of each of the bidders a tour of River Bend's facilities and its service areas. Eventually each of the three bidders made an offer to acquire River Bend. The Board of Directors reviewed these offers and determined that Magna's offer represented the best value reasonably available.

           After the negotiation of the definitive Reorganization Agreement with Magna, the Board of Directors of River Bend reviewed the Reorganization Agreement in detail on September 29, 1995, and again on October 9, 1995. At the September 29, 1995 meeting, the structure of the transaction and the various terms of the Reorganization Agreement were reviewed, and a representative of F&A discussed the method and nature of the negotiations. The representative of F&A also stated that, in the opinion of F&A, the consummation of the Merger under the terms of the Reorganization Agreement would be fair to all the shareholders of River Bend from a financial point of view. The Board of Directors thereafter adjourned to consider further the Reorganization Agreement after taking the opportunity to review its terms and the other information presented to it.

           After completing its review on October 9, 1995, the Board of Directors of River Bend unanimously concluded that the proposed Merger is in the best interest of the shareholders of River Bend, as well as River Bend's other constituencies. Magna and River Bend executed the Reorganization Agreement on October 11, 1995.

REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

           RIVER BEND'S REASONS AND BOARD RECOMMENDATIONS. The Board of Directors believes that the Merger is in the best interest of River Bend and its shareholders. In the course of reaching its determination the Board of Directors determined that the Merger would result in a combined entity that was (i) committed to serving the banking and other financial needs of River Bend's depositors, employees, customers and community; (ii) capable of competing more effectively with larger financial institutions that have exerted increased competitive pressure on River Bend; and (iii) well capitalized and capable of enjoying significant market penetration throughout the greater St. Louis banking market.

           The River Bend Board of Directors believes that the Merger will provide the holders of Class I Common Stock and/or Class II Common Stock with an opportunity to receive a significant premium over the book value of their shares immediately prior to the announcement of the Merger. The Board of Directors noted that the entire premium over book value to be paid by Magna would be shared, on a pro rata basis, by all of the holders of Class I Common Stock and Class II Common Stock.

           The Board of Directors of River Bend also considered that to the extent that River Bend's shareholders receive shares of Magna Common Stock, such shareholders will participate in the expanded opportunities for growth and profitability made possible by the Merger, and the ability of the combined organization to pay greater dividends than those received from River Bend. In addition, the Merger is generally intended to afford certain tax-deferral benefits for income tax purposes for those River Bend shareholders who receive shares of Magna Common Stock in the Merger. Such shareholders of River Bend who receive shares of Magna Common Stock in the Merger will hold an equity interest in a substantially larger and more diversified bank holding company than they presently do, and the shares will be part of an active and liquid trading market, the Nasdaq National Market.

           FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF RIVER BEND BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF
THE SHAREHOLDERS OF RIVER BEND AND, ACCORDINGLY, UNANIMOUSLY
RECOMMENDS THAT THE HOLDERS OF RIVER BEND STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENTS.

           MAGNA'S REASONS AND BOARD RECOMMENDATION. In view of the increasingly competitive banking and financial service industry, the Board of Directors of Magna has determined that it is desirable to expand Magna's presence in Madison County, Illinois. Magna's Board of Directors believes that one of the most effective and efficient means to achieve this expanded presence is through the acquisition of an established banking organization. Primarily as a result of Magna's Board of Directors' assessment of the value of River Bend's franchise, its asset size and the compatibility of the businesses of the two organizations, Magna determined to pursue discussions with River Bend. Magna's Board of Directors believes that the Merger will enhance Magna's ability to continue to compete effectively in Madison County, Illinois, as it will expand Magna's presence in this area through the addition of an established banking organization with locations and a customer base which complement Magna's existing franchise.

CONDITIONS TO CONSUMMATION OF THE MERGER

           The respective obligations of Magna and River Bend to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

               (1) The Merger Agreements shall be approved by the holders of at least two-thirds of the outstanding shares of Class I Common Stock, Class II Common Stock and
           Preferred Stock, each voting as a separate class, at the Special Meeting.

               (2) The transactions contemplated by the Merger Agreements shall be approved by the Federal Reserve Board, the Illinois Commissioner and any other required banking authorities, without any condition or requirement which would have a material adverse effect on the business, operations, properties, assets or financial condition of Magna or River Bend, all conditions required to be satisfied shall be satisfied, and all waiting periods relating to such approvals shall have expired.

               (3) Neither River Bend nor Magna shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

               (4) The Registration Statement of which this Proxy Statement/Prospectus is a part, registering shares of Magna Common Stock to be issued in the Merger, shall have been declared effective and not be subject to a stop order or any threatened stop order and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by the Merger Agreements shall have been received.

               (5) River Bend and Magna shall have received the Opinion of Thompson & Mitchell regarding certain federal income tax matters.

           River Bend's obligation to consummate the Merger is subject to the satisfaction, unless waived or otherwise contemplated by the Merger Agreements, of certain other conditions, including the following:

               (1) The representations and warranties of Magna made in the Reorganization Agreement shall be true and correct in all material respects as of October 11, 1995 and as of the Closing (as hereinafter defined) as though made at and as of the Closing, all obligations required to be performed by Magna prior to the Closing shall have been performed in all material respects and River Bend shall have received a signed certificate from an officer of Magna, signing solely in their capacity as an officer of Magna, to that effect.

               (2) Magna and Magna's subsidiaries shall have obtained all material permits, authorizations, consents, waivers, clearances or approvals required on their part for the lawful consummation of the Merger without any condition which would have a material adverse effect on the business, operations, properties, assets or financial condition of Magna after the Effective Time, all conditions imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such permits, authorizations, consents, waivers, clearances or approvals shall have expired.

               (3) Thompson & Mitchell, counsel to Magna, shall have delivered to River Bend an opinion regarding certain legal matters.

               (4)    Magna shall have executed and delivered to John
           G. Helmkamp, Jr. the Supplemental Agreement (as defined hereinafter). See "- Interests of Certain Persons in the Merger and Indemnification."

           Magna's obligation to consummate the Merger is subject to the satisfaction, unless waived or otherwise contemplated by the Merger Agreements, of certain other conditions, including the following:

               (1) The representations and warranties of River Bend made in the Reorganization Agreement shall be true and correct in all material respects as of October 11, 1995 and as of the Closing, as though made at and as of the Closing, all obligations required to be performed by River Bend prior to the Closing shall have been performed in all material respects and Magna shall have received a signed certificate from the Chairman or President of River Bend, signing solely in their capacity as an officer of River Bend, to that effect.

               (2) River Bend and Illinois State Bank shall have obtained all material permits, authorizations, consents, waivers, clearances or approvals required on their part for the lawful consummation of the Merger without any condition which would have a material adverse effect on the business, operations, properties, assets or financial condition of Magna after the Effective Time, all conditions imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such permits, authorizations, consents, waivers, clearances or approvals shall have expired.

               (3) Suelthaus & Walsh, P.C., counsel to River Bend, shall have delivered to Magna an opinion regarding certain legal matters.

               (4) Holders of less than nine percent of the River Bend Stock shall have taken such steps as are then possible to dissent from the Merger.

               (5) Magna shall have received from each of the affiliates of River Bend an executed agreement with respect to certain limitations on the transfer of shares of Magna Common Stock they are to receive in the Merger.

               (6) Magna shall have received from River Bend a certified list of shareholders of River Bend, dated as of the Closing Date.

               (7) John G. Helmkamp, Jr. shall have executed and delivered to Magna the Supplemental Agreement. See "-
           Interests of Certain Persons in the Merger and Indemnification."

TERMINATION, AMENDMENT AND WAIVER OF THE REORGANIZATION AGREEMENT

           The Reorganization Agreement may be terminated at any time prior to the Effective Time by mutual consent of the Boards of Directors of River Bend and Magna. The Board of Directors of either River Bend or Magna may terminate the Reorganization Agreement if: (i) the Merger has not been consummated prior to June 30, 1996 for a reason other than the failure of the terminating party to comply with its obligations under the Reorganization Agreement; (ii) the Federal Reserve Board or the Illinois Commissioner has denied approval of the Merger and such denial has become final and nonappealable; or (iii) in the event of a material breach by the other party of any representation, warranty or agreement contained in the Reorganization Agreement, which breach is not waived or cured within 60 days after written notice to the breaching party. No assurance can be given that the Merger will be consummated before June 30, 1996 or that Magna or River Bend will not elect to terminate the Reorganization Agreement if the Merger has not been consummated before such date. The Board of Directors of Magna may unilaterally terminate the Reorganization Agreement if: (i) River Bend's Board of Directors approves a business combination with a third party, withdraws or modifies in a manner adverse to Magna its approval or recommendation of the Reorganization Agreement, otherwise takes any public position inconsistent with such recommendation, or resolves to do any of the foregoing, and, upon any such termination, Magna shall promptly be paid the sum of $1,000,000 by River Bend as full liquidated damages; or (ii) at the Special Meeting (including any adjournment thereof) the shareholders of River Bend fail to approve the Merger Agreements. The Board of Directors of River Bend may unilaterally terminate the Reorganization Agreement if the Board of Directors of Magna approves the execution of a definitive agreement with respect to a merger, consolidation, tender or exchange offer or other business combination with a third party whereby the third party is acquiring control of Magna and in connection with which Magna refuses to consummate the Merger. In such an event, River Bend shall promptly be paid the sum of $1,000,000 by Magna.

           Any provision of the Reorganization Agreement may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof or (ii) amended or modified at any time by written agreement of the parties, whether before or after the Special Meeting; provided, however, that after the approval of the Merger Agreements by the shareholders of River Bend at the Special Meeting no amendment shall reduce the amount or change the form of the consideration to be delivered to River Bend's shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND INDEMNIFICATION

           Upon consummation of the Merger, Magna will extend an invitation to Mr. John G. Helmkamp, Jr., President and Chief Executive Officer of River Bend, to be appointed to the Board of Directors of Magna. In connection with such appointment, Magna has agreed to indemnify and hold harmless Mr. Helmkamp from and against any and all losses, claims, damages, expenses or liabilities, joint or several, including legal fees and expenses, to which he may become subject under Section 11(a)(3) of the Securities Act, insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon any untrue statement, or alleged untrue statement, of a material fact in the written information furnished by Magna, or are based upon the omission, or alleged omission by Magna, to state a material fact required to be stated, or necessary to make the statements contained in such information not misleading, except as may be limited by the rules and regulations of the Commission.

           A condition to each party's obligation to consummate the Merger is that Magna and Mr. Helmkamp execute and deliver an agreement (the "Supplemental Agreement") that provides that Magna will (i) allow Mr. Helmkamp and his wife and children to participate in Magna's medical health insurance plan, at Mr. Helmkamp's sole cost and expense, and (ii) provide Mr. Helmkamp with an office, telephone, mail and secretarial service until Mr. Helmkamp attains the age of 65. The Supplemental Agreement also requires that Mr. Helmkamp agree not to become associated with any business enterprise in substantial direct competition with Magna for a period ending three years after Mr. Helmkamp ceases to be a member of the Board of Directors of Magna.

           Magna and River Bend also have agreed to indemnify each other against any claims or liabilities to which any such party may become subject under federal or state securities laws or regulations, to the extent that such claim or liability arises out of information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

EFFECTIVE TIME

           The Merger will be consummated and become effective at the date and at the time of the closing (the "Closing"), which shall take place promptly after the satisfaction or waiver of all conditions to the Merger on a date to be fixed by Magna on the last business day of a calendar month in which the last of the following events occurs (i) the receipt of the requisite approval of the Merger Agreements by the shareholders of River Bend at the Special Meeting and (ii) the receipt of the approvals of the Federal Reserve Board and the Illinois Commissioner, and the expiration of any waiting period after such approvals required by law or regulation, or such later date as may be agreed to by the parties in writing.

SURRENDER OF STOCK CERTIFICATES AND RECEIPT OF MERGER CONSIDERATION

           At the Effective Time, each outstanding share of River Bend Stock will be converted into the right to receive the Merger Consideration attributable to such share in accordance with the elections and adjustments described above. See "- General Description of the Merger." Each holder of River Bend Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) formerly representing shares of River Bend Stock, will be entitled to receive the Merger Consideration to which such shareholder is entitled.

           As soon as practicable after the Effective Time, the Exchange Agent will mail to each former River Bend shareholder of record as of the Effective Time, notification of the consummation of the Merger. The Exchange Agent will also provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the River Bend Stock.

           Following the Effective Time, it will be the responsibility of each holder of River Bend shares to submit all certificates formerly evidencing such holder's shares of River Bend Stock to the Exchange Agent. In addition, following the Effective Time, no interest will be accrued or paid on the Common Cash Distribution or the Preferred Cash Distribution and no dividends or other distribution will be paid to a River Bend shareholder on the Common Stock Distribution until such shareholder's properly completed letter of transmittal and stock certificates formerly representing River Bend Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the Exchange Agent may reasonably require in accordance with customary exchange practices, are delivered to the Exchange Agent. All dividends or other distributions on the Common Stock Distribution declared between the Effective Time and the date of the surrender of a River Bend stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon the surrender of such stock certificate or documentation and/or insurance bond in lieu thereof.

           After the Effective Time, there will be no further transfers on the records of River Bend of River Bend stock certificates and, if such certificates are presented to Magna for transfer, they will be cancelled against delivery of the Merger
Consideration.

FRACTIONAL SHARES

           No fractional shares of Magna Common Stock will be issued to the shareholders of River Bend in connection with the Merger. Each holder of River Bend Stock who otherwise would have been entitled to receive a fraction of a share of Magna Common Stock shall receive in lieu thereof cash in an amount equal to the holder's fractional share interest multiplied by $21.75. River
Bend and Magna have agreed upon this value as a matter of convenience and no assurance can be given that the fair market value of a fractional share on the Closing Date will be equal to such fractional share multiplied by $21.75. The fair market value of Magna Common Stock on the Closing Date may be greater than or less than $21.75 due to numerous market factors.

CERTAIN REGULATORY APPROVALS

           In addition to the approval of the Merger Agreements by the River Bend shareholders, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the Illinois Commissioner. As a bank holding company, Magna is subject to regulation under the BHCA. The Merger is subject to approval by the Federal Reserve Board under Section 3 of the BHCA. Under the BHCA, the Federal Reserve Board may withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board must also examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

           The Merger is also subject to the prior approval of the Illinois Commissioner, who must determine the following: (i) that the general character of Magna's management is such as to assure reasonable promise of successful, safe and sound operation of Illinois State Bank; (ii) that the future earnings prospects, upon consummation of the Merger are favorable; and (iii) that any prior involvement by Magna, or by the proposed management personnel of any other financial institution, whether as stockholder, director, officer or customer, was conducted in a safe and sound manner.


           Magna has filed applications with the Federal Reserve Board and the Illinois Commissioner for approval to acquire River Bend. The Merger cannot be consummated prior to receipt of such approvals and the passage of any applicable waiting periods. There can be no assurance that required regulatory approvals for the Merger will be obtained, and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger. See "SUPERVISION AND REGULATION."


BUSINESS PENDING THE MERGER

           The Reorganization Agreement provides that, during the period from October 11, 1995 to the Effective Time, River Bend will operate and carry on its business diligently and solely in the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, including its present relationships with its employees and customers and others having business relationships with it.

           In addition, the Reorganization Agreement provides that from October 11, 1995 to the Effective Time, subject to applicable laws, River Bend will not, and will not permit Illinois State Bank to, without the prior written consent of Magna:

               (1) Incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice, except for a payment to F&A for services rendered in connection with the Reorganization. Notwithstanding the foregoing, River Bend may, with the prior written consent of Magna, terminate the Illinois State Bank of East Alton Defined Benefit Plan and Trust, Plan No. 001.

               (2) Grant any increase in the rate of pay of any of its employees, nor grant any increase in the salaries of any officer, employee or agent, nor enter into any bonus, profit-sharing, incentive compensation payment, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, which increase(s) in any amount the benefits or compensation of any such officer, employee or agent; except, however, in each such case ordinary increases not unusual in character or amount made in the ordinary course of business. Notwithstanding the foregoing, River Bend may pay bonuses to its employees that are consistent with past practice.

               (3)    Enter into any employment contract or
           collective bargaining agreement, or employ, directly or indirectly, any broker or finder or incur any liability for any financial advisor, broker or finder fees or commissions in connection with the Reorganization Agreement or the transactions contemplated thereby, or with respect to any merger, business combination, sale of assets or securities or similar transactions.

               (4) Declare or pay any dividend or make any sale of, or distribution in respect of, or grant any options or rights with respect to, its capital stock or other securities or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities, except for the payment of dividends by Illinois State Bank to River Bend; provided, however, River Bend may pay a dividend, to the extent not previously paid, of $0.09 per share for each of the fourth quarter of 1995 and the first and second quarters of 1996 with respect to each share of Class I Common Stock and Class II Common Stock; further provided, the record date for any dividend to be paid shall be the record date for dividends payable with respect to shares of Magna Common Stock for the quarter in which the River Bend dividend is to be paid and no dividend shall be declared or paid by River Bend for any quarter in which the shareholders of River Bend would be stockholders of record of Magna for the purpose of receiving the Magna dividend payment for such quarter. Notwithstanding the foregoing, River Bend may declare and pay a dividend of $12.00 per share during the first quarter of 1996 with respect to each share of Preferred Stock.

               (5) Make any amendments to or changes in its Articles of Incorporation or By-laws.

               (6) Perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any material contract, commitment or obligation to which it is a party.

               (7) Subject to advice of counsel with respect to its fiduciary obligations, encourage, solicit or initiate offers from or negotiate with, or provide information or assistance to, any party other than Magna with respect to a merger, sale of assets, offer to purchase outstanding stock or similar transaction involving it, the River Bend Stock or its assets; provided, however, that if it or any of its advisors receives, from time to time, an inquiry, proposal, plan, offer, bid or contract from any third party with respect to any of the foregoing, it will promptly notify Magna, and will promptly furnish Magna with a copy of any document received or a summary of any other communication with respect thereto.

               (8) Authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business other than as contemplated in the Merger Agreement.

               (9) Except in a fiduciary capacity, purchase or sell any shares of Magna Common Stock.

               (10) Agree in writing or otherwise to do any of the foregoing.

ACCOUNTING TREATMENT

           The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of River Bend will be included in Magna's consolidated financial statements on and after the Closing Date.


                CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                ---------------------------------------
                             OF THE MERGER
                             -------------

             The following discussion is based upon an opinion of Thompson & Mitchell, counsel to Magna ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain River Bend shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to River Bend shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to River Bend shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their River Bend Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their River Bend Stock as part of a "straddle", "hedge" or "conversion transaction". The discussion addresses neither the effect of any applicable state, local or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to the federal income tax. IN VIEW OF THE INDIVIDUAL NATURE OF FEDERAL INCOME TAX CONSEQUENCES, RIVER BEND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDERS.

             The discussion is based on the Code, regulations proposed or promulgated thereunder, and current administrative interpretations and judicial precedents relating thereto, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain customary assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger, including without limitation, certain representations of Magna, River Bend and certain shareholders of River Bend. If any of these factual assumptions or representations is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion assumes that shares of River Bend Stock are held as capital assets

(within the meaning of Section 1221 of the Code) at the Effective Time. For purposes of the following discussion, (i) Class I Common Stock and Class II Common Stock are sometimes collectively referred to as "River Bend Common Stock" and (ii) and the Common Cash Distribution, the Preferred Cash Distribution and the Real Estate Distribution are sometimes individually and collectively referred to as "Other Property."

             Assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code, by reason of the application of Section 368(a)(2)(D) of the Code, with the following federal income tax consequences:

             EXCHANGE OF RIVER BEND COMMON STOCK FOR MAGNA COMMON
STOCK AND OTHER PROPERTY. Each holder of River Bend Common Stock who exchanges, in the Merger, shares of River Bend Common Stock solely for shares of Magna Common Stock, the Real Estate
Distribution and the Common Cash Distribution, if any:

             (i) will realize gain (determined separately as to each class and each block of River Bend Common Stock exchanged) if (i) the sum of the fair market value of the shares of Magna Common Stock received and the fair market value of the Other Property received exceeds (ii) the aggregate adjusted tax basis of the River Bend Common Stock surrendered in exchange therefor, and will recognize such gain, if any, up to but not in excess of the fair market value of Other Property received;

             (ii)   will not recognize any loss realized
             (determined separately as to each class and each block of River Bend Common Stock exchanged);

             (iii) will have a basis for the shares of Magna Common Stock received equal to the aggregate adjusted tax basis of the shares of River Bend Common Stock surrendered, increased by the amount of gain, if any, recognized by such holder and decreased by the fair market value of Other Property received; and

             (iv) will have a holding period for the shares of Magna Common Stock received which includes the holding period of the River Bend Common Stock surrendered, provided that the shares of River Bend
             Common Stock surrendered are held as capital assets at the Effective Time.

             Counsel has expressed no opinion as to whether the recognized gain described in clause (i) above will be capital gain or will be treated as the receipt of a taxable dividend, because this determination generally will depend on the facts and circumstances of each River Bend shareholder. Under Section 356 of the Code, the determination of whether the receipt of Other Property has the effect of the distribution of a dividend will be made generally in accordance with the principles of Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Provided that the receipt of Other Property by a River Bend shareholder does not have the effect of the distribution of a dividend, such gain will be capital gain if the shares of River Bend Common Stock exchanged are held as capital assets at the Effective Time, and long-term or short-term depending on the holder's holding period for each block of River Bend Common Stock surrendered. However, if the receipt of Other Property does have the effect of the distribution of a dividend, such gain generally will be taxable as a dividend in accordance with the provisions and limitations of Section 356(a) of the Code. See "- Impact of Section 302 of the Code," below.

             EXCHANGE OF RIVER BEND COMMON STOCK AND PREFERRED STOCK FOR OTHER PROPERTY. Each shareholder of River Bend who receives solely the Common Cash Distribution, the Real Estate Distribution and the Preferred Cash Distribution in exchange for River Bend Common Stock and Preferred Stock pursuant to the Merger:


             (i) will recognize gain or loss with respect to the River Bend Common Stock exchanged (determined separately as to each class and each block of River Bend Common Stock exchanged) in an amount equal to the difference between (A) the sum of the amount of the Common Cash Distribution and the fair market value of the Real Estate Distribution received, and
             (B) such shareholder's aggregate adjusted tax basis for the shares of River Bend Common Stock surrendered; and

             (ii) will recognize gain or loss with respect to the Preferred Stock exchanged (determined separately as to each class and each block of Preferred Stock exchanged) in an amount equal to the difference between (A) the amount of the Preferred Cash Distribution received and (B) such shareholder's aggregate adjusted tax basis for the shares of Preferred Stock surrendered;

provided that the receipt of Other Property does not have the effect of the distribution of a dividend. Such gain or loss will be capital gain or loss if the shares of River Bend Common Stock and Preferred Stock surrendered are held as capital assets at the Effective Time, and long-term or short-term depending on the holder's holding period for each block of River Bend Common Stock surrendered. However, if the receipt of Other Property does have the effect of the distribution of a dividend, such shareholder will recognize income in the amount of the Other Property received (without regard to such shareholder's basis in the River Bend Common Stock surrendered), which generally will be taxable as a dividend.

             The determination of whether the receipt of Other Property has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Because such determination generally will depend on the facts and circumstances of each River Bend shareholder, Counsel has expressed no opinion as to whether the payments of Other Property discussed in clauses (i) and (ii) above will be treated as having the effect of the distribution of a dividend. See "- Impact of Section 302 of the Code," below.

                    EXCHANGE OF PREFERRED STOCK FOR PREFERRED CASH DISTRIBUTION. Each holder of Preferred Stock who receives solely the Preferred Cash Distribution in the Merger will recognize gain or loss (determined separately as to each block of Preferred Stock exchanged) in an amount equal to the difference between (i) the amount of cash received by such shareholder and (ii) such shareholder's aggregate adjusted tax basis for the shares of Preferred Stock surrendered, provided that the cash payment does not have the effect of the distribution of a dividend. Such gain or loss will be capital gain or loss if the shares of Preferred Stock surrendered are held as capital assets at the Effective Time, and long-term or short-term depending on the holder's holding period for each block of Preferred Stock surrendered. However, if the cash payment does have the effect of the distribution of a dividend, such shareholder will recognize income in the amount of the cash received (without regard to such shareholder's basis in the Preferred Stock surrendered), which generally will be taxable as a dividend.

             The determination of whether the receipt of a cash payment (i.e., Other Property) has the effect of the distribution
         ----
of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Because such determination generally will depend on the facts and circumstances of each River Bend shareholder, Counsel has expressed no opinion as to whether the payments of Other Property discussed in the preceding paragraph will be treated as having the effect of the distribution of a dividend. See "- Impact of Section 302 of the Code," below.

             CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF MAGNA COMMON STOCK. Each shareholder of River Bend who receives, in the Merger, cash in lieu of a fractional share of Magna Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Magna. Provided that the shares of River Bend Common Stock surrendered were capital assets in the hands of such holder at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Magna Common Stock allocable to the fractional share. See "- Impact of Section 302 of the Code," below.

             IMPACT OF SECTION 302 OF THE CODE. The determination of whether the receipt of Other Property has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. The receipt of Other Property by a River Bend shareholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such shareholder will recognize capital gain or loss only if the Other Property (i) results in a "complete redemption" of such shareholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

             The receipt of Other Property will result in a "complete redemption" of a shareholder's stock interest and such shareholder will recognize capital gain or loss if such shareholder does not actually or constructively own any stock after the receipt of the cash payment. Accordingly, gain recognized by holders of River
Bend Stock who receive only Other Property in exchange for the River Bend Stock they actually own and who own no stock constructively will receive capital gain treatment upon the receipt of Other Property.

             A reduction in a shareholder's common stock interest will be "substantially disproportionate" and such shareholder generally will recognize capital gain or loss if (i) the percentage of outstanding shares of all classes of common stock actually and constructively owned by such shareholder after the receipt of the Other Property is less than four-fifths (i.e., 80%) of the
                                         ----
percentage of outstanding shares of all classes of common stock actually and constructively owned by such shareholder immediately prior to the receipt of the Other Property and (ii) the percentage of outstanding shares of common stock actually and constructively owned by such shareholder after the receipt of the Other Property is also less than four-fifths (i.e., 80%) of the
                                              ----
percentage of outstanding shares of voting stock actually and constructively owned by such shareholder immediately prior to the receipt of the Other Property. If a shareholder's receipt of Other Property with respect to common stock qualifies as substantially disproportionate, gain recognized with respect to any Preferred
Cash Distribution should qualify as capital gain. However, shareholders who do not own any Class I Common Stock cannot qualify for capital gain treatment under the substantially disproportionate test, because they own no voting stock.

             A cash payment will qualify as "not essentially equivalent to a dividend" and a shareholder will recognize capital gain or loss if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such shareholder. No specific tests apply to determine whether a reduction in a shareholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such River Bend shareholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in

Revenue Ruling 76-385 that a minority shareholder (i.e., a holder
                                                   ----
who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership by even a small amount.
The Service has also indicated in Revenue Ruling 74-515 that shareholders who actually and constructively own only a small amount of voting stock generally will be treated as having undergone a meaningful reduction in interest upon a redemption of all preferred stock they actually own.

             With regard to River Bend shareholders who receive Magna Common Stock and Other Property in the Merger, the determination of whether a cash payment has the effect of a distribution of a dividend generally will be made as if the River Bend Stock exchanged for Other Property in the Merger had instead been exchanged in the Merger for shares of Magna Common Stock followed immediately by a redemption of such shares by Magna for the Other Property (a "deemed Magna redemption"). Under this analysis, the determination of whether the receipt of Other Property qualifies as a substantially disproportionate reduction of interest or is not essentially equivalent to a dividend will be made by comparing (i) the shareholder's actual and constructive stock interest in Magna before the deemed Magna redemption (determined as if such shareholder had received solely Magna Common Stock in the Merger), with (ii) such shareholder's actual and constructive stock interest in Magna after the deemed Magna redemption.

             With regard to River Bend shareholders who receive only Other Property in exchange for River Bend Stock in the Merger, Counsel has advised Magna that many tax practitioners believe that the determination of whether a cash payment has the effect of a distribution of a dividend should be made in accordance with the deemed Magna redemption analysis discussed above; i.e., as if the
                                                  ----
River Bend Stock exchanged for Other Property in the Merger had instead been exchanged in the Merger for shares of Magna stock followed immediately by a redemption of such shares by Magna for the cash payment. However, under the traditional analysis, which apparently continues to be used by the Service, Section 302 of the Code will apply as though the payment of Other Property were made by River Bend in a hypothetical redemption of River Bend Stock immediately prior to, and in a transaction separate from, the Merger (a "deemed River Bend redemption"). Accordingly, under the traditional analysis, the determination of whether a cash payment results in a complete redemption of interest, qualifies as a substantially disproportionate reduction of interest, or is not essentially equivalent to a dividend will be made by comparing (x) the shareholder's actual and constructive stock interest in River Bend before the deemed River Bend redemption, with (y) such shareholder's actual and constructive stock interest in River Bend after the deemed River Bend redemption (but before the Merger).
The law is unclear regarding whether the approach of the Service is correct, and Counsel has rendered no opinion on the correctness of the Service's approach. Counsel has noted in its opinion that because the traditional analysis may be more likely to result in dividend treatment than the deemed Magna redemption analysis, River Bend shareholders who receive solely cash in exchange for all of the River Bend Stock they actually own should discuss the proper treatment of such cash with their owne tax advisors.

             The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such shareholder and shares owned constructively by such shareholder pursuant to Section 318 of the Code. Under
Section 318 of the Code, a shareholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a shareholder's interest has occurred for purposes of Section 302 of the Code. These exceptions apply only to River Bend shareholders who receive, in the Merger, solely cash in return for the River Bend Stock they actually own.

             BECAUSE THE DETERMINATION OF WHETHER THE RECEIPT OF OTHER PROPERTY WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION
OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND
CIRCUMSTANCES OF EACH RIVER BEND SHAREHOLDER, RIVER BEND
SHAREHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER.

             Each River Bend shareholder's ability to elect the type of consideration he or she receives pursuant to the Merger affords each such shareholder the opportunity to select that type of consideration which will best serve his or her personal tax and financial planning needs. However, each River Bend shareholder should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by the various adjustments and allocations of the Merger Consideration. See "TERMS OF THE MERGER - General Description of the Merger."

             Counsel has rendered no opinion concerning the manner in which the Real Estate Distribution should be valued. However, the Exchange Agent will be required to report the value of each interest in the Land Trust distributed in the Real Estate Distribution to the Service on Form 1099-B with respect to each holder of River Bend Common Stock. Magna expects that the Exchange Agent will, for these reporting purposes, determine the value of each interest in the Land Trust to be equal to a proportionate interest in the property held by the Land Trust. Any holder of River Bend Stock who disagrees with the valuation of the Exchange Agent should consult his or her own tax advisor to determine the feasibility and implications of reporting a contrary valuation to any taxing authority on his or her own tax return.

             Each River Bend shareholder should also consult his or her own tax advisor as to the determination of basis and holding period in any one share of Magna Common Stock, because several methods of determination may be available. In this regard, the transmittal letter to be received by each River Bend shareholder from the Exchange Agent after the Closing Date permits each River Bend shareholder to designate the number of Magna Common Stock certificates he or she wishes to receive, in order to permit tracing of basis and holding period. See "TERMS OF THE MERGER - General Description of the Merger."

             River Bend's obligation to consummate the Merger is subject to the condition that it shall have received from Thompson & Mitchell, counsel for Magna, an opinion dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning Section 368(a) of the Code and that gain will be recognized by the shareholders of River Bend who receive Magna Common Stock in accordance with the provisions and limitations of Section 356 of the Code. Such opinion is subject to the conditions and assumptions stated therein and relies upon various representations made by Magna, River Bend and certain shareholders of River Bend. Copies of the opinion are available, without charge, to River Bend shareholders upon written request to Magna. An opinion of counsel, unlike a private letter ruling from the Service, has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax consequences of the Merger, and no such ruling has been requested.

             THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN RIVER BEND

SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH RIVER BEND SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH RIVER BEND SHAREHOLDER. ACCORDINGLY, RIVER BEND SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

            RIGHTS OF DISSENTING SHAREHOLDERS OF RIVER BEND
            -----------------------------------------------


           Each holder of River Bend Stock has the right to dissent
from the Merger and receive the fair value of such shares of River
Bend in cash if the shareholder follows the procedures set forth in the Illinois Statute, included as Annex B hereto and the material
                                  -------
provisions of which are summarized below.  Pursuant to the Illinois
Statute, a holder of River Bend Stock may dissent and Landmark, as the surviving corporation, will pay to such shareholder the fair value of such shareholder's shares of River Bend Stock, exclusive of any appreciation or depreciation in anticipation of the Merger, as of immediately before the consummation of the Merger if such shareholder (1) files with River Bend prior to the vote being taken a written demand for payment for their shares if the Merger is consummated; and (2) does not vote in favor thereof.  The Exchange
             ---
Agent will include notice of the Effective Date in its letter to all shareholders of River Bend notifying them of the procedures to exchange their shares for those of Magna. Such letter will be sent promptly following the Effective Date. Within 10 days after the Effective Date or 30 days after the shareholder delivers to River Bend or Landmark, as the case may be, the written demand for payment, whichever is later, Landmark, as the surviving corporation of the Merger, shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of Landmark as to the estimated fair value of the shares, River Bend's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Landmark of the certificate or certificates, or other evidence of ownership, with respect to the shares. A VOTE AGAINST THE MERGER, WHETHER BY PROXY OR IN PERSON, WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN DEMAND FOR PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.


           Upon consummation of the Merger, Landmark shall pay to each dissenter who transmits to Landmark the certificate or other evidence of ownership of the shares the amount Landmark estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in River Bend or Magna.


           If the dissenting shareholder does not agree with the opinion of Landmark as to the estimated fair value of the shares or the amount of interest due, the dissenting shareholder must, within 30 days from the delivery of Landmark's statement of value, notify Landmark in writing, of the shareholder's estimated fair value and interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by Landmark. If, within 60 days from delivery to Landmark of the shareholder notification of estimate of fair value of shares and interest due, Landmark and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, Landmark shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of Landmark is located, requesting the court to determine the fair value of the shares and interest due. The "fair value" determined by the court may be more or less than the amount offered to River Bend shareholders under the Merger Agreements. The judgment shall be payable only upon, and simultaneously with, the surrender to Magna of the certificate or certificates representing said shares of River Bend Stock. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in River Bend or Magna.

           THE FOREGOING SUMMARY OF THE PROVISIONS REGARDING
DISSENTERS' RIGHTS UNDER THE ILLINOIS STATUTE IS QUALIFIED IN ITS
ENTIRETY BY THE COMPLETE TEXT OF THE ILLINOIS STATUTE WHICH IS
ATTACHED HERETO AS ANNEX B.
                   -------

           River Bend shareholders who are interested in perfecting dissenters' rights pursuant to the Illinois Statute in connection with the Merger should consult with their counsel for advice as to the procedures required to be followed.

                    PRO FORMA FINANCIAL INFORMATION
                    -------------------------------

COMPARATIVE PER SHARE DATA

           The following table sets forth for the periods indicated selected historical per share data of Magna and River Bend and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented is based upon the consolidated financial statements and related notes of Magna and River Bend included in this Proxy Statement/Prospectus or in documents incorporated herein by reference. The assumptions used in the preparation of this table appear in the footnotes following the table. This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

           The pro forma combined consolidated amounts included in the table below assume that the Merger is accounted for as a purchase transaction. See "TERMS OF THE MERGER-Accounting
Treatment."


                                               Magna     River Bend
                                              Reported   Reported<F1>    Pro Forma Combined<F2>    Pro Forma Equivalent<F3>
                                              --------   ------------    ----------------------    ------------------------
Book Value per Common Share:
   December 31, 1994                           $13.49      $12.60                 $13.71                    $15.08
   September 30, 1995                           15.38       14.30                  15.55                     17.10

Cash Dividends Declared per Common Share:
   Year ended December 31, 1994                   .76         .33                    .76                       .84
   Nine months ended September 30, 1995           .60         .27                    .60                       .66

Earnings per Common Share (fully diluted):
   Year ended December 31, 1994                  1.66        2.06                   1.65                      1.81
   Nine months ended September 30, 1995          1.31        1.46                   1.30                      1.43

Closing Market Price per Common Share:
   At October 10, 1995<F4>                      24.25       15.27                     --                        --
   At January 26, 1996<F4>                      23.38       15.27                     --                        --

-----------------
<F1>       Effective March 7, 1994, River Bend amended its Articles
           of Incorporation and effected a recapitalization whereby each share of $10 par value common stock was exchanged for one share of Class I Common Stock and five shares of Class II Common Stock. The number of shares issued and outstanding and the per share amounts for all periods prior to the recapitalization have been restated to reflect this change.

<F2>       Includes the effect of pro forma adjustments related to
           River Bend.

<F3>       Assumes that a share of River Bend common stock is
           converted solely into shares of Magna Common Stock and assumes a market value of Magna Common Stock of $24.00, the last sale price reported on the Nasdaq National Market as of November 20, 1995.

<F4>       The market value of Magna Common Stock disclosed as of
           October 10, 1995, the last trading day preceding the public announcement of the proposed acquisition, and January 26, 1996, the latest available date prior to the mailing of the Proxy Statement/Prospectus, is based on the last sale price as reported on the Nasdaq National Market. There are no publicly available quotations of River Bend Stock. The market price per share of River Bend common stock disclosed is the price paid per share of Class II Common Stock in a transaction occurring in the fourth quarter of 1994, the last transaction in River Bend common stock for which a price is known to management of River Bend.

                   INFORMATION REGARDING RIVER BEND
                   --------------------------------

BUSINESS OF RIVER BEND

           River Bend is a registered single bank holding company that was incorporated under the laws of the State of Illinois in March 1985. As of September 30, 1995, River Bend had consolidated assets of $159,825,000, deposits of $140,687,000, loans, net of unearned discount, of $50,531,000, and shareholders' equity of $14,073,000, and employed 54 full-time employees and seven part-time employees. River Bend owns 100% of the outstanding capital stock of Illinois State Bank.

           Illinois State Bank is a full-service commercial bank, offering banking services to the commercial and residential areas which it serves throughout Madison County, Illinois. Services include commercial, real estate and personal loans; money market accounts; checking, savings and time deposit accounts; and trust services.

           The lending portion of Illinois State Bank's business relates primarily to the activities of small to medium-sized businesses, local community residences and other consumer purposes.

           River Bend is subject to vigorous competition from major banking institutions, as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, credit unions and finance companies.

           River Bend and Illinois State Bank are subject to supervision, regulation and examination by the Federal Reserve Board, the Illinois Commissioner and the Federal Deposit Insurance Corporation (the "FDIC"). The deposits of Illinois State Bank are primarily insured by the Bank Insurance Fund (the "BIF") of the FDIC, but approximately $36 million in deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC.

           In the following pages, statistical information about
River Bend is presented. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of River Bend" and the consolidated financial statements included elsewhere herein.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
EQUITY AND INTEREST RATES

           The following table shows the condensed average balance sheets for the periods presented and the percentage of each principal category of assets, liabilities and stockholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented.

                                                                                 Nine months ended September 30,
                                                             -----------------------------------------------------------------------
                                                                             1995                                1994
                                                             ------------------------------------  ---------------------------------
                                                                       PERCENT  INTEREST  AVERAGE          PERCENT  INTEREST AVERAGE
                                                             AVERAGE   OF TOTAL INCOME/   YIELD/   AVERAGE OF TOTAL INCOME/  YIELD/
                                                             BALANCE    ASSETS  EXPENSE  RATE<F1>  BALANCE  ASSETS  EXPENSE RATE<F1>
                                                             -------    ------  -------  --------  -------  ------  ------- --------
         ASSETS                                                                      (dollars in thousands)
Interest-earning assets:
   Loans <F2>                                                $ 50,610    31.92%  $3,577    9.42%  $ 50,046   30.74%  $3,148   8.39%
   Taxable investment securities                               82,711    52.16    3,880    6.25     86,567   53.18    3,897   6.00
   Non-taxable investment securities <F3>                      12,894     8.13      668    6.91     14,237    8.75      747   7.00
   Interest-bearing deposits                                      194      .12       10    6.87        193     .12       10   6.91
   Federal funds sold                                           2,486     1.57      107    5.74      1,830    1.12       44   3.21
                                                             --------   ------   ------           --------  ------   ------
         Total interest-earning assets                        148,895    93.90    8,242    7.38    152,873   93.91    7,846   6.84
                                                                                 ------    ----                      ------   ----
Non-interest-earning assets:
   Cash and due from banks                                      3,821     2.41                       3,911    2.40
   Premises and equipment                                       2,927     1.85                       2,996    1.84
   Accrued interest receivable and other assets                 3,780     2.38                       4,007    2.46
   Allowance for loan losses                                     (849)    (.54)                       (994)   (.61)
                                                             --------   ------                    --------  ------
         Total assets                                        $158,574   100.00%                   $162,793  100.00%
                                                             ========   ======                    ========  ======

         LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Interest-bearing demand deposits                            46,922    29.59%     912    2.59%    52,541   32.27%     937   2.38%
   Savings deposits                                            19,342    12.20      405    2.79     22,498   13.82      465   2.76
   Time deposits                                               57,749    36.42    2,119    4.89     55,109   33.85    1,597   3.86
   Securities sold under agreements to repurchase and other
      short-term borrowings                                       887      .56       37    5.56      1,322     .81       43   4.34
   Note payable                                                 2,466     1.55      160    8.65      2,828    1.74      144   6.79
                                                             --------   ------   ------           --------  ------   ------
         Total interest-bearing liabilities                   127,366    80.32    3,633    3.80    134,298   82.49    3,186   3.16
                                                                                 ------    ----                      ------   ----
Non-interest-bearing liabilities:
   Demand deposits                                             17,120    10.80                      16,063    9.87
   Other liabilities                                              816      .51                         683     .42
                                                             --------   ------                    --------  ------
         Total liabilities                                    145,302    91.63                     151,044   92.78
Stockholders' equity                                           13,272     8.37                      11,749    7.22
                                                             --------   ------                    --------  ------
         Total liabilities and stockholders' equity          $158,574   100.00%                   $162,793  100.00%
                                                             ========   ======                    ========  ======
Net interest income                                                              $4,609                              $4,660
                                                                                 ======                              ======
Interest rate spread                                                                       3.58%                              3.68%
                                                                                           ====                               ====
Net interest rate margin                                                                   4.13%                              4.06%
                                                                                           ====                               ====

------------------------------------------

<F1>  Average yield/rate for the nine months ended September 30, 1995 and 1994 is annualized.
<F2>  Average balances include nonaccrual loans.  The income on such loans is included in interest income but is recognized only upon receipt.
<F3>  Nontaxable investment income presented on a fully tax-equivalent basis.
      The tax effect resulted in an increase to interest income of $227,000 and
      $254,000 for the nine months ended September 30, 1995 and 1994, respectively.

                                                                   Year Ended December 31,
                          ----------------------------------------------------------------------------------------------------------
                                         1994                                1993                                1992
                          ----------------------------------  ----------------------------------  ----------------------------------
                                   PERCENT  INTEREST AVERAGE           PERCENT  INTEREST AVERAGE           PERCENT  INTEREST AVERAGE
                          AVERAGE  OF TOTAL INCOME/  YIELD/   AVERAGE  OF TOTAL INCOME/  YIELD/   AVERAGE  OF TOTAL INCOME/  YIELD/
                          BALANCE   ASSETS  EXPENSE   RATE    BALANCE   ASSETS  EXPENSE   RATE    BALANCE   ASSETS  EXPENSE   RATE
                          -------   ------  -------   ----    -------   ------  -------   ----    -------   ------  -------   ----
         ASSETS                                                 (dollars in thousands)
Interest-earning assets:
  Loans <F1>             $ 50,151   30.97%  $ 4,273   8.52%  $ 55,490   34.55%  $ 4,730   8.52%  $ 58,363   37.50%  $ 5,580   9.56%
  Taxable investment
   securities              86,084   53.16     5,204   6.05     78,700   49.00     5,067   6.44     72,378   46.51     5,992   8.28
  Nontaxable investment
   securities <F2>         14,010    8.65       982   7.01     11,356    7.07     1,015   8.94     11,061    7.11     1,055   9.53
  Interest-bearing
   deposits                   193     .12        13   6.74        204     .13        17   8.33        499     .32        39   7.82
  Federal funds sold        1,635    1.01        58   3.55      5,009    3.12       145   2.89      4,021    2.58       141   3.51
                         --------  ------   -------          --------  ------   -------          --------  ------   -------
    Total interest-
     earning assets       152,073   93.91    10,530   6.92    150,759   93.87    10,974   7.28    146,322   94.02    12,807   8.75
                                            -------   ----                      -------   ----                      -------   ----
Non-interest-earning
 assets:
  Cash and due from
   banks                    3,902    2.41                       3,838    2.39                       3,444    2.21
  Premises and equipment    2,981    1.84                       2,977    1.85                       2,559    1.65
  Accrued interest
   receivable and other
   assets                   3,956    2.44                       4,029    2.51                       4,238    2.72
  Allowance for loan
   losses                    (970)   (.60)                       (991)   (.62)                       (933)   (.60)
                         --------  ------                    --------  ------                    --------  ------
    Total assets         $161,942  100.00%                   $160,612  100.00%                   $155,630  100.00%
                         ========  ======                    ========  ======                    ========  ======

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Interest-bearing
 liabilities:
  Interest-bearing
   demand deposits         51,875   32.03%    1,240   2.39%    55,077   34.29%    1,449   2.63%    49,881   32.05%    1,832   3.67%
  Savings deposits         22,074   13.63       756   3.42     19,665   12.25       744   3.78     15,696   10.09       580   3.70
  Time deposits            55,164   34.06     2,045   3.71     56,231   35.01     2,102   3.74     63,741   40.95     3,338   5.24
  Securities sold under
   agreements to
   repurchase and other
   short-term borrowings    1,175     .73        52   4.43        726     .45        21   2.89        773     .50        25   3.23
  Note payable              2,795    1.73       197   7.05      3,289    2.05       198   6.02      3,815    2.45       241   6.32
                         --------  ------   -------          --------  ------   -------          --------  ------   -------
    Total interest-
     bearing liabilities  133,083   82.18     4,290   3.22    134,988   84.05     4,514   3.34    133,906   86.04     6,016   4.49
                                            -------   ----                      -------   ----                      -------   ----
Non-interest-bearing
 liabilities:
  Demand deposits          16,348   10.10                      14,635    9.11                      12,480    8.02
  Other liabilities           671     .41                         743     .46                       1,043     .67
                         --------  ------                    --------  ------                    --------  ------
    Total liabilities     150,102   92.69                     150,366   93.62                     147,429   94.73
Stockholders' equity       11,840    7.31                      10,246    6.38                       8,201    5.27
                         --------  ------                    --------  ------                    --------  ------
    Total liabilities
     and stockholders'
     equity              $161,942  100.00%                   $160,612  100.00%                   $155,630  100.00%
                         ========  ======                    ========  ======                    ========  ======
Net interest income                         $ 6,240                             $ 6,460                             $ 6,791
                                            =======                             =======                             =======
Interest rate spread                                  3.70%                               3.94%                               4.26%
                                                      ====                                ====                                ====
Net interest rate margin                              4.10%                               4.29%                               4.64%
                                                      ====                                ====                                ====

--------------------------

<F1>  Average balances include nonaccrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F2>  Nontaxable investment income presented on a fully tax-equivalent basis.
The tax effect resulted in an increase to interest income of $334,000, $345,000 and $359,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

INTEREST DIFFERENTIAL

              The following table sets forth, on a tax-equivalent basis for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in yields/rates:
                                                                             AMOUNT OF INCREASE (DECREASE)
                                                              -----------------------------------------------------------
                                                                 1994 COMPARED TO 1993         1993 COMPARED TO 1992
                                                               INCREASE (DECREASE) DUE TO    INCREASE (DECREASE) DUE TO
                                                              ---------------------------- ------------------------------
                                                              VOLUME<F1> RATE<F2>    NET   VOLUME<F1>  RATE<F2>    NET
                                                              ---------- --------    ---   ----------  --------    ---
                                                                           (dollars in thousands)
Interest earned on:
   Loans                                                        $(457)    $  --     $(457)   $(265)    $  (585)  $  (850)
   Taxable investment securities                                  456      (319)      137      491      (1,416)     (925)
   Nontaxable investment securities <F3>                          211      (244)      (33)      27         (67)      (40)
   Interest-bearing deposits                                       (1)       (3)       (4)     (24)          2       (22)
   Federal funds sold                                            (114)       27       (87)      31         (27)        4
                                                                -----     -----     -----    -----     -------   -------
      Total interest-earning assets                                95      (539)     (444)     260      (2,093)   (1,833)
                                                                -----     -----     -----    -----     -------   -------
Interest paid on:
   Interest-bearing demand deposits                               (81)     (128)     (209)     176        (559)     (383)
   Savings deposits                                                86       (74)       12      151          13       164
   Time deposits                                                  (40)      (17)      (57)    (360)       (876)   (1,236)
   Securities sold under agreements to repur-
      chase and other short-term borrowings                        17        14        31       (1)         (3)       (4)
   Note payable                                                   (32)       31        (1)     (32)        (11)      (43)
                                                                -----     -----     -----    -----     -------   -------
      Total interest-bearing liabilities                          (50)     (174)     (224)     (66)     (1,436)   (1,502)
                                                                -----     -----     -----    -----     -------   -------
      Net interest income                                       $ 145     $(365)    $(220)   $ 326     $  (657)  $  (331)
                                                                =====     =====     =====    =====     =======   =======

--------------------------

<F1>  Change in volume multiplied by yield/rate of prior period.
<F2>  Change in yield/rate multiplied by volume of prior period.
<F3>  Nontaxable investment securities are presented on a fully tax-equivalent basis assuming a tax rate of 34%.

NOTE: The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

INVESTMENT PORTFOLIO

             The book value of investment securities is summarized as follows:

                                                                     DECEMBER 31,
                                         ---------------------------------------------------------------------
                                                 1994                    1993                    1992
                                         ---------------------   ---------------------   ---------------------
                                                     PERCENT                 PERCENT                 PERCENT
                                                     OF TOTAL                OF TOTAL                OF TOTAL
                                         AMOUNT     SECURITIES   AMOUNT     SECURITIES   AMOUNT     SECURITIES
                                         ------     ----------   -------    ----------   ------     ----------
                                                       (dollars in thousands)
U.S. Treasury securities and
  U.S. government agencies
  and corporations                       $52,196       54.6%     $41,236       43.9%     $36,852       42.5%
State and municipal                       12,235       12.8       13,096       13.9       10,192       11.7
Other                                     31,146       32.6       39,681       42.2       39,776       45.8
                                         -------      -----      -------      -----      -------      -----
            Total                        $95,577      100.0%     $94,013      100.0%     $86,820      100.0%
                                         =======      =====      =======      =====      =======      =====

             The following table summarizes maturity and yield information on the investment portfolio at December 31, 1994:

                                                                 DECEMBER 31, 1994 MATURING
                              -----------------------------------------------------------------------------------------------------
                                                          AFTER ONE               AFTER FIVE
                                    IN ONE                 THROUGH                 THROUGH                   AFTER
                                 YEAR OR LESS             FIVE YEARS              TEN YEARS                TEN YEARS         TOTAL
                              ------------------     --------------------    --------------------    --------------------    ------
                              AMOUNT   YIELD<F1>     AMOUNT     YIELD<F1>    AMOUNT     YIELD<F1>    AMOUNT     YIELD<F1>    AMOUNT
                              ------   ---------     ------     ---------    ------     ---------    ------     ---------    ------
                                                                  (dollars in thousands)
U.S. Treasury securities and
   U.S. government agencies
   and corporations           $3,002      5.7%       $30,335      5.6%       $17,858      7.0%       $ 1,001      7.9%       $52,196
State and municipal            1,264      7.9          4,792      7.2          4,558      8.2          1,621      7.6         12,235
Other . . . . .                  643     10.0          7,227      6.3          2,971      6.2         20,305      6.5         31,146
                              ------                 -------                 -------                 -------                 -------
   Total                      $4,909      6.8        $42,354      5.9        $25,387      7.1        $22,927      6.6        $95,577
                              ======                 =======                 =======                 =======                 =======

---------------------------

<F1> Presented on a fully tax-equivalent basis assuming a tax rate of 34%.

LOAN PORTFOLIO

             The composition of the loan portfolio is summarized as follows:

                                                                         December 31,
                             ------------------------------------------------------------------------------------------------------
                                   1994                 1993                 1992                 1991                 1990
                             -----------------    ------------------   ------------------   ------------------   ------------------
                                       PERCENT              PERCENT              PERCENT              PERCENT              PERCENT
                                       OF TOTAL             OF TOTAL             OF TOTAL             OF TOTAL             OF TOTAL
                             AMOUNT      LOANS    AMOUNT      LOANS    AMOUNT      LOANS    AMOUNT      LOANS    AMOUNT      LOANS
                             ------    -------    ------    --------   ------    --------   ------    --------   ------    --------
                                                                    (dollars in thousands)
Commercial, financial and
   agricultural              $20,783     40.2%    $22,680     42.7%    $25,947     43.2%    $21,574     38.6%    $16,890     31.8%
Real estate mortgage          23,377     45.2      22,890     43.1      25,548     42.6      23,256     41.6      22,684     42.7
Installment                    1,734      3.4       2,203      4.2       2,995      5.0       4,723      8.5       7,023     13.2
Consumer                       5,474     10.6       5,301     10.0       5,496      9.2       6,289     11.3       6,511     12.3
Loans held for sale              296       .6          --       --          --       --          --       --          --       --
                             -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
   Total loans               $51,664    100.0%    $53,074    100.0%    $59,986    100.0%    $55,842    100.0%    $53,108    100.0%
                             =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

            The following table sets forth the maturities and sensitivities composition of total loans at December 31, 1994:

                                        FIXED-RATE LOANS
                                                             DECEMBER 31, 1994 MATURING
                                                  ---------------------------------------------
                                                                AFTER ONE
                                                     IN ONE      THROUGH      AFTER
                                                  YEAR OR LESS  FIVE YEARS  FIVE YEARS    TOTAL
                                                  ------------  ----------  ----------    -----
                                                               (dollars in thousands)
Commercial, financial and agricultural               $ 4,826      $1,912      $   --     $ 6,738
Real estate mortgage                                   3,268       3,712         451       7,431
Installment                                              782         767         185       1,734
Consumer                                               2,691       2,086         401       5,178
Loans held for sale                                      117         158          21         296
                                                     -------      ------      ------     -------
                                                     $11,684      $8,635      $1,058     $21,377
                                                     =======      ======      ======     =======


                                       VARIABLE-RATE LOANS
                                                             DECEMBER 31, 1994 MATURING
                                                  ---------------------------------------------
                                                                AFTER ONE
                                                     IN ONE      THROUGH      AFTER
                                                  YEAR OR LESS  FIVE YEARS  FIVE YEARS    TOTAL
                                                  ------------  ----------  ----------    -----
                                                               (dollars in thousands)
Commercial, financial and agricultural               $14,026      $   19       $  --     $14,045
Real estate mortgage                                  13,409       2,537          --      15,946
Installment                                               --          --          --          --
Consumer                                                 291           5          --         296
Loans held for sale                                       --          --          --          --
                                                     -------      ------       -----     -------
                                                     $27,726      $2,561       $  --     $30,287
                                                     =======      ======       =====     =======

             The following table summarizes maturity information for the loan portfolio as of December 31, 1994:

                                                             DECEMBER 31, 1994 MATURING
                                                  ---------------------------------------------
                                                                AFTER ONE
                                                     IN ONE      THROUGH      AFTER
                                                  YEAR OR LESS  FIVE YEARS  FIVE YEARS    TOTAL
                                                  ------------  ----------  ----------    -----
                                                               (dollars in thousands)
Commercial, financial and agricultural               $18,852     $ 1,931      $   --     $20,783
Real estate mortgage                                  16,677       6,249         451      23,377
Installment                                              782         767         185       1,734
Consumer                                               2,982       2,091         401       5,474
Loans held for sale                                      117         158          21         296
                                                     -------     -------      ------     -------
                                                     $39,410     $11,196      $1,058     $51,664
                                                     =======     =======      ======     =======

             RISK ELEMENTS INVOLVED IN LENDING ACTIVITIES. The following table details the nonperforming asset information for the periods presented:

                                                    SEPTEMBER 30,                       DECEMBER 31,
                                                    -------------   ----------------------------------------------------
                                                        1995        1994        1993        1992        1991        1990
                                                        ----        ----        ----        ----        ----        ----
                                                                             (dollars in thousands)
Nonaccrual loans                                        $ 75        $211        $260        $225        $384        $204
Loans past due 90 days or more                            22           3         141         665          92         270
Restructured loans                                        --          --          --          --          --          --
                                                        ----        ----        ----        ----        ----        ----
      Total nonperforming loans                           97         214         401         890         476         474
Foreclosed property                                       --          --         190         100          40         128
                                                        ----        ----        ----        ----        ----        ----
      Total nonperforming assets                        $ 97        $214        $591        $990        $516        $602
                                                        ====        ====        ====        ====        ====        ====

Nonperforming loans to loans                             .19%        .41%        .76%       1.48%        .85%        .89%
Nonperforming assets to loans plus
   foreclosed property                                   .19         .41        1.11        1.65         .92        1.13
Nonperforming assets to total assets                     .06         .14         .37         .62         .34         .42

             It is generally the policy of River Bend to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection. If interest on nonaccrual loans had been accrued, such income would have amounted to $16,000 for 1994.
The amount recognized as interest income on nonaccrual loans amounted to $11,000 for 1994.

            POTENTIAL PROBLEM LOANS. Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans are less than 90 days past due, or in many cases current, the borrowers presently have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. As such, these loans may result in classification at some future point as nonperforming. At September 30, 1995 and December 31, 1994, such loans (excluding all nonperforming loans described above) amounted to $905,000 and $2,640,000, respectively.

            FOREIGN OUTSTANDINGS. River Bend had no loans to any foreign countries on any of the dates specified in the tables.

            LOAN CONCENTRATIONS. River Bend does not have a particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of River Bend's borrowers to honor their contractual obligations is dependent on the local economy and its effect on the real estate market.

OTHER INTEREST-BEARING ASSETS

            Other interest-bearing assets, consisting of interest-bearing deposits and federal funds sold, would not be considered nonperforming at September 30, 1995 and December 31, 1994 and 1993 if such assets were loans.

SUMMARY OF LOAN LOSS EXPERIENCE

            The following table summarizes changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category and additions to the allowance that have been charged to expense:

                                                 NINE MONTHS ENDED
                                                 -----------------
                                                   SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                   -------------   ----------------------------------------------------
                                                       1995        1994        1993        1992        1991        1990
                                                       ----        ----        ----        ----        ----        ----
                                                                             (dollars in thousands)
Balance, beginning of period                          $  831      $  936      $  905      $  824      $  739      $  698
                                                      ------      ------      ------      ------      ------      ------
Loans charged-off:
   Commercial, financial and agricultural                 --           4          67          93         110          71
   Real estate mortgage                                   61         224         106          24          45          --
   Installment and consumer                                1           3           8          29          84         127
                                                      ------      ------      ------      ------      ------      ------
      Total charge-offs                                   62         231         181         146         239         198
                                                      ------      ------      ------      ------      ------      ------
Recoveries of loans previously charged off:
   Commercial, financial and agricultural                  8          32          63          48          14          18
   Real estate mortgage                                   11           5          --          36          88          --
   Installment and consumer                                2           9          29          35          31          30
                                                      ------      ------      ------      ------      ------      ------
      Total recoveries                                    21          46          92         119         133          48
                                                      ------      ------      ------      ------      ------      ------
      Net charge-offs                                     41         185          89          27         106         150
                                                      ------      ------      ------      ------      ------      ------
Additions to allowance charged to expense                 72          80         120         108         191         191
                                                      ------      ------      ------      ------      ------      ------
Balance, end of period                                $  862      $  831      $  936      $  905      $  824      $  739
                                                      ======      ======      ======      ======      ======      ======

Net charge-offs to average loans                         .11%        .38%        .16%        .05%        .21%        .30%
Allowance for loan losses to loans                      1.71        1.62        1.77        1.52        1.49        1.42
Allowance for loan losses to nonperforming
   loans                                              888.66      388.32      233.42      101.69      173.11      155.91

            In determining an adequate balance in the allowance for loan losses, River Bend's management places its emphasis as follows: evaluation of the loan portfolio with regard to potential future exposure on loans to specific customers and industries; evaluation of each nonperforming loan or the loans classified by supervisory authorities; and an overall review of the remaining portfolio in light of past loan loss experience.

            Management views the allowance for loan losses as being available for all potential or previously unidentified loan losses which may occur in the future.  The risk of future losses that is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans.
Based on its review of adequacy, River Bend's management has estimated those portions of the allowance that could be attributable to major categories of loans as detailed in the following table:
                                                                  DECEMBER 31,
                           -----------------------------------------------------------------------------------------
                                  1994              1993              1992              1991              1990
                           ----------------- ----------------- ----------------- ----------------- -----------------
                                   PERCENT OF        PERCENT OF        PERCENT OF        PERCENT OF        PERCENT OF
                                     LOANS             LOANS             LOANS             LOANS             LOANS
                                    IN EACH           IN EACH           IN EACH           IN EACH           IN EACH
                                    CATEGORY          CATEGORY          CATEGORY          CATEGORY          CATEGORY
                                    TO TOTAL          TO TOTAL          TO TOTAL          TO TOTAL          TO TOTAL
                           ALLOWANCE  LOANS  ALLOWANCE  LOANS  ALLOWANCE  LOANS  ALLOWANCE  LOANS  ALLOWANCE  LOANS
                           ---------  -----  ---------  -----  ---------  -----  ---------  -----  ---------  -----
                                                          (dollars in thousands)
Commercial, financial
  and agricultural           $152     40.2%    $174     42.7%    $202     43.2%    $152     38.6%    $118     31.8%
Real estate mortgage          178     45.2      193     43.1      140     42.6      142     41.6      137     42.7
Installment                    26      3.4       32      4.2       46      5.0       67      8.5       98     13.2
Consumer                       40     10.6       38     10.0       43      9.2       45     11.3       46     12.3
Loans held for sale            --       .6       --       --       --       --       --       --       --       --
Not allocated                 435       --      499       --      474       --      418       --      340       --
                             ----    -----     ----    -----     ----    -----     ----    -----     ----    -----
                             $831    100.0%    $936    100.0%    $905    100.0%    $824    100.0%    $739    100.0%
                             ====    =====     ====    =====     ====    =====     ====    =====     ====    =====

            Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will necessarily be incurred. The allocation does not restrict future loan losses attributable to other categories. The risk factors considered when determining the overall level of the allowance for loan losses are the same when estimating the allocation by major category, as specified in the allowance category.

DEPOSITS

            The following table shows, for each type of deposit, the average monthly amount and the average rate paid on each type of deposit for the years ended December 31, 1994, 1993 and 1992:

                                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                                 1994                          1993                          1992
                                          ------------------            ------------------            ------------------
                                          AVERAGE                       AVERAGE                       AVERAGE
                                          BALANCE       RATE            BALANCE       RATE            BALANCE       RATE
                                          -------       ----            -------       ----            -------       ----
                                                                     (dollars in thousands)
   Non-interest bearing
     demand deposits                     $ 16,348         --%          $ 14,635         --%          $ 12,480         --%
   Interest bearing
     checking                              51,875       2.39             55,077       2.63             49,881       3.67
   Savings deposits                        22,074       3.42             19,665       3.78             15,696       3.70
   Time deposits                           55,164       3.71             56,231       3.74             63,741       5.24
                                         --------                      --------                      --------

                                         $145,461       2.78           $145,608       2.95           $141,798       4.06
                                         ========                      ========                      ========

            The following table shows the maturity of time deposits of $100,000 or more at December 31, 1994:

                                                                                  (dollars in thousands)
   Three months or less                                                                   $1,601
   Over three through six months                                                             803
   Over six through twelve months                                                            706
   Over twelve months                                                                        681
                                                                                          ------
                                                                                          $3,791
                                                                                          ======

RETURN ON EQUITY AND ASSETS

            The following ratios are among those commonly used in analyzing performance of banks and bank holding companies:

                                                                                       December 31,
                                                                       --------------------------------------------
                                                                         1994              1993              1992
                                                                         ----              ----              ----
   Return on average assets                                               1.25%             1.22%             1.48%
   Return on average equity                                              17.04             19.05             28.18
   Dividend payout ratio                                                 15.42                --                --
   Average equity to average assets ratio                                 7.31              6.38              5.27

PROPERTIES

             River Bend's and Illinois State Bank's principal banking office is located at 347 West Main Street, East Alton, Illinois 62024. Illinois State Bank also operates two branch facilities; one of which is located at 251 East Airline, Rosewood Heights, Illinois 62024, and the second of which is located at 821 Homer Adams Parkway, Godfrey, Illinois 62035.

LEGAL PROCEEDINGS

             During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to River Bend.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF RIVER BEND

             INTRODUCTION

                   The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of River Bend for the nine months ended September 30, 1995 and 1994 and the three-year period ended December
31, 1994. It provides a more comprehensive review not otherwise apparent from the consolidated financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere herein for an understanding of the following review.

             NET INCOME ANALYSIS

                   River Bend's net income for 1994 was $2,018,000 as compared to $1,952,000 for 1993 and $2,311,000 for 1992. The increase in net income for 1994 as compared to 1993 was due primarily to a decrease in the effective tax rate from 29.7% in 1993 to 28.1% in 1994 primarily due to a decrease in state income tax expense. Additionally, the adoption of a new accounting standard for income taxes in 1993 reduced that year's net income by $11,000. The decrease in net income for 1993 as compared to 1992 was primarily due to a $317,000 decrease in net interest income, a decrease of $58,000 in noninterest income and an increase of $163,000 in other noninterest expense, partially offset by a decrease in income tax expense of $202,000.

             For the nine months ended September 30, 1995 and 1994, net income was $1,450,000 and $1,510,000, respectively. The decrease was primarily due to an increase in noninterest expense of $83,000, partially offset by a decrease in income tax expense of $21,000.

             NET INTEREST INCOME

             Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds, the mix of those funds and the volume of nonperforming assets. River Bend's net interest income decreased 3.4% to $5,906,000 during 1994 after a decrease of 4.9% in 1993. The net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets, was 4.10% in 1994 as compared to 4.29% and 4.64% in 1993 and 1992, respectively. The decrease in the net interest margin during 1994 primarily resulted from the overall shift in interest-earning assets from loans to investments as shown by average loans representing 31.0% and 34.6% of average interest-earning assets in 1994 and 1993, respectively, whereas average taxable and nontaxable investment securities represented 61.8% and 56.1% of average interest-earning assets in 1994 and 1993, respectively. While River Bend maintained its yield on average loans at 8.52% in 1994 and 1993, the average yield on investment securities declined from 6.75% in 1993 to 6.18% in 1994, resulting in an overall decreased net interest margin. River Bend shifted funds into investments due to a decrease in loan demand and due to its sales of mortgage loans to the secondary market. The decrease in the net interest margin during 1993 primarily resulted from the decline in interest rates in 1992 which remained low throughout 1993, resulting in interest paid on liabilities decreasing by $1,502,000 during 1993. The average yield earned on loans declined from 9.56% in 1992 to 8.52% in 1993. Additionally, the average yield earned on taxable and nontaxable investments declined from 8.45% in 1992 to 6.75% in 1993. Partially offsetting the decrease in yields on loans and investments was the rate paid on interest-bearing deposits which declined from 4.45% in 1992 to 3.28% in 1993.

             During 1994, decreases in the average volume of loans and federal funds sold resulted in a decrease in interest income of $571,000. This decrease was offset by a $667,000 increase in interest income associated with an increase in the average volume of taxable and nontaxable investment securities. Changes in interest rates on the average volume of all interest-earning assets decreased interest income by $539,000. Changes in the interest rates on the average volume of interest-bearing demand deposits and savings deposits decreased interest expense by $202,000. This decrease was offset by a $31,000 increase in interest expense associated with a change in interest rate on the average volume of the note payable. Changes in interest rates on the average volume of interest-bearing liabilities resulted in a decrease in interest expense of $174,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1994 as compared to 1993 decreased interest income by $444,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities decreased interest expense by $224,000.

             During 1993, increases in the average volume of all interest-earning assets resulted in an increase in interest income of $260,000. Changes in interest rates on the average volume of loans and taxable investment securities resulted in a decrease in interest income of $2,001,000. Decreases in the average balance of time deposits resulted in a decrease in interest expense of $360,000.
Changes in
interest rates on the average volume of interest-bearing liabilities resulted in a decrease in interest expense of $1,436,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1993 as compared to 1992 lowered interest income $1,833,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities lowered interest expense by $1,502,000.

             Net interest income was $4,382,000 for the first nine months of 1995, a .5% decrease from the same period of 1994. Interest income increased $423,000 for the first nine months of 1995 and interest expense increased $447,000. The net decrease was primarily attributable to the increasing interest rate environment resulting from the Federal Reserve Board increasing the discount rate and the overall shift from loans to investments, which are yielding lower rates. Additionally, an overall higher rate is being paid on interest-bearing deposits of 3.69% in 1995 compared to 3.07% in 1994.

             PROVISION FOR LOAN LOSSES

             The provision for loan losses charged to expense was $80,000 in 1994 compared to $120,000 in 1993 and $108,000 in 1992.
The allowance for loan losses is maintained at a level considered adequate to provide for potential losses. The provision for loan losses is based on a periodic analysis, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral and payment experience. In addition to the allowance for losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

             Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses. Such agencies may require River Bend to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

             The allowance for loan losses is a valuation account available to absorb future loan losses. The following table includes pertinent ratios which describe trends in the allowance for loan losses during the three-year period ended December 31, 1994:

                                                                                      DECEMBER 31,
                                                                       --------------------------------------------
                                                                         1994              1993              1992
                                                                         ----              ----              ----
   Nonperforming loans to loans                                            .41%              .76%             1.48%
   Allowance for loan losses to loans                                     1.62              1.77              1.52
   Allowance for loan losses to nonperforming loans                     388.32            233.42            101.69
   Net charge-offs to average loans                                        .38               .16               .05

            The decrease in nonperforming loans to loans since 1992 is a result of a more aggressive approach to account collections and the effectiveness of management in working with the problem credits coupled with acquisitions of foreclosed real estate.

            The provision for loan losses was $72,000 in the first nine months of 1995 compared to $80,000 in the same period for 1994.

            NONINTEREST INCOME

            River Bend's 1994 noninterest income was $820,000, representing a 15.2% increase from 1993 results, while 1993 noninterest income represented a decrease of 7.5% from 1992 results. The increase in 1994 primarily reflected a $143,000 increase in net gain on sale of other real estate, which was partially offset by a $92,000 decrease in other noninterest income. Other noninterest income Decreased by 22.6% during 1994 compared to an increase of 127.4% during 1993. The decrease in 1994 is primarily the result of a 31.2% decrease in fees recognized on loans sold in the secondary market.

            Noninterest income for the first nine months of 1995 was $584,000, an increase of $18,000 over the same period in 1994 which was attributable to a $10,000 increase in service charges on deposits, a net gain on sales of debt and marketable equity securities of $7,000 for the first nine months of 1995 compared to a net loss on sale of debt and marketable equity securities of $18,000 for the first nine months of 1994, a decrease of $72,000 in net gain on sale of other real estate, and an increase of $55,000 in other noninterest income.

            NONINTEREST EXPENSE

            River Bend's noninterest expense decreased 1.9% in 1994 and increased 4.3% in 1993. Salaries and employee benefits, the largest component of noninterest expense, increased $31,000, or 1.6%, in 1994 and decreased $26,000, or 1.3%, in 1993. The increase in 1994 was attributable to normal compensation increases and hiring new personnel. As a percentage of average assets, total noninterest expense was 2.4% in 1994, 1993, and 1992. Noninterest expense items other than salaries and employee benefits showed a decline of 5.5% from 1994 to 1993 and an increase of 10.8% from 1993 to 1992. The 1994 decrease was primarily attributable to decreases in occupancy and equipment expenses. The 1993 increase related to increases in several miscellaneous other expenses such as supplies expense, advertising and community relations expense, collection expense and employee training expense.

            Noninterest expense was $2,875,000 in the first nine months of 1995 compared to $2,792,000 in the first nine months of 1994. Salaries and employee benefits increased by $78,000, or 5.5%, reflecting normal increases in compensation and the addition of an officer by Illinois State Bank. Increases in occupancy and equipment expense, partially offset by the decrease in FDIC insurance assessment, contributed to the increase in noninterest expense categories exclusive of salaries and employee benefits. The $54,000 decrease in FDIC insurance assessment was primarily due to the BIF, the fund under which approximately 76% of Illinois State Bank's deposits are insured by the FDIC, reaching its required reserve level of 1.25% of total insured deposits during 1995, resulting in the FDIC reducing the deposit premium charged to commercial banks. Illinois State Bank received a refund of $49,000 for insurance premiums for the period June 1 to September 30, 1995 during September 1995. The remaining deposits of Illinois State Bank are insured by the SAIF, which deposits Illinois State Bank acquired when it purchased certain assets and liabilities of a failed East Alton, Illinois savings institution in 1990. The insurance premiums charged by the SAIF have remained unchanged at $0.23 per $100 of deposits, and a one-time fee assessment is being debated by Congress to bring the SAIF up to the 1.25% recapitalization ratio.

            INCOME TAXES

            River Bend recorded income tax expense of $787,000 for 1994, $828,000 for 1993 and $1,030,000 for 1992. Income tax expense of $569,000 and $590,000 was recorded for the nine months ended September 30, 1995 and 1994, respectively. The effective income tax rate was 28.1%, 29.7% and 30.8% for the years ended December 31, 1994, 1993 and 1992, respectively. The decrease in the effective income tax rate was primarily a result of tax planning strategies. The effective income tax rate was 28.2% and 28.1% for the nine months ended September 30, 1995 and 1994, respectively. See note 7 to the consolidated financial statements with respect to the components of income taxes for the years ended December 31, 1994, 1993 and 1992.

            In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 was effective for fiscal years beginning after December 15, 1992, and could have been applied through retroactive restatement of previously issued financial statements, or through reporting the cumulative effect of applying the changes in the period of its initial application. River Bend implemented SFAS 109 during the first quarter of 1993 and reported the cumulative effect of this change in the method of accounting for income taxes resulting in a charge to earnings of $11,000 in River Bend's 1993 consolidated statement of income.

            LIQUIDITY AND INTEREST RATE SENSITIVITY

            Liquidity is provided to River Bend through earning assets including short-term investments in federal funds sold and through maturities in the investment and loan portfolios.

            The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is a dynamic process essential to minimizing the effect of interest rate fluctuations on net interest income.
The following tables reflect River Bend's GAP analysis (rate-sensitive assets minus rate-sensitive liabilities) as of September 30, 1995 and December 31, 1994, respectively:

                                                                            SEPTEMBER 30, 1995
                                                       -----------------------------------------------------------------
                                                                        OVER           OVER
                                                                      3 MONTHS        1 YEAR
                                                       3 MONTHS      THROUGH 12       THROUGH        AFTER
                                                        OR LESS        MONTHS         5 YEARS      FIVE YEARS       TOTAL
                                                        -------        ------         -------      ----------       -----
                                                                            (dollars in thousands)
Assets:
   Investments in debt securities                      $ 12,912       $ 23,008       $ 43,369       $ 17,196       $ 96,485
   Loans                                                 21,421         15,627          9,975          3,763         50,786
   Federal funds sold                                     2,300             --             --             --          2,300
   Interest-bearing deposits                                 --            100             94             --            194
                                                       --------       --------       --------       --------       --------
         Total interest-sensitive
            assets                                       36,633         38,735         53,438         20,959        149,765
                                                       --------       --------       --------       --------       --------
Liabilities:
   Money market deposits
      (interest-bearing demand)                          46,173             --             --             --         46,173
   Savings                                               18,130             --             --             --         18,130
   Time deposits                                         14,758         28,053         15,849             --         58,660
   Short-term borrowings                                  1,827             --             --             --          1,827
   Note payable                                              66            197          2,105             --          2,368
                                                       --------       --------       --------       --------       --------
         Total interest-sensitive
            liabilities                                  80,954         28,250         17,954             --        127,158
                                                       --------       --------       --------       --------       --------
Interest-sensitivity gap at
   September 30, 1995:
      Incremental                                      $(44,321)      $ 10,485       $ 35,484       $ 20,959       $ 22,607
                                                       ========       ========       ========       ========       ========

      Cumulative                                       $(44,321)      $(33,836)      $  1,648       $ 22,607
                                                       ========       ========       ========       ========

                                                                            DECEMBER 31, 1994
                                                       -----------------------------------------------------------------
                                                                        OVER           OVER
                                                                      3 MONTHS        1 YEAR
                                                       3 MONTHS      THROUGH 12       THROUGH        AFTER
                                                        OR LESS        MONTHS         5 YEARS      FIVE YEARS       TOTAL
                                                        -------        ------         -------      ----------       -----
                                                                            (dollars in thousands)
Assets:
   Investments in debt securities                      $  6,990       $ 16,445        $48,090        $24,052       $ 95,577
   Loans                                                 22,693         16,716         11,197          1,058         51,664
   Federal funds sold                                       200             --             --             --            200
   Interest-bearing deposits                                 --             --            194             --            194
                                                       --------       --------        -------        -------       --------
         Total interest-sensitive
            assets                                       29,883         33,161         59,481         25,110        147,635
                                                       --------       --------        -------        -------       --------
Liabilities:
   Money market deposits
      (interest-bearing demand)                          48,283             --             --             --         48,283
   Savings                                               20,706             --             --             --         20,706
   Time deposits                                         12,961         12,924         12,149         17,157         55,191
   Short-term borrowings                                    637             --             --             --            637
   Note payable                                              66            197          2,302             --          2,565
                                                       --------       --------        -------        -------       --------
         Total interest-sensitive
            liabilities                                  82,653         13,121         14,451         17,157        127,382
                                                       --------       --------        -------        -------       --------
Interest-sensitivity gap at
   December 31, 1994:
      Incremental                                      $(52,770)      $ 20,040        $45,030        $ 7,953       $ 20,253
                                                       ========       ========        =======        =======       ========

      Cumulative                                       $(52,770)      $(32,730)       $12,300        $20,253
                                                       ========       ========        =======        =======

             As is indicated in the preceding tables, River Bend was liability sensitive on a cumulative basis in the near term (3 months or less) at September 30, 1995 and December 31, 1994 based on contractual maturities and earliest repricing dates. In this regard, an increase in the general level of interest rates would generally have a negative effect on River Bend's net interest income as the repricing of the larger volume of interest-sensitive liabilities would create a larger amount of interest expense than the additional amount of interest income created by the repricing of the smaller volume of interest-sensitive assets.

             The following table summarizes certain trends in River
Bend's consolidated balance sheet during the three-year period ended:

                                                                          DECEMBER 31,
                                                    --------------------------------------------------------
                                                      1994                    1993                    1992
                                                      ----                    ----                    ----
                                                                     (dollars in thousands)
   Total assets                                     $157,562                $161,814                $160,246
   Earning assets                                    147,413                 151,937                 149,367
   Deposits                                          141,426                 145,372                 145,182
   Loans to deposits                                   36.37%                  36.31%                  41.02%
   Loans to total assets                               32.65                   32.62                   37.16
   Debt securities to total assets                     60.66                   58.10                   54.18

             The composition of total assets and earning assets changed during 1994 as funds were shifted into investments due to a decrease in loan demand and a decrease in customer deposits. Investment securities were $95,577,000 at December 31, 1994 as compared to $94,013,000 and $86,820,000 at December 31, 1993 and 1992,
respectively, while loans, net of unearned discount, decreased to $51,442,000 at December 31, 1994 from $52,781,000 and $59,553,000 at
December 31, 1993 and 1992, respectively.

             During 1993, investment securities increased $7,193,000 and loans, net of unearned discount, decreased $6,772,000. The net increase in these earning assets resulted from increased customer deposits being invested in investment securities as loan demand was lower during 1993 than during 1992. During the lower interest rate environment of 1992 and 1993, customers were refinancing home mortgages to fixed rate loans at the lower interest rates. Illinois
State Bank sold $12,398,000 and $13,336,000 of home mortgage loans on the secondary market in 1993 and 1992, respectively. Additionally, River Bend experienced a change in the deposit mix during 1993 as average interest-bearing demand and savings deposits increased approximately $9,165,000, while average time deposits decreased approximately $7,510,000. This trend was primarily attributable to the lower interest rate environment experienced during 1993 as maturing, longer-term time deposits were reinvested in more liquid instruments.

             River Bend's earning assets decreased $4,524,000 from December 31, 1993 to December 31, 1994 while total assets decreased $4,252,000 during the same period. Interest-bearing deposits decreased $5,656,000 while total deposits decreased $3,946,000. The decrease in deposits was largely due to the increasing interest rate environment as customers moved their funds outside of River Bend to take advantage of higher yielding investment opportunities.

             River Bend's earning assets increased $2,097,000 from December 31, 1994 to September 30, 1995 while total assets increased $2,263,000 during the same period. Interest-bearing deposits decreased $1,217,000 while total deposits decreased $739,000. This decrease in interest-bearing deposits is due to the level of interest rates being offered on other investment opportunities.

             CAPITAL ADEQUACY

             River Bend's equity capital was $14,073,000 at September 30, 1995. This represented an increase of 12.8% over equity capital at December 31, 1994 and resulted from net income for the first nine months of 1995 of $1,450,000, offset by dividends paid of $326,000 and a $477,000 increase in the net unrealized gain on investment securities available-for-sale.

             River Bend's equity capital was $12,472,000, $11,207,000 and $9,283,000 at December 31, 1994, 1993 and 1992, respectively. During 1994, equity capital increased $1,265,000, or 11.3%, as a result of net income of $2,018,000, offset by dividends paid of $386,000 and a net unrealized loss on securities available-for-sale of $396,000. During 1993, equity capital increased $1,923,000, or 20.7%.
This increase was attributable to net income of $1,952,000, offset by a $29,000 change in unrealized losses on marketable equity securities.

             Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991.
These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements among the various regulators.
Currently, the risk-based capital guidelines require River Bend to meet a minimum total capital ratio of 8.0%, of which at least 4.0% must consist of Tier 1 capital. Tier 1 capital generally consists of
(a) common stockholders' equity, (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the FDIC and (c) minority interests in the equity accounts of consolidated securities less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier 1 capital. The FDIC also requires a minimum leverage ratio of 3.0%, defined as the ratio of Tier 1 capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations.

             The following table summarizes on a consolidated basis
River Bend's risk-based capital and leverage ratios:

                                         RISK-BASED CAPITAL RATIOS
         --------------------------------------------------------------------------------------------
                            TOTAL                                           TIER 1
         --------------------------------------------    --------------------------------------------
         SEPTEMBER 30,           DECEMBER 31,            SEPTEMBER 30,           DECEMBER 31,
         -------------   ----------------------------    -------------   ----------------------------
             1995        1994        1993        1992        1995        1994        1993        1992
             ----        ----        ----        ----        ----        ----        ----        ----
            19.71%      17.80%      14.51%      10.65%      18.46%      16.56%      13.26%       9.54%
            =====       =====       =====       =====       =====       =====       =====        ====

                                                LEVERAGE RATIOS
              ------------------------------------------------------------------------------------
              SEPTEMBER 30,           DECEMBER 31,               DECEMBER 31,         DECEMBER 31,
              -------------           ------------               ------------         ------------
                  1995                    1994                       1993                 1992
                  ----                    ----                       ----                 ----
                  7.87%                   7.25%                      6.00%                4.83%
                  ====                    ====                       ====                 ====

           Additionally, financial analysts often track primary capital levels as an indicator of capital adequacy. Primary capital includes equity capital, allowance for loan losses and debt considered equity for regulatory capital purposes. At September 30, 1995, on a consolidated basis River Bend's primary capital was $14,854,000 compared to $13,729,000, $12,143,000 and $10,188,000 at
December 31, 1994, 1993 and 1992, respectively. River Bend's primary capital to assets ratio on a consolidated basis was 9.29% at September 30, 1995 compared to 8.71%, 7.50% and 6.36% at December 31, 1994, 1993 and 1992, respectively.

RISK MANAGEMENT

           River Bend's management objective in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit and liquidity risks. The following is a discussion of River Bend's management of these risks.

           MARKET RISK MANAGEMENT. River Bend's management believes its loan and investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market.

           River Bend does not have any particular concentration of credit in any one economic sector. However, $23,377,000, or 45.2%, of the loan portfolio was concentrated in and secured by real estate at December 31, 1994. Of the $23,377,000 in loans secured by real estate, $16,664,000, or 32.3%, of total loans were secured by one- to four-family residential mortgages. Commercial loans as of December 31,1994 totaled $20,783,000, or 40.2%, of the loan portfolio. The commercial loan portfolio, which includes loans made primarily to businesses located in Madison County and served by River Bend, is generally secured by business assets such as inventory, accounts receivable and equipment. At December 31, 1994, the total investment portfolio was $95,577,000, an increase of 1.7% from the same period in 1993. Approximately 54.6% of the portfolio is comprised of U.S. government issues.

           CREDIT RISK MANAGEMENT. The risks River Bend's management assumes in providing credit products to customers is fundamental to its business operation. Credit risk management includes defining an acceptable level of risk and return, establishing policies and procedures to govern the credit process and maintaining a thorough portfolio review function. Credit policies are ultimately the responsibility of River Bend's Board of Directors and, as such, are reviewed and approved by the Board of Directors. Of equal importance in this risk management process are the ongoing, monitoring procedures performed by management.

           Nonperforming loans represented .19% of total loans at September 30, 1995 compared to .34%, .76% and 1.48% at December 31, 1994, 1993 and 1992, respectively. Other real estate owned by River Bend as a result of foreclosure transactions was $-0- at September 30, 1995 and December 31, 1994 compared to $190,000 and $92,000 at December 31, 1993 and 1992, respectively.

           LIQUIDITY RISK MANAGEMENT. Liquidity is a measurement of River Bend's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. River Bend actively manages the composition of its assets and liabilities to maintain the appropriate level of liquidity in the balance sheet.
Management is guided by regularly reviewed policies when determining the appropriate portion of total assets which should be comprised of readily marketable assets available to meet future liquidity needs. Much of this liquidity risk management has been discussed previously in connection with the liquidity and rate sensitivity.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

           During May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114) and SFAS 115 Accounting for Certain Investments in Debt and Equity Securities. During October 1994, the FASB issued SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amends SFAS 114. During October 1994, the FASB issued SFAS 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. In March 1995, the FASB issued SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In May 1995, the FASB issued SFAS 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65. In December 1994, the American Institute of Certified Public Accountants issued Statement of Position 94-6, Disclosure of Certain Significant Risks and Uncertainties (SOP 94-
6).

           SFAS 114 (as amended by SFAS 118) amends SFAS 5, Accounting for Contingencies, and SFAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, and became effective for River Bend on January 1, 1995. SFAS 114 defines the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan will be required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the measurement method used historically, SFAS 114 will require a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan will be measured by discounting the total expected future cash flow at the loan's effective rate of interest as stated in the original loan agreement.

           SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. River Bend elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans.

           The impact of initially applying SFAS 114 and SFAS 118 was not reported as an accounting change; rather, it was reported as a component of the provision for loan losses charged to operations but had no effect on River Bend's consolidated financial condition as a result of implementation. SFAS 114 and SFAS 118 are effective for fiscal years beginning after December 15, 1994.

           SFAS 115 supersedes SFAS 12, Accounting for Certain Marketable Securities, and related interpretations, and significantly amends SFAS 65, Accounting for Certain Mortgage Banking Activities, and SFAS No. 60, Accounting and Reporting by Insurance Enterprises. River Bend adopted the provisions of SFAS 115 on January 1, 1994.

           SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS 115, debt and equity securities are classified into one of three categories: trading, available-for-sale and held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which River Bend has the ability and intent to hold until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale.

           Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in earnings for transfers into the trading category. Unrealized gains and losses associated with transfers of securities from the held-to-maturity category to the available-for-sale category are recorded as a separate component of stockholders' equity and amortized into earnings over the remaining life of the security as an adjustment to yield using the interest method.

           A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

           For securities in the available-for-sale and held-to-maturity categories, premiums and discounts are amortized and accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

           As previously mentioned, effective January 1, 1994, River Bend adopted SFAS 115, for which the cumulative effect was recorded on the consolidated balance sheet on that date. On January 1, 1994, debt and marketable equity securities with a fair value of $996,000 were classified as trading securities; debt and marketable equity securities with an amortized cost of $71,128,000 were classified as held-to-maturity securities; debt and marketable equity securities with an amortized cost of $21,888,000 were classified as available-for-sale securities; a market valuation account was established for the available-for-sale securities of $565,000 to increase the recorded balance of such securities at January 1, 1994 to their fair value on that date; a deferred tax liability of $219,000 was recorded to reflect the tax effect of the market valuation account; and the net increase resulting from the market valuation adjustment at January 1, 1994 was recorded as a separate component of stockholders' equity. Prior to the adoption of SFAS 115, marketable equity securities were carried at the lower of cost or estimated market value. A deferred tax benefit was established for the unrealized loss on marketable equity securities at January 1, 1994.

           As of December 31, 1994, debt and marketable equity securities with a fair market value of $451,000 were classified as trading securities; debt and marketable equity securities with an amortized cost of $75,793,000 were classified as held-to-maturity securities; debt and marketable equity securities with an amortized cost of $19,979,000 were classified as available-for-sale securities; the market valuation account for the available-for-sale securities was adjusted to approximately $(646,000) to decrease the recorded balance of such securities at December 31, 1994 to their fair value on that date; the deferred tax liability was adjusted to a deferred tax asset of approximately $250,000 to reflect the tax effect of the market valuation account; and the separate component of stockholders' equity was adjusted to a $(396,000) balance, resulting from the market valuation adjustment at December 31, 1994. The significant change in the market valuation account and related components resulted from an overall increase in the interest rate environment during 1994, as a direct result of the Federal Reserve Board increasing the discount interest rate.

           As of September 30, 1995, debt and marketable equity securities with an amortized cost of $70,727,000 were classified as held-to-maturity securities; debt and marketable equity securities with an amortized cost of $25,586,000 were classified as available-for-sale securities; the market valuation account for the available-for-sale securities was adjusted to $172,000 to increase the recorded balance of such securities at September 30, 1995 to their fair value on that date; the deferred tax asset was adjusted to a deferred tax liability of $91,000 to reflect the tax effect of the market valuation account; and the separate component of stockholders' equity was adjusted to an $81,000 balance, resulting from the market valuation adjustment at September 30, 1995. The significant change in the market valuation account and related components resulted from continued increases in the interest rate environment and $10,100,000, or 69.8%, of total securities purchased for the nine months ended September 30, 1995 being classified as available-for-sale securities as compared to $4,700,000, or 16.7%, of those securities purchased for the year ended December 31, 1994. No debt or marketable equity securities were classified as trading securities as of September 30, 1995.

           SFAS 119 requires disclosures about the amounts, nature, and terms of derivative financial instruments that are not subject to SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, because they do not result in off-balance-sheet risk of accounting loss. SFAS 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

           SFAS 119 was effective for financial statements issued for fiscal years ending after December 15, 1994, and resulted in no effect on River Bend's consolidated financial statements other than additional disclosure requirements with respect to fixed rate loan commitments.

           SFAS 121 is effective for fiscal years beginning after December 15, 1995. Earlier application is permitted. SFAS 121 will require, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. River Bend plans to adopt the provisions of SFAS 121 effective January 1, 1996. Management believes the adoption of SFAS 121 will not have a material impact on their consolidated financial statements.

           SFAS 122 amends SFAS 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without mortgage servicing rights) based on their relative fair values, if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans, and no cost should be allocated to mortgage servicing rights. SFAS 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 must be applied prospectively for fiscal years beginning after December 15, 1995, with earlier adoption encouraged, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of SFAS 122. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of SFAS 122 is prohibited. River Bend plans to adopt the provisions of SFAS 122 effective January 1, 1996. Management of River Bend does not believe the adoption of SFAS 122 will have a material effect on its consolidated financial position.

           SOP 94-6 is effective for fiscal year ending after December 15, 1995. Earlier application is permitted. SOP 94-6 will require, among other things, that entities include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. In addition, SOP 94-6 requires disclosures about current vulnerability due to certain concentrations. River Bend adopted the provisions of SOP 94-6 effective January 1, 1995. The adoption of SOP 94-6 had no impact on River Bend's consolidated financial statements.

EFFECT OF INFLATION

           Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature.
Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

           Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio. One of the most important effects that inflation has had on the commercial banking industry is to reduce the proportion of earnings paid out in the form of dividends.

           Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again, there is no simple way to measure the effect on the various categories of income and expense.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of the Record Date, certain information with respect to the ownership of River Bend Stock by each person, group or entity known by the Board of Directors of River Bend to own of record more than five percent of the outstanding shares of River Bend Stock, each director of River Bend and all directors and executive officers of River Bend as a group.


                                                 Amount and Nature of                     Percent of
      Name of Beneficial Owner                  Beneficial Ownership<F1>                     Class
      ------------------------                  ------------------------                     -----
       Byron L. Farrell                      11,300<F2>   Class I Common Stock                7.2%
         One Lockhaven Manor                 57,253<F2>   Class II Common Stock               7.3
         Godfrey, Illinois  62035                --       Preferred Stock                      --

       Janice C. Farrell                      9,636<F3>   Class I Common Stock                6.1
         One Lockhaven Manor                 56,971<F3>   Class II Common Stock               7.3
         Godfrey, Illinois  62035             1,176<F3>   Preferred Stock                    19.6

       Harley T. Godard, Director,           15,176<F4>   Class I Common Stock                9.7
         Vice President and Secretary        75,880<F4>   Class II Common Stock               9.7
         270 Shady Lane                         504<F4>   Preferred Stock                     8.4
         East Alton, Illinois  62024

       Donald W. Griffin, Director               --       Class I Common Stock                 --
         92 Old Boston Road                   5,000<F5>   Class II Common Stock               0.6
         Wilton, Connecticut  06897              --       Preferred Stock                      --

       Jane Hadley                           11,717<F6>   Class I Common Stock                7.5
         11 Lochwynd Court                   59,985<F6>   Class II Common Stock               7.6
         Phoenix, Maryland  21131               398<F6>   Preferred Stock                     6.6

       Elizabeth Helmkamp                     2,581<F7>   Class I Common Stock                1.6
         P.O. Box 486                        51,358<F7>   Class II Common Stock               6.5
         East Alton, Illinois  62024             --       Preferred Stock                      --

       John G. Helmkamp, Jr., Director      105,195<F8>   Class I Common Stock               67.0
         President and Treasurer            458,251<F9>   Class II Common Stock              58.4
         P.O. Box 486                         5,192<F10>  Preferred Stock                    86.7
         East Alton, Illinois  62024

       All Directors and Executive          120,371       Class I Common Stock               76.6
         Officers (3 persons)               539,131       Class II Common Stock              68.7
                                              5,696       Preferred Stock                    95.1

-----------------

<F1>  Beneficial ownership of shares as of September 30, 1995 as determined in accordance with applicable Commission rules, includes all shares as to which the person directly or indirectly has or shares voting and/or dispositive control and all shares as to which the person has a right to acquire sole or shared voting and/or dispositive control within 60 days of the reporting date.

<F2>  Mr. Farrell holds sole beneficial ownership to 6,862 shares of
      Class I Common Stock and 35,063 shares of Class II Common Stock, and as President of Helmkamp Construction Co. shares voting and dispositive control of 4,438 shares of Class I Common Stock and 22,190 shares of Class II Common Stock.

<F3>  Ms. Farrell holds sole beneficial ownership to 2,141 shares of
      Class I Common Stock, 12,105 shares of Class II Common Stock and 14 shares of Preferred Stock, and shares voting and dispositive control with John G. Helmkamp, Jr. with respect to 7,495 shares of Class I Common Stock, 44,866 shares of Class II Common Stock and 1,162 shares of Preferred Stock held by various trusts.

<F4>  Mr. Godard holds sole beneficial ownership to all shares.

<F5>  Mr. Griffin holds sole beneficial ownership to all shares.

                                    - 67 -

<F6>  Ms. Hadley holds sole beneficial ownership to 11,717 shares of
      Class I Common Stock, 59,985 shares of Class II Common Stock and 13 shares of Preferred Stock, and shares voting and dispositive control with John G. Helmkamp, Jr. with respect to 285 shares of Preferred Stock held by various trusts.

<F7>  Ms. Helmkamp holds the sole beneficial ownership to 2,581 shares of Class I Common Stock and 23,358 shares of Class II Common Stock, and shares voting and dispositive control with Mark Kratschmer with respect to 28,000 shares of Class II Common Stock held by a trust.

<F8>  Mr. Helmkamp holds sole beneficial ownership to 97,700 shares, and shares voting and dispositive control with Janice C.
      Farrell with respect to 7,495 shares held by various trusts.

<F9>  Mr. Helmkamp holds sole beneficial ownership to 347,479 shares, and shares voting and dispositive control with Janice
      C. Farrell with respect to 54,772 shares held by various trusts, and with Mark Kratschmer with respect to 56,000 shares held by various trusts.

<F10> Mr. Helmkamp holds sole beneficial ownership to 3,449 shares, and shares voting and dispositive control with Janice C. Farrell with respect to 1,358 shares held by various trusts and with Jane Hadley with respect to 385 shares held by various trusts.



                   INFORMATION REGARDING MAGNA STOCK
                   ---------------------------------

GENERAL

           The authorized capital stock of Magna consists of 40,000,000 shares of Magna Common Stock, 1,000,000 shares of preferred stock, no par value (the "No Par Value Preferred Stock"), 49,500 shares of Class B voting preferred stock, $20.00 par value (the "Voting Preferred Stock"), and 1,000,000 shares of Class C non-voting preferred stock, $.10 par value (the "Non-Voting Preferred Stock"). Magna is authorized to issue its preferred stock in one or more series, with the number of shares, dividends, and other rights, preferences, limitations and terms of each series to be determined and fixed by Magna's Board of Directors without any further action by the stockholders of Magna. In connection with the establishment of Magna's stockholder rights plan in November 1988 (see "Preferred Share Purchase Rights Plan") and the acquisition of another bank holding company in December 1991, Magna designated and reserved for issuance or designated and issued, respectively, certain shares of its preferred stock under each category of its authorized preferred stock. At September 30, 1995,
(i) no shares of Magna's No Par Value Preferred Stock had been issued and (ii) 2,039 shares of the Voting Preferred Stock, no shares of the Non-Voting Preferred Stock and 27,881,344 shares of Magna Common Stock were issued and outstanding.

PREFERRED STOCK

           NO PAR VALUE PREFERRED STOCK

           Except for the designation and reservation of the Series A Junior Participating Preferred Stock (see "Preferred Share
Purchase Rights Plan"), the Board of Directors has not acted to designate or issue any shares of No Par Value Preferred Stock.

           VOTING PREFERRED STOCK

           The Voting Preferred Stock has a cumulative dividend rate of 7.5% per annum of the par value thereof, as and when declared by Magna's Board of Directors. Cash dividends are required to be declared and paid or set aside for payment on the Voting Preferred Stock before any dividends are declared or paid on the Magna Common Stock. Dividend rights with respect to the Voting Preferred Stock rank pari passu with any other shares of equally ranking preferred stock then outstanding.

           In the event of any liquidation, dissolution or winding up of Magna, then, before any distribution shall be made to the holders of Magna Common Stock, the holders of outstanding Voting Preferred Stock are entitled to be paid $20.00 per share, together with all accrued and unpaid dividends thereon, and the holders of Magna Common Stock thereafter are entitled, to the exclusion of the holders of Voting Preferred Stock, to divide ratably the assets of Magna then remaining. Upon liquidation, the Voting Preferred Stock ranks pari passu with any other shares of equally ranking preferred stock then outstanding.

           The holders of Voting Preferred Stock are entitled to one vote for each share and vote together with holders of Magna Common Stock as a single class except as otherwise required by law.

           NON-VOTING PREFERRED STOCK

           Except for the designation and issuance of 19,680 shares, which shares were subsequently redeemed (see "General"), Magna's
Board of Directors has not acted to designate or issue any shares of Non-Voting Preferred Stock.

MAGNA COMMON STOCK

           DIVIDENDS

           The holders of the Magna Common Stock are entitled to share ratably in dividends thereon when, as and if declared by Magna's Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared and funds sufficient for the payment thereof set apart, on all series of preferred stock ranking superior as to dividends to the Magna Common Stock.

           VOTING RIGHTS

           Each holder of Magna Common Stock has one vote for each share held on matters presented for consideration by the holders and vote together with the holders of Voting Preferred Stock as a single class, except as otherwise required by law. The holders of the Magna Common Stock do not have cumulative voting rights in the election of directors.

           PREEMPTIVE RIGHTS

           The holders of Magna Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of Magna.

           LIQUIDATION RIGHTS

           In the event of liquidation, dissolution or winding up of Magna, whether voluntary or involuntary, the holders of Magna
Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its common shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

           ASSESSMENT AND REDEMPTION

           Shares of Magna Common Stock currently outstanding are, and the Magna Common Stock to be issued in this offering will be, fully paid and non-assessable. Such shares do not have any redemption or sinking fund provisions.

           TRANSFER AGENT

           Magna Trust Company, Belleville, Illinois, is the transfer agent of the Magna Common Stock.

PREFERRED SHARE PURCHASE RIGHTS PLAN

           One preferred stock purchase right (a "Magna Right") is attached to each share of Common Stock issued and outstanding or to be issued prior to certain designated events. Each Magna Right expires in 1998 unless first exercised, redeemed or converted. The Magna Rights become exercisable and detach from the Common Stock on the tenth day after the public announcement that a person or group is the beneficial owner of securities representing 20 percent or more of the voting power of Magna or upon the commencement, or the announcement of the intent of a person or group to commence, a tender offer which would result in any person or group becoming the beneficial owner of securities representing 20 percent or more of the voting power of Magna without the prior written consent of Magna's Board of Directors. When exercisable, each Magna Right will entitle the holder thereof to purchase one one-hundredth of a share of Magna's Series A Junior Participating Preferred Stock at a purchase price of $50.00 per one one-hundredth of a share. The Series A Junior Participating Preferred Stock is a voting, cumulative, participating series ranking junior to the Voting Preferred Stock in terms of liquidation and dividend preferences. In certain circumstances, the Magna Rights may be redeemed by Magna's Board at a redemption price of $.01 per Magna Right or may be exchanged for Common Stock at an exchange rate of one share of Common Stock for each Magna Right. In the event that a person or group actually acquires beneficial ownership of securities representing 20 percent or more (but less than 85 percent in a tender offer for all shares) of the voting power of Magna, holders of the Magna Rights (other than the acquiring person or group) may purchase the number of shares of Common Stock having a market value of twice the purchase price applicable to the Magna Rights. If Magna is acquired (or substantially all of the assets or earning power are transferred) after the Magna Rights become exercisable, the holders of the Magna Rights (other than the acquiring person or group) may purchase the number of shares of the acquiring company having a market value of twice the purchase price applicable to the Magna Rights. Currently, 400,000 shares of Series A Junior Participating Preferred Stock are authorized and reserved for issuance upon exercise of Magna Rights. The Magna Rights may have the effect of delaying, deferring or preventing a future takeover or change of control of Magna unless such takeover or change of control is approved by Magna's Board of Directors. Such provisions may result in Magna being less attractive to a potential acquiror.

RESERVATION OF SHARES

           At September 30, 1995, approximately 4,684,554 shares of Magna Common Stock were reserved for issuance in connection with conversion of the Convertible Subordinated Capital Notes,
Convertible Subordinated Debentures and Magna's stock-based compensation plans.

OTHER MATTERS

           Magna's Certificate of Incorporation and By-Laws contain provisions which: (i) classify Magna's Board of Directors into three classes and stagger the terms of such classes; (ii) prohibit the removal of a director or directors without cause by the stockholders; (iii) require the affirmative vote of holders of at least 80% of the voting power of all shares of the outstanding capital stock of Magna to approve certain "business combinations" with "interested parties" unless such transactions are approved by at least two-thirds of Magna's Board of Directors; and (iv) require an affirmative vote of at least 80% of the voting power of all shares of the outstanding capital stock of Magna for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of Magna's Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of Magna's Board of Directors and may have the effect of delaying, deferring or preventing a future takeover or change of control of Magna unless such takeover or change of control is approved by Magna's Board of Directors. Such provisions may result in Magna being less attractive to a potential acquiror.

RESTRICTIONS ON RESALE OF MAGNA COMMON STOCK BY AFFILIATES

           Under Rule 145 of the Securities Act, certain persons who receive Magna stock pursuant to the Merger and who are deemed to be "affiliates" of River Bend will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with River Bend at the time the Merger is submitted to a vote of the shareholders of River Bend. Each affiliate of River Bend (e.g., generally any director or executive officer or shareholder of River Bend who beneficially owns a substantial number of outstanding shares of River Bend stock) who desires to resell Magna Common Stock received in the Merger must sell such stock either pursuant to an effective registration statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

           Rule 145(d) requires that persons deemed to be affiliates resell their stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years if such person is not an affiliate of Magna and if Magna is current in the filing of its periodic securities law reports, a former affiliate of River Bend may freely resell the stock received in the Merger without limitation. After three years from the issuance of the stock, if such person is not an affiliate of Magna at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of Magna's periodic securities law filings. The shares of Magna Common Stock to be received by affiliates of River Bend in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF MAGNA AND SHAREHOLDERS
OF RIVER BEND

           Magna is incorporated under the laws of the State of Delaware, while River Bend is incorporated under the laws of the State of Illinois. The rights of Magna's stockholders are governed by Magna's Certificate of Incorporation and By-Laws and The General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). The rights of River Bend shareholders are governed by River Bend's Articles of Incorporation and By-Laws and by the Illinois Business Corporation Act of 1983, as amended (the "Illinois Act"). The rights of River Bend shareholders who receive shares of Magna Common Stock in the Merger will thereafter be governed by Magna's Certificate of Incorporation and By-Laws and by the Delaware Corporation Law. In many respects the rights of Magna stockholders and River Bend shareholders, as provided under the respective organizational documents, are similar. The significant rights of such shareholders, and, where applicable, the differences between the rights of Magna stockholders and River Bend shareholders, are summarized below.

           PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "INFORMATION REGARDING MAGNA STOCK - Preferred Share Purchase Rights Plan," Magna's Common Stock has Magna Rights attached, which may deter certain takeover proposals. River Bend has no rights plan.

           SUPERMAJORITY PROVISIONS. Magna's Certificate of Incorporation and By-Laws require a vote of 80% of the outstanding shares to remove directors without cause, to approve certain business combinations, and to amend these provisions of the Certificate of Incorporation and By-Laws. Such supermajority provisions may have the effect of discouraging takeover attempts that do not have Board approval as well as delay a majority holder from taking control of the Board of Directors of Magna. River Bend's organizational documents do not require supermajority approval of any corporate action.

           VOTING FOR DIRECTORS. The Illinois Act provides for cumulative voting for the election of directors if the Articles of Incorporation do not provide otherwise. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve proportional board representation. River Bend's Articles of Incorporation provide for cumulative voting rights. Magna's Certificate of Incorporation and By-Laws do not provide for cumulative voting in the election of directors. In contrast to cumulative voting, under non-cumulative voting, holders of a majority of outstanding shares of voting stock may elect the entire Board of Directors, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

           CLASSIFIED BOARD. As described under "INFORMATION REGARDING MAGNA STOCK - Other Matters," the Board of Directors of Magna is divided into three classes of directors, with each class being elected to a staggered three-year term. River Bend does not have a classified Board of Directors. The effect of a staggered Board of Directors may be to delay a majority holder of Magna Common Stock from electing a majority of the Board of Directors.

           PREEMPTIVE RIGHTS. Neither River Bend's Articles of Incorporation nor Magna's Certificate of Incorporation provide for preemptive rights. Preemptive rights provide shareholders of a corporation issuing new shares of its capital stock with the right to purchase a percentage of the newly issued capital stock that equals their percentage of ownership of the already outstanding capital stock of the corporation.

           DISSENTERS' RIGHTS. Under the Illinois Act, a shareholder of any corporation which is party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the fair value of his/her shares. The Delaware Corporation Law, provides, however, that, with certain limited exceptions, no such dissenters' rights are available to holders of shares that are listed on a national securities exchange or are held of record by more than 2,000 stockholders. Holders of Magna Common Stock would therefore have no general right to dissent from any merger, consolidation or disposition of assets since there are in excess of 2,000 holders of record of Magna Common Stock.

           ANTITAKEOVER STATUTES. Each of Illinois and Delaware has enacted a business combination moratorium statute which generally prohibits a domestic corporation from engaging in mergers or other business combinations with certain "interested persons" for a statutory time period. The moratorium can be avoided if the business combination is approved by the Board of Directors prior to the date on which the interested stockholder acquires the requisite percentage of stock. The Illinois Act and the Delaware Corporation Law both impose a 3 year moratorium on such transactions, thereby potentially increasing the period during which a hostile bid may be frustrated. In addition, both the Illinois Act and the Delaware Corporation Law do not apply if the interested stockholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder. Thus, a person acquiring at least 85% could circumvent the defensive provisions of the Delaware law and the Illinois Act.

           STOCK PURCHASE AGREEMENTS. Most of the shareholders of River Bend have entered into one of two different versions of agreements (the "Shareholder Agreements") with River Bend and John
G. Helmkamp, Jr., President of River Bend ("Helmkamp"), respecting the transfer of shares of River Bend Stock owned by such holder. For those holders who are employees and/or directors of River Bend or Illinois State Bank, the agreements generally provide: (i) that the holder may not voluntarily transfer the shares held without first offering the shares to River Bend (with Helmkamp also granted an option to purchase the shares), upon the same terms and conditions as the holder was to have sold to the prospective purchaser (a right of first refusal); (ii) that upon the death, retirement or termination of employment, River Bend will purchase and the holder will sell all subject shares at an agreed-upon price, based upon adjustments to the appraised fair market value (with Helmkamp having the option to purchase the shares in lieu of River Bend); and (iii) that upon an involuntary transfer, River Bend and Helmkamp will have the option to purchase the shares at an agreed-upon price based upon adjustments to the appraised fair market value. The Shareholder Agreements that were executed by those who are neither employees nor directors of River Bend or Illinois State Bank generally provide River Bend with a right of first refusal with respect to voluntary transfers (with Helmkamp also granted an option to purchase the shares).

           In addition to the foregoing, each of the Shareholder Agreements provides that in the event that there is a change in control of River Bend (defined to be where Helmkamp and his immediate family no longer hold, directly or indirectly, beneficial ownership of a majority of River Bend's voting shares of capital stock), the holder may, upon the occurrence of certain events, require that the holder's shares be purchased by River Bend, at a per share purchase price equal to the average per share purchase price in the change in control transaction. Such provision will not be triggered as a result of the Merger.

           Similarly, River Bend can require the holder to sell all shares held by the holder to River Bend in the event of a change of control, at a per share purchase price equal to the average per share purchase price in the change of control transaction. However, in the Reorganization Agreement, River Bend and Helmkamp agreed to waive any purchase options it or he held with respect to shares subject to the Shareholder Agreements; thus the transactions contemplated in the Reorganization Agreement will not result in River Bend or Helmkamp exercising an option to acquire any shares subject to any of the Shareholder Agreements.

           The shares of Magna Common Stock to be issued as Stock Distribution will not be subject to any agreements, other than shares held by affiliates of River Bend. See " - Restrictions on Resale of Magna Common Stock by Affiliates." Thus former shareholders of River Bend who receive shares of Magna Common Stock as Stock Distribution will receive neither the rights nor the obligations they had with respect to shares of River Bend subject to one of the Shareholder Agreements.

                      SUPERVISION AND REGULATION
                      --------------------------

REGULATORY APPROVALS OF THE MERGER

           As bank holding companies, Magna and River Bend are subject to regulation under the BHCA by the Federal Reserve Board. Bank holding companies are required to file reports with the Federal Reserve Board and to provide such additional information as the Federal Reserve Board may require.

           The Merger is subject to approval by the Federal Reserve Board under Section 3 of the BHCA. Under Section 3(a)(3) of the BHCA, Magna is required to obtain the prior approval of the Federal Reserve Board before acquiring direct or indirect ownership or control of any voting shares of any bank (which it will do through the Merger since, after the Merger, Magna will own more than five percent of the voting shares of Landmark, the surviving entity in the Merger, and thereby indirectly control Illinois State Bank).

           Under the BHCA, the Federal Reserve Board must withhold approval of the Merger if it finds that the Merger would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. The Federal Reserve Board may not approve the Merger if it finds that the effect of the Merger may be to substantially lessen competition or to tend to create a monopoly or if the Merger would in any other manner be in restraint of trade, unless it finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served.

           In reviewing the Merger, the Federal Reserve Board must examine the financial and managerial resources and future prospects of the combined organization and, under the terms of the Community Reinvestment Act of 1977, will assess the companies' records of meeting the credit needs of the local communities in which they are chartered consistent with the safe and sound operation of such institutions. Under the BHCA, the Merger may not be consummated sooner than the 15th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action could stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

           Pursuant to the Illinois Banking Act, Magna must obtain the prior approval of the Illinois Commissioner to acquire River Bend and, thus, indirectly acquire Illinois State Bank. As a state bank, Illinois State Bank is regulated and supervised by the Illinois Commissioner. The approval of the Illinois Commissioner is a condition to consummation of the Merger. In processing Magna's application to acquire River Bend, the Illinois Commissioner must determine the following: (i) that the general character of Magna's management is such as to assure reasonable promise of successful, safe and sound operation of Illinois State Bank; (ii) that the future earnings prospects, upon consummation of the Merger are favorable; and (iii) that any prior involvement by Magna, or by the proposed management personnel of any other financial institution, whether as stockholder, director, officer or customer, was conducted in a safe and sound manner.

GENERAL REGULATORY CONSIDERATIONS

           As a bank holding company, Magna is subject to regulation under the BHCA and its examination and reporting requirements.
Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.


           Magna and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of Magna's subsidiaries, and therefore the earnings of Magna, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (the
"OCC"). In addition, there are numerous governmental requirements and regulations that affect the activities of Magna and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

           There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

           Magna is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of Magna's revenues are dividends and management fees from its banking subsidiary. Various federal statutory provisions limit the amount of dividends Magna Bank can pay to Magna without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand, after deducting losses and bad debt. All debts due to any national bank on which interest is due and unpaid for a period of six months, unless the same are well secured and in the process of collection, are considered bad debts. The payment of dividends and management fees by any affiliate bank may also be affected by other factors, such as the maintenance of adequate capital for such affiliate bank.

CAPITAL ADEQUACY

           The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

           In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

           The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, certain non-cumulative and cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries; Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk-based capital minimum standards.

           In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies.
These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

           The federal bank regulatory agencies have issued various proposals to amend the risk-based capital guidelines for banks and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and (ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected. A proposal recently issued by the Federal Reserve Board and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. Magna believes that these changes will not, if adopted, have a material effect on its compliance with capital adequacy requirements.

FDIC INSURANCE ASSESSMENTS

           Magna Bank is subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Under this schedule, the annual premiums initially ranged from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

           The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), which was adopted to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds -- the Bank Insurance Fund ("BIF") for banks and the SAIF for savings associations. The law also requires the FDIC to set deposit insurance assessments at such levels as will cause the BIF and the SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time.
Due to the low costs of resolving bank insolvencies in the last few years, the BIF reached its designated reserve ratio in May 1995.
As a result, in November 1995, the FDIC lowered deposit insurance assessment rates for all banks by revising the range to $.04 to $.31 for every $100 of deposits. In addition, effective January 1, 1996, due to the fact that the BIF had reached its designated reserve ratio, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed.

           The balance in the SAIF is not expected to reach the designated reserve ratio until about the year 2002, as the law provides that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source. Accordingly, it is likely that the SAIF rates will be significantly higher than the BIF rates in the future. Magna acquired an insignificant amount of SAIF-insured deposits during the years from 1989 to the present and is required to pay deposit insurance premiums on these SAIF-insured deposits. Magna does not expect that such additional deposit insurance costs will have a significant adverse effect on its earnings.

SUPPORT OF SUBSIDIARY BANK

           Under Federal Reserve Board policy, Magna is expected to act as a source of financial strength to Magna Bank and to commit resources to support Magna Bank in circumstances where it might not choose to do so absent such a policy. In addition, any capital loans by Magna to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary. This support may be required at times when Magna may not find itself able to provide it.

           Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

           Although FIRREA was enacted primarily to deal with problems in the savings and loan industry, it also affected commercial banking organizations. FIRREA mandates public disclosure by commercial banks of their Community Reinvestment Act ratings and mortgage lending records, established enhanced enforcement measures which are available for bank regulators to use against commercial banks and bankers and imposes cross liability on insured institutions under common control with any insured institution to which the FDIC gives financial assistance. FIRREA also permits bank holding companies to acquire savings and loan associations, subject to the approval of the Federal Reserve Board.

           FIRREA also contains a "cross-guarantee" provision that could result in insured depository institutions owned by Magna being assessed for losses incurred by the FDIC in connection with the failure of, or assistance provided by the FDIC to avert the failure of, any other insured depository institution controlled by Magna. Under FIRREA, failure to meet certain capital guidelines could subject a banking institution to a variety of enforcement remedies available to Federal regulatory authorities, including the termination of deposit insurance by the FDIC.

           The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") increases funding for the FDIC's bank insurance fund, and establishes standards for, and restrictions on, activities of depository institutions based upon capital status and supervisory evaluation by Federal banking regulators. Under FDICIA, banks are placed in one of five capital categories, for which the Federal banking agencies have established specific ratio levels. Pursuant to the agencies' regulations, an institution is considered "well capitalized" if it has a total risk-based capital ratio of at least 10%, a tier 1 risk-based capital ratio of at lease 6% and a
leverage capital ratio of at least 5%.   In addition, regardless of
a bank's capital level, a bank is not considered "well capitalized" if it is subject to a cease and desist order, formal agreement, capital directive or prompt corrective action directive that requires it to achieve or maintain a higher level of capital. An institution is considered "adequately capitalized" if it has a total risk-based capital ratio of at least 8%, a tier 1 risk-based capital ratio of at least 4% and a leverage capital ratio of at least 4%. Institutions with capital levels below those necessary to qualify as "adequately capitalized" are deemed to be either "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," depending on their specific capital needs.

           FDICIA, through its prompt corrective action system, imposes significant operational and management restrictions on banks that are not considered at least "adequately capitalized."
Under FDICIA's prompt corrective action system, a bank in the "undercapitalized" category must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized," or the amount needed to comply with the plan. A bank in the "undercapitalized" category also is subject to limitations in numerous areas including, but not limited to: asset growth; acquisitions; branching; new business lines; acceptance of brokered deposits; and borrowings from the Federal Reserve System. Progressively more burdensome restrictions are applied to banks in the "undercapitalized" category that fail to submit or implement a capital plan and to banks that are in the "significantly undercapitalized" or "critically undercapitalized" categories. A bank's primary Federal banking agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by an institution of a rating on its most recent examination of three or worse (on a scale of 1 (best) to 5 (worst)), with respect to its asset quality, management, earnings or liquidity.

           FDICIA and the regulations issued thereunder also have
(i) limited the use of brokered deposits to "well capitalized" banks, and "adequately capitalized" banks that have received waivers from the FDIC; (ii) established restrictions on the permissible investments and activities of FDIC-insured banks and their subsidiaries; (iii) implemented uniform real estate lending rules; (iv) prescribed standards to limit risks posed by credit exposure between banks; (v) revised risk-based capital rules to include components for measuring the risk posed by interest rate changes; (vi) amended various consumer banking laws; (vii) increased restrictions on loans to a bank's insiders' (viii) established standards in a number of areas to assure bank safety and soundness; and (ix) implemented additional requirements for institutions that have $500 million or more in total assets with respect to annual independent audits, audit committees, and management reports related to financial statements, internal controls and compliance with designated laws and regulations.

           Magna continues to analyze the effect of, and address its ongoing compliance with, the various regulations issued under FDICIA. It is anticipated that FDICIA, and the regulations enacted thereunder, will continue to result in more limitations on banking activities generally, and increased costs for Magna and the banking industry because of higher costs of compliance, documentation and record keeping.

DEPOSITOR PREFERENCE STATUTE

           Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, such as River Bend's and Magna's insured bank subsidiaries, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

           In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting
(i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation is to permit Magna to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Illinois and Missouri. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

           The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, was intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities, (ii) remove impediments to the securitization of small business loans, (iii) provide for a reduction in paperwork and to streamline bank regulation through, for example, the coordination of examinations in a bank holding company context, a reduction in the number of currency transaction reports required and improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance, and (iv) increase the level of consumer protection provided to customers in banking transactions. Magna believes that these provisions will not have a material effect on its operations.


               RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
               -----------------------------------------

           Ernst & Young LLP served as Magna's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, audit of employee benefit plans, review and consultation regarding filings with the Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

           KPMG Peat Marwick LLP served as River Bend's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements and consultation on financial accounting and reporting matters. KPMG Peat Marwick LLP intends to have a representative present at the Special Meeting to answer relevant questions regarding the Merger.


                             LEGAL MATTERS
                             -------------

           Certain legal matters will be passed upon for Magna by Thompson & Mitchell, St. Louis, Missouri. As of October 31, 1995, certain lawyers of the firm beneficially owned an aggregate of approximately 42,750 shares of Magna Common Stock. Certain legal matters will be passed upon for River Bend by Suelthaus & Walsh P.C. As of September 30, 1995, no lawyer at Suelthaus & Walsh P.C. owned any shares of River Bend Stock.

           The tax consequences, in general, of the Merger to the shareholders of River Bend will be passed upon by Thompson &
Mitchell, legal counsel to Magna.

                                EXPERTS
                                -------

           The consolidated financial statements of Magna Group, Inc. incorporated by reference in Magna Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           The consolidated financial statements of River Bend for the years ended December 31, 1994 and 1993 and for the three-year period ended December 31, 1994 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, whose report is included herein, and upon the authority of such firm as experts in accounting and auditing.

                             OTHER MATTERS
                             -------------

           The Board of Directors of River Bend, as of the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interest of River Bend.

                         STOCKHOLDER PROPOSALS
                         ---------------------


           Under applicable regulations of the Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for, and to be considered at, the 1996 Annual Meeting of Stockholders of Magna must have been received at the offices of Magna, c/o Secretary, One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401 by December 1, 1995. Stockholders of Magna may submit to Magna proposals for formal consideration at the 1997 Annual Meeting of Stockholders of Magna and inclusion in Magna's proxy statement for such meeting. All proposals must be received at the offices of Magna, c/o Secretary, One Magna Place, 1401 South Brentwood Boulevard,
St. Louis, Missouri 63144-1401 by no later than December 1, 1996. Magna's By-laws also prescribe certain time limitations and procedures regarding prior written notice to Magna by stockholders, which limitations and procedures must be complied with for proposals of stockholders to be included in Magna's proxy statement for, and to be considered at, such annual meeting. Any stockholder who wishes to make such a proposal should request a copy of the applicable provisions of Magna's By-laws from the Secretary of Magna.

                      RIVER BEND BANCSHARES, INC.
                      ---------------------------
                   CONSOLIDATED FINANCIAL STATEMENTS
                   ---------------------------------

                                 INDEX
                                 -----
                                                               Page
                                                               ----
  INDEPENDENT AUDITORS' REPORT. . . . . . . . . . . . . . . . . F-1

  CONSOLIDATED BALANCE SHEETS, AS OF SEPTEMBER 30, 1995
    (UNAUDITED) AND AS OF DECEMBER 31, 1994 AND 1993. . . . . . F-2

  CONSOLIDATED STATEMENTS OF INCOME, NINE MONTHS
    ENDED SEPTEMBER 30, 1995 AND 1994 (UNAUDITED) AND YEARS
    ENDED DECEMBER 31, 1994, 1993 AND 1992. . . . . . . . . . . F-3

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
    EQUITY, NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)
    AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992. . . . . . F-4

  CONSOLIDATED STATEMENTS OF CASH FLOWS, NINE MONTHS
    ENDED SEPTEMBER 30, 1995 AND 1994 (UNAUDITED) AND
    YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992. . . . . . . . F-5

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF
    DECEMBER 31, 1994, 1993 AND 1992. . . . . . . . . . . . . . F-6 - F-22

                        INDEPENDENT AUDITORS' REPORT

The Board of Directors
River Bend Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of River Bend Bancshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of River Bend Bancshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 3, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, at January 1, 1994.



                                        /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
February 17, 1995

                                        RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                                               Consolidated Balance Sheets

                                    September 30, 1995 and December 31, 1994 and 1993
                                   (dollars expressed in thousands, except share data)

                             Assets                                                September 30, 1995     December 31
                             ------                                                ------------------     -----------
                                                                                      (unaudited)       1994        1993
                                                                                                        ----        ----

Cash and due from banks (note 2)                                                       $   4,645       4,361       3,856
Federal funds sold                                                                         2,300         200       4,950
                                                                                         -------     -------     -------
         Cash and cash equivalents                                                         6,945       4,561       8,806
                                                                                         -------     -------     -------
Interest-bearing deposits in other financial institutions                                    194         194         193
Investments in debt and marketable equity securities (note 3):
   Trading account securities, at estimated market value                                    -            451         996
   Available-for-sale, at estimated market value                                          25,758      19,333        -
   Held-to-maturity, at amortized cost (estimated market
      value of  $70,076,  $71,312, and $94,300 at September 30,
      1995 and December 31, 1994 and 1993, respectively)                                  70,727      75,793      93,017
Loans (note 4)                                                                            50,786      51,664      53,074
Less:
   Unearned discount and fees                                                                255         222         293
   Allowance for loan losses                                                                 862         831         936
                                                                                         -------     -------     -------
         Net loans                                                                        49,669      50,611      51,845
                                                                                         -------     -------     -------
Premises and equipment, net (note 5)                                                       2,802       2,935       3,034
Accrued interest receivable                                                                1,630       1,483       1,273
Other assets (note 7)                                                                      2,100       2,201       2,650
                                                                                         -------     -------     -------
         Total assets                                                                  $ 159,825     157,562     161,814
                                                                                         =======     =======     =======

               Liabilities and Stockholders' Equity
               ------------------------------------

Deposits:
   Non-interest-bearing                                                                   17,724      17,246      15,536
   Interest-bearing (note 6)                                                             122,963     124,180     129,836
                                                                                         -------     -------     -------
         Total deposits                                                                  140,687     141,426     145,372
Securities sold under agreements to repurchase                                               763        -           -
Treasury tax and loan short-term borrowings                                                1,064         637       1,350
Note payable (note 8)                                                                      2,368       2,565       3,026
Other liabilities (notes 7 and 9)                                                            870         462         859
                                                                                         -------     -------     -------
         Total liabilities                                                               145,752     145,090     150,607
                                                                                         -------     -------     -------
Commitments and contingencies (note 10)
Stockholders' equity (note 11):
   Preferred stock, $100 par value; 10,000 shares authorized,
      5,991 shares issued and outstanding                                                    599         599         599
   Common stock:
      Class I voting, $1 par value; 200,000 shares authorized,
         157,063 shares issued and outstanding                                               157         157        -
      Class II nonvoting, $1 par value; 1,000,000 shares
         authorized, 785,315 shares issued and outstanding                                   785         785        -
   Common stock, $10 par value; 200,000 shares authorized,
      157,063 shares issued and outstanding                                                 -           -          1,570
   Surplus                                                                                   628         628        -
   Retained earnings                                                                      11,823      10,699       9,038
   Net unrealized holding gains (losses) on securities available-for-sale                     81        (396)       -
                                                                                         -------     -------     -------
         Total stockholders' equity                                                       14,073      12,472      11,207
                                                                                         -------     -------     -------
         Total liabilities and stockholders' equity                                    $ 159,825     157,562     161,814
                                                                                         =======     =======     =======

See accompanying notes to consolidated financial statements.

                                        RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                                            Consolidated Statements of Income

                                    Nine months ended September 30, 1995 and 1994 and
                                      years ended December 31, 1994, 1993, and 1992
                                   (dollars expressed in thousands, except share data)


                                                                     September 30                  December 31
                                                                     ------------            ------------------------
                                                                   1995        1994        1994        1993        1992
                                                                   ----        ----        ----        ----        ----
                                                                      (unaudited)
Interest income:
   Interest and fees on loans (note 4)                         $   3,577       3,148       4,273       4,730       5,580
   Interest on federal funds sold                                    107          44          58         145         141
   Interest and dividends on debt and marketable
     equity securities:
      Taxable                                                      3,880       3,897       5,204       5,067       5,992
      Exempt from federal income taxes                               441         493         648         670         696
   Interest on interest-bearing deposits in other
     financial institutions                                           10          10          13          17          39
                                                                 -------     -------     -------     -------     -------
         Total interest income                                     8,015       7,592      10,196      10,629      12,448
                                                                 -------     -------     -------     -------     -------
Interest expense:
   Interest on deposits (note 6)                                   3,436       2,999       4,041       4,295       5,750
   Other interest expense                                            197         187         249         219         266
                                                                 -------     -------     -------     -------     -------
         Total interest expense                                    3,633       3,186       4,290       4,514       6,016
                                                                 -------     -------     -------     -------     -------
         Net interest income                                       4,382       4,406       5,906       6,115       6,432
Provision for loan losses (note 4)                                    72          80          80         120         108
                                                                 -------     -------     -------     -------     -------
         Net interest income after provision
            for loan losses                                        4,310       4,326       5,826       5,995       6,324
                                                                 -------     -------     -------     -------     -------
Noninterest income:
   Service charges on deposits                                       257         247         335         302         338
   Net gain (loss) on sale of debt and marketable
     equity securities (note 3)                                        7         (18)         19          (5)        248
   Net gain on sale of other real estate                               7          79         151           8           5
   Other noninterest income                                          313         258         315         407         179
                                                                 -------     -------     -------     -------     -------
         Total noninterest income                                    584         566         820         712         770
                                                                 -------     -------     -------     -------     -------
Noninterest expense:
   Salaries and employee benefits (note 9)                         1,508       1,430       2,015       1,984       2,010
   Occupancy (note 5)                                                237         229         303         312         293
   Equipment (note 5)                                                204         178         246         286         244
   FDIC insurance assessment                                         191         245         326         323         310
   Other noninterest expense                                         735         710         951       1,011         896
                                                                 -------     -------     -------     -------     -------
         Total noninterest expense                                 2,875       2,792       3,841       3,916       3,753
                                                                 -------     -------     -------     -------     -------
         Income before applicable income tax
          expense and cumulative effect of
          change in accounting  for income taxes                   2,019       2,100       2,805       2,791       3,341
Applicable income tax expense (note 7)                               569         590         787         828       1,030
                                                                 -------     -------     -------     -------     -------
         Income before cumulative effect of
          change in accounting for income taxes                    1,450       1,510       2,018       1,963       2,311
Cumulative effect of change in accounting for income
   taxes (note 1)                                                   -           -           -            (11)       -
                                                                 -------     -------     -------     -------     -------
         Net income                                            $   1,450       1,510       2,018       1,952       2,311
                                                                 =======     =======     =======     =======     =======
Share data:
   Average common shares outstanding (note 11)                   942,378     942,378     942,378     942,378     942,378
                                                                 =======     =======     =======     =======     =======
   Earnings per common share                                     $ 1.46        1.53        2.06        2.07        2.30
                                                                   ====        ====        ====        ====        ====


See accompanying notes to consolidated financial statements.

                                        RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                                     Consolidated Statements of Stockholders' Equity

                                        Nine months ended September 30, 1995 and
                                      years ended December 31, 1994, 1993, and 1992
                                   (dollars expressed in thousands, except share data)





                                                                                                            Net unreal-
                                                                                                           ized holding
                                                                                                          gains (losses)
                                                              Common stock                                 on securities
                                                 Preferred    ------------     Common           Retained     available-
                                                   stock    Class I Class II   stock   Surplus  earnings      for-sale    Total
                                                   -----    ------- --------   -----   -------  --------      --------    -----

Balance, December 31, 1991                         $ 599       -        -      1,570      -       4,948           -       7,117

Net income                                            -        -        -        -        -       2,311           -       2,311

Cash dividends paid on preferred
   stock ($24.00 per share)                           -        -        -        -        -        (144)          -        (144)
                                                     ---      ---      ---     -----     ---     ------          ---     ------

Balance, December 31, 1992                           599       -        -      1,570      -       7,115           -       9,284

Net income                                            -        -        -        -        -       1,952           -       1,952

Net change in unrealized losses on
   marketable equity securities                       -        -        -        -        -         (29)          -         (29)
                                                     ---      ---      ---     -----     ---     ------          ---     ------

Balance, December 31, 1993                           599       -        -      1,570      -       9,038           -      11,207

Effect of change in accounting
   for debt and marketable
   equity securities, net of tax                      -        -        -        -        -          29          346        375

Exchange of each share of common stock,
   $10 par value, for one share of Class I
   voting common stock, $1 par value,
   and five shares of Class II nonvoting
   common  stock, $1 par                              -       157      785    (1,570)    628        -             -         -

Net income                                            -        -        -        -        -       2,018           -       2,018

Cash dividends paid:
   Preferred stock ($12.00 per share)                 -        -        -        -        -         (72)          -         (72)
   Class I common stock ($.25 per share)              -        -        -        -        -         (39)          -         (39)
   Class II common stock ($.25 per share)             -        -        -        -        -        (196)          -        (196)
   Common stock, before exchange
      ($.50 per share)                                -        -        -        -        -         (79)          -         (79)

Net change in unrealized holding
   gains (losses) on securities
   available-for-sale                                 -        -        -        -        -         -           (742)      (742)
                                                     ---      ---      ---     -----     ---     ------          ---     ------

Balance, December 31, 1994                           599      157      785       -       628     10,699         (396)    12,472

Net income (unaudited)                                -        -        -        -        -       1,450           -       1,450

Cash dividends paid (unaudited):
   Preferred stock ($12.00 per share)                 -        -        -        -        -         (72)          -         (72)
   Class I common stock ($.27 per share)              -        -        -        -        -         (42)          -         (42)
   Class II common stock ($.27 per share)             -        -        -        -        -        (212)          -        (212)

Net change in unrealized holding
   gains (losses) on securities
   available-for-sale (unaudited)                     -        -        -        -        -         -            477        477
                                                     ---      ---      ---     -----     ---     ------          ---     ------

Balance, September 30, 1995
   (unaudited)                                     $ 599      157      785       -       628     11,823           81     14,073
                                                     ===      ===      ===     =====     ===     ======          ===     ======


See accompanying  notes to consolidated financial statements.

                                        RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows

                                    Nine months ended September 30, 1995 and 1994 and
                                      years ended December 31, 1994, 1993, and 1992
                                            (dollars expressed in thousands)


                                                                              September 30                  December 31
                                                                              ------------            ------------------------
                                                                            1995        1994        1994        1993        1992
                                                                            ----        ----        ----        ----        ----
                                                                               (unaudited)

Cash flows from operating activities:
   Net income                                                            $  1,450       1,510       2,018       1,952       2,311
   Adjustments to reconcile net income to net cash provided
      by operating activities:
         Cumulative effect of change in accounting for income taxes           -           -           -            11         -
         Provision for loan losses                                             72          80          80         120         108
         Depreciation and amortization                                        255         393         549         717         342
         Provision for deferred income tax expense                            -           -            66          11        (107)
         Net (gain) loss on sale of debt and marketable equity securities      (7)        (18)        (18)          5        (248)
         (Increase) decrease in accrued interest receivable                  (147)       (303)       (211)        148          91
         Net (acquisitions) proceeds on sales of trading securities           458          11          11        (998)          5
         Net unrealized holding losses on trading securities included
            in earnings                                                       -            43          52         -           -
         Net gain on sale of other real estate                                 (7)        (79)       (151)         (8)         (5)
         Origination of secondary market mortgage loans                    (3,569)     (3,810)    (10,968)    (12,398)    (13,261)
         Proceeds from the sale of secondary market mortgage loans          3,763       4,926      10,672      12,398      13,336
         Other operating activities, net                                      273         (16)         35        (230)       (110)
                                                                          -------     -------     -------     -------     -------
            Net cash provided by operating activities                       2,541       2,737       2,135       1,728       2,462
                                                                          -------     -------     -------     -------     -------
Cash flows from investing activities:
   Net (increase) decrease in interest-bearing deposits in other
      financial institutions                                                  -            (1)         (1)          1         646
   Proceeds from maturities of and principal payments on debt
      securities, available-for-sale                                        4,603       3,102       5,265         -           -
   Proceeds from maturities of and principal payments on debt
      securities, held-to-maturity                                          9,239      12,397      18,391      41,874      28,999
   Proceeds from sales of debt securities                                     -         2,013       2,027       4,297       6,914
   Purchase of debt securities, available-for-sale                        (10,107)     (4,203)     (4,698)        -           -
   Purchase of debt securities, held-to-maturity                           (4,365)    (21,231)    (23,477)    (52,806)    (42,544)
   Net (increase) decrease in loans                                           401         767       1,108       6,336      (1,649)
   Recoveries on loans previously charged off                                  21          43          46          92         119
   Proceeds from sales of other real estate                                   160         378         564         110          60
   Purchase of premises and equipment                                         (37)        (42)        (99)       (611)       (280)
                                                                          -------     -------     -------     -------     -------
            Net cash used in investing activities                             (85)     (6,777)       (874)       (707)     (7,735)
                                                                          -------     -------     -------     -------     -------
Cash flows from financing activities:
   Net increase (decrease) in deposits                                       (739)        776      (3,946)        190       7,064
   Net increase in securities sold under agreements to
      repurchase and other short-term borrowings                              763       1,325         -           -           -
   Net increase (decrease) in treasury tax and loan short-term
      borrowings                                                              427        (471)       (713)        217         259
   Principal payments on note payable                                        (197)       (395)       (461)       (526)       (526)
   Dividends paid on preferred stock                                          (72)        (72)        (72)        -          (144)
   Dividends paid on common stock                                            (254)       (230)       (314)        -           -
                                                                          -------     -------     -------     -------     -------
            Net cash provided by (used in) financing activities               (72)        933      (5,506)       (119)      6,653
                                                                          -------     -------     -------     -------     -------
            Net increase (decrease) in cash and cash equivalents            2,384      (3,107)     (4,245)        902       1,380
Cash and cash equivalents at beginning of year                              4,561       8,806       8,806       7,904       6,524
                                                                          -------     -------     -------     -------     -------
Cash and cash equivalents at end of year                                 $  6,945       5,699       4,561       8,806       7,904
                                                                          =======     =======     =======     =======     =======
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and borrowed funds                            $  3,578       3,178       4,276       4,578       6,145
      Income taxes                                                            485         496         931       1,169       1,184
   Noncash transactions:
      Write-down in value of trading securities                               -           -           -            29         -
      Transfers to other real estate in settlement of loans                   154         247         247         251         154
      Loans originated to facilitate sales of other real estate               100          49          49           5          76
      Transfer of securities to available-for-sale                            -           -        21,888         -           -
      Transfer of securities from trading to available-for-sale               -           487         487         -           -
      Unrealized holding gain (loss) on securities available-for-sale         778        (846)      1,212         -           -
                                                                          =======     =======     =======     =======     =======

See accompanying  notes to consolidated financial statements.

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                      December 31, 1994, 1993, and 1992

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   River Bend Bancshares, Inc. and subsidiary (the Company) provides a full range of banking services to individual and corporate customers. The Company is subject to competition from other financial and nonfinancial institutions providing financial services in its customer service area, which is primarily the Alton-Wood River area of Southwestern Illinois. Additionally, the Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

   The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. The more significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans.

   Significant accounting policies used by the Company in the preparation and presentation of the consolidated financial statements are summarized below:

CONSOLIDATION
   The consolidated financial statements include the accounts of River Bend Bancshares, Inc. and its wholly owned subsidiary bank, Illinois State Bank & Trust. All significant intercompany balances and transactions have been eliminated.

CONSOLIDATED STATEMENTS OF CASH FLOWS
   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES
   Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). SFAS 115 addresses the accounting and reporting for equity securities that have readily determinable fair values, and all debt securities. Under SFAS 115, the Company classifies its debt and equity securities into one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities classified as held-to-maturity are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

   Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses on securities transferred from the trading category have already been recognized in earnings and are not reversed. Unrealized holding gains and losses are recognized in earnings for transfers into the trading category. Unrealized holding gains or losses associated with transfers of securities from the held-to-maturity category to the available-for-sale category are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


included in the separate component of stockholders' equity for securities transferred from the available-for-sale category to the held-to-maturity category are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield using the interest method. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

   For securities in the held-to-maturity and available-for-sale categories, premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Amortization of premiums and accretion of discounts on mortgage-backed securities are amortized in relation to the corresponding prepayment rates, both historical and estimated, using a method which approximates the interest method. Interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings using the specific identification method for determining the cost of securities sold.

   Prior to January 1, 1994, debt securities were stated at cost adjusted for amortization of premium and accretion of discount using the interest method,
over the period to maturity of the respective security.    Gains or losses
from the sale of debt securities were recognized upon realization, based on the adjusted cost of the specific security sold. Marketable equity securities, representing investments in preferred stock, were recorded at the lower of the aggregate cost or fair value of the investments. A market valuation reserve was established through a charge to retained earnings for the unrealized losses on such securities.

LOANS
   Interest on commercial, real estate mortgage, and consumer loans is recognized using the simple interest method. Interest on installment loans is recognized using the sum-of-the-digits method, which approximates the interest method. The accrual of interest on loans is discontinued when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

   Net loan origination fees are deferred and recognized over the lives of the related loans as an adjustment of the loan's yield using a method approximating the interest method.

   The allowance for loan losses is available to absorb loan charge-offs.
The allowance is increased by provisions charged to operations and reduced by loan charge-offs less recoveries. The provision charged to operations each year is that amount which management believes is sufficient to bring the balance of the allowance to a level adequate to absorb potential loan losses, based on their knowledge and evaluation of the current loan portfolio and the current economic environment in which Illinois State Bank & Trust operates.

   Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the subsidiary bank to increase its allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



SECONDARY MORTGAGE MARKET OPERATIONS
   The Company's banking subsidiary originates mortgage loans for sale in the secondary market to the Federal Home Loan Mortgage Corporation (FHLMC). Any such mortgage loans held for sale are maintained on the Company's consolidated balance sheets at the lower of cost or market as determined by outstanding commitments from the FHLMC to purchase such loans. Gains and losses on the sale of these loans and loan origination fees are recognized upon sale of the related loans and included in the consolidated statements of income as noninterest income. Additionally, loan administration fees, representing income earned from servicing these loans, are calculated on the outstanding principal balances of the loans serviced and recorded as noninterest income as earned.

PREMISES AND EQUIPMENT
   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment is provided using the straight-line method over the estimated useful lives of the respective assets or the respective lease terms for leasehold improvements. The estimated useful lives range from 40-50 years for buildings and improvements and 5-20 years for furniture, fixtures and equipment. Expenditures for major renewals and betterments of premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

INTANGIBLE ASSETS
   The excess of cost over fair value of net assets acquired, included in other assets in the Company's consolidated balance sheets, is being amortized on a straight-line basis over 40 years.

   The core deposit premium intangible asset, also included in other assets in the Company's consolidated balance sheets, relating to the Company's purchase of certain assets and assumption of certain liabilities from an unaffiliated institution in May 1990, is being amortized on a straight-line basis over 20 years.

INCOME TAXES
   The Company and its banking subsidiary file a consolidated federal income tax return.

   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), and reported the cumulative effect of this change in the method of accounting for income taxes in the 1993 consolidated statement of income. SFAS 109 required a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

OTHER REAL ESTATE
   Other real estate, included in other assets in the accompanying consolidated balance sheets, represents property acquired through foreclosure or deeded to the Company's banking subsidiary in lieu of foreclosure on real estate loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate is recorded on an individual asset basis at the lower of fair value less estimated selling costs or cost. If the fair value minus estimated selling costs is less than cost, the deficiency is recorded in a valuation reserve account through a provision charged to income. Subsequent increases in the fair value less estimated selling costs are recorded through a reversal of the valuation reserve, but not below zero.


                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



FINANCIAL INSTRUMENTS
   For purposes of information included in note 12 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that both:

    * Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity; and

    * Conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

   During October 1994, the FASB issued Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments (SFAS 119). SFAS 119 requires disclosures about the amounts, nature, and terms of derivative financial instruments that are not subject to SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, because they do not result in off-balance-sheet risk of accounting loss. SFAS 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

   SFAS 119, which is effective for financial statements issued for fiscal years ending after December 15, 1994, resulted in no effect on the consolidated financial statements other than the additional disclosure requirements with respect to fixed rate loan commitments presented in note 12.

RECLASSIFICATIONS
   Certain 1993 and 1992 financial information has been reclassified to conform with the current year presentation. Such reclassification had no effect on previously reported net income.

NOTE 2 - REGULATORY RESTRICTIONS
   Subsidiary bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders and for debt service. The Company's banking subsidiary is subject to regulations by regulatory authorities which require the maintenance of minimum capital levels. As of December 31, 1994 and 1993, there are no regulatory restrictions, other than maintenance of minimum capital standards, as to the amount of dividends the subsidiary bank can pay.

   The Company's banking subsidiary is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The reserve balance maintained in accordance with such requirements as of December 31, 1994 and 1993 was approximately $1,131,000 and $1,100,000, respectively.

NOTE 3 - INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES
   As discussed in note 1, effective January 1, 1994, the Company adopted SFAS 115, for which the cumulative effect was recorded on the consolidated balance sheet on that date. On January 1, 1994, securities with an amortized cost of approximately $71,128,000 were classified as held-to-maturity securities; securities with an amortized cost of approximately $21,888,000 were classified as available-for-sale securities; a market valuation account was established for the available-for-sale securities of approximately $565,000 to increase the recorded balance of such securities at January 1, 1994 to the estimated market value on that date; a deferred tax liability of approximately $219,000 was recorded for the tax effect of the

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


market valuation account; and the net increase resulting from the market valuation adjustment at January 1, 1994 was recorded as a separate component of stockholders' equity. Prior to the adoption of SFAS 115, marketable equity securities were carried at the lower of cost or estimated market value. A deferred tax benefit was established for the unrealized loss on marketable equity securities at January 1, 1994.

   The amortized cost, gross unrealized gains, gross unrealized losses, and approximate market value for trading, available-for-sale and held-to-maturity securities by major security type at December 31, 1994 are as follows:

                                                                                        1994
                                                                  -------------------------------------------------
                                                                                Gross          Gross        Approximate
                                                               Amortized     unrealized     unrealized        market
                                                                  cost          gains         losses          value
                                                                  ----          -----         ------          -----
                                                                          (dollars expressed in thousands)
   Trading:
      U.S. Treasury securities                                  $    497          -               46              451
                                                                  ======         ===           =====           ======

   Available-for-sale:
      U.S. Treasury securities                                  $  1,999          -               57            1,942
      Securities of U.S. government agencies
         and corporations                                          9,951           7             407            9,551
      Obligations of states and political
         subdivisions                                              1,177          23              16            1,184
      Mortgage-backed and other asset-backed
         securities                                                6,005          35             185            5,855
      Other securities                                               847          -               46              801
                                                                  ------         ---           -----           ------
                                                                $ 19,979          65             711           19,333
                                                                  ======         ===           =====           ======

   Held-to-maturity:
      U.S. Treasury securities                                  $  7,841          -              588            7,253
      Securities of U.S. government agencies
          and corporations                                        32,411           4           1,760           30,655
      Obligations of states and political
         subdivisions                                             11,051          60             557           10,554
      Mortgage-backed and other asset-backed
         securities                                               22,282          33           1,609           20,706
      Other securities                                             2,208           8              72            2,144
                                                                  ------         ---           -----           ------
                                                                $ 75,793         105           4,586           71,312
                                                                  ======         ===           =====           ======

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



   The amortized cost, gross unrealized gains, gross unrealized losses, and approximate market value of debt and marketable equity securities at December 31, 1993 are as follows:

                                                                                        1993
                                                                  -------------------------------------------------
                                                                                Gross          Gross        Approximate
                                                               Amortized     unrealized     unrealized        market
                                                                  cost          gains         losses          value
                                                                  ----          -----         ------          -----
                                                                          (dollars expressed in thousands)
   Trading:
      U.S. Treasury securities                                  $  1,000          -               4               996
                                                                  ======        =====           ===            ======

   Held-to-maturity:
      U.S. Treasury securities                                  $  7,920           71            59             7,932
      Securities of U.S. government agencies and
         corporations                                             32,320          509            72            32,757
      Obligations of states and political
         subdivisions                                             13,096          426            34            13,488
      Mortgage-backed and other asset-backed
         securities                                               35,317          400            96            35,621
      Other securities                                             4,364          139             1             4,502
                                                                  ------        -----           ---            ------
                                                                $ 93,017        1,545           262            94,300
                                                                  ======        =====           ===            ======

   The amortized cost and estimated market value of investments in debt and marketable equity securities at December 31, 1994, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                Estimated
                                                              Amortized cost  market value
                                                              --------------  ------------
                                                            (dollars expressed in thousands)
   Available-for-sale:
      Due in one year or  less                                  $    377            381
      Due after one year through five years                        2,931          2,833
      Due after five years through ten years                       9,967          9,602
      Due after ten years                                            500            502
      Mortgage-backed securities                                   6,005          5,855
      Equity securities                                              199            160
                                                                  ------         ------
                                                                $ 19,979         19,333
                                                                  ======         ======

   Held-to-maturity:
      Due in one year or less                                   $  4,457          4,446
      Due after one year through five years                       33,139         31,279
      Due after five years through ten years                      12,777         11,979
      Due after ten years                                          3,138          2,902
      Mortgage-backed securities                                  22,282         20,706
                                                                  ------         ------
                                                                $ 75,793         71,312
                                                                  ======         ======

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



   Proceeds from sales of debt and marketable equity securities classified as trading and available-for-sale during 1994 were approximately $2,027,000 and $1,002,000, respectively. No sales of debt or marketable equity securities during 1994 were from the held-to-maturity category. Proceeds from sales of debt securities during 1993 and 1992 were approximately $4,297,000 and $6,914,000, respectively. Gross gains of approximately $18,000 were realized on sales in 1994. Gross gains of approximately $23,000 and $250,000 and gross losses of approximately $28,000 and $2,000 were realized on sales in 1993 and 1992, respectively.

   Debt securities with a carrying value of approximately $11,780,000 and $15,024,000 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4 - LOANS
   The composition of the loan portfolio at December 31, 1994 and 1993 is as follows:

                                                                   1994           1993
                                                                   ----           ----
                                                            (dollars expressed in thousands)

   Commercial                                                   $ 20,783         22,680
   Real estate mortgage                                           23,377         22,890
   Installment                                                     1,734          2,203
   Consumer                                                        5,474          5,301
   Loans held for sale                                               296           -
                                                                --------         ------
                             Total                              $ 51,664         53,074
                                                                ========         ======

   The Company grants commercial, residential, installment, and consumer loans to customers throughout its service area, which is primarily in the Alton-Wood River area of Southwestern Illinois. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market.

   Included in loans at December 31, 1994 and 1993 are approximately $211,000 and $260,000, respectively, of loans on which interest is not being accrued. If interest on nonaccrual loans had been accrued, such income would have amounted to approximately $16,000, $30,000, and $18,000 for 1994, 1993, and
1992, respectively. The amount recognized as interest income on these loans amounted to approximately $11,000, $17,000, and $11,000 for December 31, 1994, 1993, and 1992, respectively.

   The Company's banking subsidiary is an authorized seller of residential real estate mortgage loans to the FHLMC. Loans sold in this capacity are sold without recourse with the Company servicing all loans sold in exchange for a servicing fee. Loans serviced for others totaled approximately $25,300,000 and $24,400,000 at December 31, 1994 and 1993, respectively.

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


   Transactions in the allowance for loan losses for the years ended December 31, 1994, 1993, and 1992 are summarized as follows:

                                                                   1994           1993           1992
                                                                   ----           ----           ----
                                                                    (dollars expressed in thousands)

   Balance, beginning of year                                     $  936            905            824
   Provision charged to operations                                    80            120            108

   Loans charged off                                                (231)          (181)          (146)
   Recoveries on loans previously charged off                         46             92            119
                                                                     ---            ---            ---
      Net charge-offs                                               (185)           (89)           (27)
                                                                     ---            ---            ---
   Balance, end of year                                           $  831            936            905
                                                                     ===            ===            ===

   Following is a summary of activity in 1994 of loans made by the Company to certain officers and directors (including associates of officers and directors) and certain corporations in which officers and directors had substantial beneficial interest or corporations in which officers and directors serve as trustees or in a similar capacity. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility (dollars expressed in thousands).

      Aggregate balance, December 31, 1993                   $  5,212
      New loans and advances                                   13,126
      Repayments                                              (11,987)
                                                               ------
      Aggregate balance, December 31, 1994                   $  6,351
                                                               ======

NOTE 5 - PREMISES AND EQUIPMENT
   A summary of premises and equipment at December 31, 1994 and 1993 is as follows:

                                                                1994           1993
                                                                ----           ----
                                                         (dollars expressed in thousands)
    Land                                                      $   467            467
    Buildings and leasehold improvements                        2,602          2,590
    Furniture, fixtures and equipment                           1,964          1,877
                                                                -----          -----
                                                                5,033          4,934
    Less accumulated depreciation and amortization              2,098          1,900
                                                                -----          -----
                                                              $ 2,935          3,034
                                                                =====          =====

   Amounts charged to occupancy and equipment expense for depreciation and amortization aggregated approximately $198,000, $227,000, and $201,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

   The Company leases certain premises and equipment under various noncancellable operating lease agreements which expire at various dates through 1999. The Company also leases certain equipment under agreements which are cancellable. Minimum rental commitments under noncancellable leases are approximately $16,000 as of December 31, 1994.

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


   Total rent expense incurred in 1994, 1993, and 1992 was approximately $10,000, $9,000, and 7,000, respectively.

NOTE 6 - INTEREST-BEARING DEPOSITS
   A summary of interest-bearing deposits at December 31, 1994 and 1993 is as follows:

                                                                1994           1993
                                                                ----           ----
                                                         (dollars expressed in thousands)

   NOW, super NOW, and money market demand accounts         $  48,283         52,878
   Savings accounts                                            20,706         21,904
   Time deposits:
      Less than $100,000                                       51,400         51,295
      $100,000 or more                                          3,791          3,759
                                                              -------        -------
                                                            $ 124,180        129,836
                                                              =======        =======

   A summary of interest on deposits for the years ended December 31, 1994, 1993, and 1992 is as follows:

                                                                1994           1993           1992
                                                                ----           ----           ----
                                                                 (dollars expressed in thousands)

   NOW, super NOW, and money market demand accounts           $ 1,240          1,449          1,832
   Savings accounts                                               756            744            580
   Time deposits:
      Less than $100,000                                        1,874          1,922          3,007
      $100,000 or more                                            171            180            331
                                                                -----          -----          -----
                                                              $ 4,041          4,295          5,750
                                                                =====          =====          =====

NOTE 7 - INCOME TAXES
   The components of income tax expense for the years ended December 31, 1994, 1993, and 1992 are as follows:


                                                                1994           1993           1992
                                                                ----           ----           ----
                                                                 (dollars expressed in thousands)

   Current:
      Federal                                                   $ 672            712            964
      State                                                        50            105            173
                                                                  ---            ---          -----
                                                                  722            817          1,137
   Deferred                                                        65             11           (107)
                                                                  ---            ---          -----
                                                                $ 787            828          1,030
                                                                  ===            ===          =====

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


   A reconciliation of expected income tax expense, computed by applying the federal statutory rate of 34% to income before applicable income tax expense and cumulative effect of change in accounting for income taxes for the years ended December 31, 1994, 1993, and 1992, to reported income tax expense is as follows:

                                                                1994           1993           1992
                                                                ----           ----           ----
                                                                 (dollars expressed in thousands)

   Expected statutory federal income tax                        $ 954            949          1,136
   Tax-exempt interest income                                    (197)          (208)          (206)
   Amortization of intangible assets                               16             16             21
   State tax expense, net of federal tax benefit                   33             70            114
   Other, net                                                     (19)             1            (35)
                                                                  ---            ---          -----
                                                                $ 787            828          1,030
                                                                  ===            ===          =====

   The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are as follows:

                                                                 1994           1993
                                                                 ----           ----
                                                          (dollars expressed in thousands)
   Deferred tax assets:
      Allowance for loan losses                                 $  92            134
      Unrealized holding loss on securities available-for-sale    249
      Other                                                        51             52
                                                                  ---            ---
            Total deferred tax assets                             392            186
                                                                  ---            ---
   Deferred tax liabilities:
      Purchase valuation adjustments                              128            115
      Premises and equipment                                      196            188
      Other                                                        33             31
                                                                  ---            ---
            Total deferred tax liabilities                        357            334
                                                                  ---            ---
            Net deferred tax (assets) liabilities               $ (35)           148
                                                                  ===            ===

   The significant components of the deferred income tax benefit for the year ended December 31, 1992 are as follows (dollars expressed in thousands):

      Provision for loan losses                                 $  32
      Purchase valuation adjustments                               63
      Other, net                                                   12
                                                                  ---
                                                                $ 107
                                                                  ===

   A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1994 or 1993 due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

NOTE 8 - NOTE PAYABLE
   The note payable at December 31, 1994, represents a borrowing agreement with an unaffiliated financial institution, secured by 3,976 of the 4,000 shares outstanding of the common stock of the Company's subsidiary

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


bank with a book value of approximately $13.5 million at December 31, 1994. The note is payable in quarterly installments and is due October 31, 1997. Payments due under the terms of the note are approximately $263,000, $263,000, and $2,039,000 for 1995, 1996, and 1997, respectively. The note bears interest at .25% less than the floating prime commercial rate which was 8.5% at December 31, 1994. The interest rate on the note payable as of December 31, 1993 was the prime commercial rate of 6%. The weighted average interest rate on the note payable in 1994, 1993, and 1992 was 7.17%, 6.00%, and 6.31%, respectively.

   The note payable agreement contains certain restrictive covenants which, among other things, require maintenance of certain financial statement ratios including equity capital ratios of the subsidiary bank, and limit capital expenditures and the purchase of treasury stock other than the $100 par preferred stock. Any of the covenants may be waived at the discretion of the lending financial institution. The Company was in compliance with all debt covenants as of December 31, 1994 and 1993.

NOTE 9 - EMPLOYEE BENEFIT PLANS
   The Company has a defined benefit pension plan which covers substantially all nonunion employees. Benefits are based on years of service and an employee's average annual compensation. The Company's funding policy is to contribute annually an amount between the minimum and maximum amounts which can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

   The following sets forth the funded status of the Company's retirement plan as of December 31, 1994 and 1993 and the amounts recognized in the Company's consolidated financial statements as of and for the years ended December 31, 1994 and 1993:

                                                                    1994           1993
                                                                    ----           ----
                                                             (dollars expressed in thousands)
   Actuarial present value of accumulated benefit obligations, including vested benefits of approximately $590,000 and
      $486,000 at December 31, 1994  and 1993, respectively       $  598            501
                                                                     ===            ===

   Projected benefit obligation, for service rendered to date     $ (910)          (705)
   Plan assets at fair value                                         619            529
                                                                     ---            ---
   Projected benefit obligation in excess of plan assets            (291)          (176)
   Unrecognized transition amount                                    146            158
   Unrecognized loss                                                 148             18
                                                                     ---            ---
         Prepaid  pension  expense included
            in other assets                                       $    3             -
                                                                     ===            ===

   Net pension cost for 1994, 1993, and 1992 included the following components:

                                                                    1994           1993           1992
                                                                    ----           ----           ----
                                                                     (dollars expressed in thousands)

   Service cost-benefits earned during year                        $  60             49             43
   Interest cost on projected benefit obligation                      59             43             37
   Actual return on plan assets                                        8            (27)           (38)
   Net amortization and deferral                                     (30)            12             29
                                                                      --             --             --
                                                                   $  97             77             71
                                                                      ==             ==             ==

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


   The weighted average discount rate, rate of increase in future compensation levels, and expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.5%, 4.5%, and 6.0%, respectively, for 1994, 7.00%, 4.00%, and 5.66%, respectively, for 1993, and 7.00%, 4.00%, and 10.74%, respectively, for 1992.

   The Company also has an employee savings plan which covers union employees. Employee benefit expense related to this plan was approximately $8,000, $7,000, and $8,000 for the years ended December 31, 1994, 1993, and
1992, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES
   During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company.

NOTE 11 - STOCKHOLDERS' EQUITY
   The Company has 5,991 shares issued and outstanding of $100 par value preferred stock at December 31, 1994 and 1993. Holders of this preferred stock have no voting rights. Dividends are preferential at the rate of 12% of the par value per annum. These dividends are 6% cumulative and 6% noncumulative.

   Effective March 7, 1994, River Bend Bancshares, Inc. amended its Articles of Incorporation and effected a stock dividend whereby each share of $10 par value common stock was exchanged for one share of $1 par value Class I voting common stock and five shares of $1 par value Class II nonvoting common stock. The shares outstanding and per share amounts for all periods prior to this stock dividend have been restated to reflect this change.

   Most stockholders of Company stock, including Class I voting common stock, Class II nonvoting common stock, and preferred stock, have signed one of two versions of a stock purchase agreement with the Company and a director and officer of the Company (Officer). For stockholders who are employees or directors of the Company or its banking subsidiary, the agreement generally provides that (1) the stockholder may not voluntarily transfer the shares held without first offering the shares to the Company (with an option granted to the Officer to purchase the shares) under the same terms and conditions as the stockholder was to have sold to the prospective purchaser (a right of first refusal), (2) upon the death, retirement, or termination of employment, the Company will purchase and the stockholder will sell all shares at an agreed-upon price, based upon adjustments to the appraised fair market value (with the Officer having the option to purchase the shares in lieu of the Company), and (3) upon an involuntary transfer, the Company and the Officer have the option to purchase the shares at an agreed-upon price based on adjustments to the appraised fair market value. For stockholders who are not employees or directors, the Company has a right of first refusal with respect to voluntary transfers with the Officer granted an option to purchase the shares.

NOTE 12 - DISCLOSURES ABOUT FINANCIAL INSTRUMENTS
   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included in the consolidated balance sheet.

   Off-balance-sheet financial instruments whose contractual amount represents credit risk as of December 31, 1994 and 1993 are as follows:

                                                                   1994           1993
                                                                   ----           ----
                                                            (dollars expressed in thousands)

   Commitments to extend credit                                 $ 10,631          8,360
   Irrevocable letters of credit                                     429            628
                                                                  ======          =====

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing property, inventory, accounts receivable, or equipment.

   Fixed-rate loan commitments, as defined in SFAS 119, are considered derivative financial instruments. Of the total commitments to extend credit at December 31, 1994, approximately $1,171,000 represent fixed-rate loan commitments.

   Irrevocable letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

   Following is a summary of the carrying amounts and fair values of the
Company's financial instruments at December 31, 1994 and 1993:
                                                                          1994                          1993
                                                                -----------------------        ----------------------
                                                                Carrying          Fair         Carrying         Fair
                                                                 amount           value         amount          value
                                                                 ------           -----         ------          -----
                                                                          (dollars expressed in thousands)

   Balance sheet assets:
      Cash and due from banks                                  $   4,361          4,361          3,856          3,856
      Federal funds sold                                             200            200          4,950          4,950
      Interest-bearing deposits in other financial
         institutions                                                194            194            193            193
      Investments in debt and marketable equity securities:
         Trading                                                     451            451            996            996
         Available-for-sale                                       19,333         19,333           -              -
         Held-to-maturity                                         75,793         71,312         93,017         94,300
      Loans, net                                                  50,611         51,130         51,845         53,000
      Accrued interest receivable                                  1,483          1,483          1,273          1,273
                                                                 -------        -------        -------        -------
                                                               $ 152,426        148,464        156,130        158,568
                                                                 =======        =======        =======        =======


                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



                                                                          1994                          1993
                                                                -----------------------        ----------------------
                                                                Carrying          Fair         Carrying         Fair
                                                                 amount           value         amount          value
                                                                 ------           -----         ------          -----
                                                                          (dollars expressed in thousands)

   Balance sheet liabilities:
      Deposits                                                 $ 141,426        141,083        145,372        145,614
      Treasury tax and loan short-term borrowings                    637            637          1,350          1,350
      Note payable                                                 2,565          2,565          3,026          3,026
      Accrued interest payable                                       241            241            226            226
                                                                 -------        -------        -------        -------
                                                               $ 144,869        144,526        149,974        150,216
                                                                 =======        =======        =======        =======

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

CASH AND OTHER SHORT-TERM INSTRUMENTS
   For cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions, accrued interest receivable, treasury tax and loan short-term borrowings, and accrued interest payable, the carrying amount is a reasonable estimate of fair value, as such instruments are payable upon demand or reprice in a short time.

INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES
   For debt and marketable equity securities, fair values are based on quoted market prices or dealer quotes.

LOANS
   For certain homogeneous categories of loans, such as certain residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
   The fair value of demand accounts, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date.

   The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTE PAYABLE
   The estimate of the fair value of the note payable which the Company has with an unaffiliated financial institution approximates the present carrying value, based upon alternative rates and terms currently available to the Company.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
   The fair value of commitments to extend credit and irrevocable letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter-parties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



NOTE 13 - PARENT COMPANY ONLY FINANCIAL INFORMATION
   Following are condensed balance sheets of River Bend Bancshares, Inc. (parent company only) as of December 31, 1994 and 1993, and condensed schedules of income and cash flows for the years ended December 31, 1994, 1993, and 1992:

                                         CONDENSED BALANCE SHEETS
                                     (dollars expressed in thousands)

                              Assets                                              1994           1993
                              ------                                              ----           ----

   Cash                                                                        $     33             14
   Investment in Illinois State Bank, at equity                                  13,587         12,734
   Excess of purchase price over equity in Illinois State Bank,
      net of amortization                                                         1,449          1,496
   Other assets                                                                       4             21
                                                                                 ------         ------
            Total assets                                                       $ 15,073         14,265
                                                                                 ======         ======

               Liabilities and Stockholders' Equity
               ------------------------------------

   Accrued expenses                                                                  36             32
   Note payable                                                                   2,565          3,026
                                                                                 ------         ------
            Total liabilities                                                     2,601          3,058
                                                                                 ------         ------
   Stockholders' equity:
      Preferred stock                                                               599            599
      Common stock                                                                  942          1,570
      Surplus                                                                       628           -
      Retained earnings                                                          10,699          9,038
      Net unrealized holding losses on securities available-for-sale               (396)          -
                                                                                 ------         ------
            Total stockholders' equity                                           12,472         11,207
                                                                                 ------         ------
            Total liabilities and stockholders' equity                         $ 15,073         14,265
                                                                                 ======         ======

                                          CONDENSED SCHEDULES OF INCOME
                                         (dollars expressed in thousands)

                                                                                  1994           1993           1992
                                                                                  ----           ----           ----
   Income:
      Dividends from Illinois State Bank                                        $   983            667            836
      Other                                                                          22             22             23
                                                                                  -----          -----          -----
            Total income                                                          1,005            689            859
                                                                                  -----          -----          -----
   Expenses:
      Interest                                                                      197            199            241
      Salaries and employee benefits                                                 35             35             37
      Amortization of excess purchase price over equity of
         Illinois State Bank                                                         47             47             47
      Other                                                                          29             17             12
                                                                                  -----          -----          -----
            Total expenses                                                          308            298            337
                                                                                  -----          -----          -----
            Income before income tax benefit and equity in
                  undistributed earnings of Illinois State Bank                     697            391            522
   Income tax benefit                                                               100             89            116
                                                                                  -----          -----          -----
            Income before equity in undistributed earnings of
                  Illinois State Bank                                               797            480            638
   Equity in undistributed earnings of Illinois State Bank                        1,221          1,472          1,673
                                                                                  -----          -----          -----
            Net income                                                          $ 2,018          1,952          2,311
                                                                                  =====          =====          =====

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                                               CONDENSED SCHEDULES OF CASH FLOWS
                                               (dollars expressed in thousands)

                                                                                  1994           1993           1992
                                                                                  ----           ----           ----
   Cash flows from operating activities:
      Net income                                                                $ 2,018          1,952          2,311
      Adjustments to reconcile net income to net cash provided
         by operating activities:
            Equity in undistributed earnings of Illinois State Bank              (1,221)        (1,472)        (1,673)
            Amortization of excess of  purchase price over
                  equity of Illinois State Bank                                      47             47             47
            Other, net                                                               22             (7)           (36)
                                                                                  -----          -----          -----
                Net cash provided by operating activities                           866            520            649
                                                                                  -----          -----          -----
   Cash flows from financing activities:
      Payments on note payable                                                     (461)          (526)          (526)
      Dividends paid on common stock                                               (314)            -              -
      Dividends paid on preferred stock                                             (72)            -            (144)
                                                                                  -----          -----          -----
                Net cash used in financing activities                              (847)          (526)          (670)
                                                                                  -----          -----          -----
                Net increase (decrease) in cash and cash
                 equivalents                                                         19             (6)           (21)
   Cash and cash equivalents,  beginning of year                                     14             20             41
                                                                                  -----          -----          -----
   Cash and cash equivalents,  end of year                                      $    33             14             20
                                                                                  =====          =====          =====

NOTE 14 - INTERIM CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

BASIS OF PRESENTATION
   The unaudited interim consolidated financial statements include the accounts of River Bend Bancshares, Inc. and its subsidiary after elimination of material intercompany transactions. This unaudited data, in the opinion of the Company, includes all adjustments necessary for the fair presentation thereof. All adjustments made were of a normal and recurring nature.

IMPLEMENTATION OF NEW ACCOUNTING PRINCIPLE
   Effective January 1, 1995, the Company adopted SFAS 114, Accounting by Creditors for Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amends SFAS 114.

   SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

                                                                  (Continued)

                  RIVER BEND BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



   SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The Company continues to apply all payments received on impaired loans to the outstanding balance of the loan until such time as the loan balance is reduced to zero, after which payments are applied to interest income until such time as the foregone interest is recovered, or until such time as an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

   As of the adoption date, January 1, 1995, and at September 30, 1995, the Company had impaired loans in the amount of approximately $1,145,000 and $666,000, respectively. A specific reserve of $80,000 and $105,000 has been allocated to approximately $1,137,000 and $626,000 of impaired loans at January 1, 1995 and September 30, 1995, respectively. No reserve has been allocated to the remaining balance of approximately $8,000 and $40,000 of impaired loans at January 1, 1995 and September 30, 1995, respectively. The average balance of impaired loans for the period January 1 through September 30, 1995 was approximately $913,000. If interest on impaired loans had been accrued, such income would have been approximately $92,000 for the nine months ended September 30, 1995. Interest income recognized for the nine months ended September 30, 1995 for the period the loans were impaired was approximately $80,000, and the amount recognized as interest income, representing cash payments received, for the nine months ended September 30, 1995 for the period the loans were impaired was approximately $22,000. The adoption of SFAS 114 and SFAS 118 resulted in no prospective adjustment to the provision for loan losses.

NOTE 15 - EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT
AUDITORS' REPORT
   On October 11, 1995, the Company entered into an Agreement and Plan of Reorganization with Magna Group, Inc. (Magna) to merge River Bend Bancshares, Inc. (River Bend) into a wholly owned subsidiary of Magna (the Agreement).
At September 30, 1995, Magna, which is headquartered in Brentwood, Missouri, had total assets of approximately $4.9 billion. The Agreement with Magna will be effected by converting River Bend's preferred stock into the right to receive cash in the amount of $599,100 and converting River Bend's Class I voting common stock and Class II nonvoting common stock into the right to receive 550,240 shares of Magna common stock, cash in the amount of $11,668,175, and an undivided beneficial interest in a certain parcel of real estate. The merger is contingent upon approval of various regulatory agencies and the affirmative vote of the holders of at least two-thirds of the outstanding shares of River Bend (Class I voting common stock, Class II nonvoting common stock, and preferred stock, each voting as a separate class). The Company and Officer have agreed to waive any purchase option it or he may have with respect to shares of the Company under the provisions of the stockholder agreements discussed in note 11 with respect to the proposed merger with Magna. Certain stockholders of River Bend have entered into a voting agreement with Magna executing irrevocable proxies representing 69%, 77%, and 72% of the shares outstanding of River Bend preferred stock, Class I voting common stock, and Class II nonvoting common stock, respectively. If approved, the merger is expected to close in the first quarter of 1996.

                          TRUST AGREEMENT
                          ---------------

     THIS TRUST AGREEMENT, as of this 30th day of November, 1995, is to certify that JOHN G. HELMKAMP, JR., as trustee hereunder, is about to take title to the following described real estate in Madison County, Illinois, to-wit:


     PARCEL 1:

     Tract A:  A tract of land located in the Southeast
     Quarter of Section 17, Township 5 North, Range 9 West of the Third Principal Meridian, described as follows:

     Beginning at a point on the South line of said quarter section located 21.6 feet West from the Southeast Corner of said quarter section; thence West along said South line a distance of 308.93 feet; thence North 0 degrees 04 minutes 54 seconds West a distance of 267.15 feet; thence North 61 degrees 28 minutes 00 seconds East a distance of
     173.55 feet to the Westerly right of way line of Federal Aid Route 4 (Alternate United States Route 67); thence Southeasterly along said right of way on a curve to the right having a radius of 3506.17 feet, a chord bearing of South 24 degrees 08 minutes 05 seconds East, a chord distance of 383.58 feet and an arc distance of 383.78 feet to the point of beginning.

     Tract B:  A tract of land located in the Southeast
     Quarter of Section 17, Township 5 North, Range 9 West of the Third Principal Meridian, described as follows:

     From the Southeast corner of said quarter section measure West along the South line of said quarter section a distance of 330.53 feet; thence North 0 degrees 04 minutes 54 seconds West a distance of 267.15 feet to the point of beginning; thence continue North 0 degrees 04 minutes 54 seconds West a distance of 110.00 feet; thence North 61 degrees 28 minutes 00 seconds East a distance of
     61.94 feet to the Westerly right of way line of Federal Aid Route 4 (Alternate United States Route 67); thence South 65 degrees 41 minutes 14 seconds East along said right of way line a distance of 98.60 feet; thence continuing Southeasterly along said right of way line along a curve to the right having a radius of 3506.17 feet, a chord bearing of South 27 degrees 25 minutes 07 seconds East; a chord distance of 18.12 feet and an arc distance of

Trust Agreement                                            Page 1

     18.12 feet; thence South 61 degrees 28 minutes 00 seconds
     West a distance of 173.55 feet to the point of beginning.

     PARCEL 2:

     Easement: The permanent, non-exclusive right of ingress and egress for the benefit of Parcel 1 (Tracts A and B), created by Declaration of Easement recorded April 23, 1986 in Roll 1511, Frame 931, over a strip of land of uniform 60 foot width lying adjacent to the aforedescribed tracts described as follows:

     From the Southeast corner of said quarter section measure West along the South line of said quarter section a distance of 330.53 feet; thence North 0 degrees 04 minutes 54 seconds West a distance of 75.00 feet to the point of beginning; thence continue North 0 degrees 04 minutes 54 seconds West along the West lines of aforedescribed Tracts A and B, a distance of 302.15 feet to the Northwesterly line of aforedescribed Tract B; thence North 61 degrees 28 minutes 00 seconds East along said line a distance of 61.94 feet to the Westerly right of way line of Federal Aid Route 4 (Alternate U.S. Route
     67); thence on a curve to the left along said right of way line having a radius of 3446.17 feet a chord bearing North 29 degrees 16 minutes 20 seconds West a distance of
     50.00 feet; thence North 10 degrees 29 minutes 48 seconds East continuing along said right of way line a distance of 12.88 feet; thence South 61 degrees 28 minutes 00 seconds West parallel to and 60 feet distant from the Northwesterly line aforedescribed Tract B a distance of
     105.14 feet; thence South 0 degrees 04 minutes 54 seconds East parallel to and 60 feet distant from the West lines of aforedescribed Tracts A and B a distance of 337.80 feet to the North line of below described Tract C; thence East along said North line a distance of 60.00 feet to the point of beginning.

     For reference only, Tract C aforesaid is described as follows: A tract of land located in the Southeast Quarter of Section 17, Township 5 North, Range 9 West of the Third Principal Meridian, described as follows:
     Beginning at a point on the South line of said quarter section a distance of 330.53 feet West from the Southeast corner of said quarter section; thence West along said South line a distance of 220.00 feet; thence North 0 degrees 04 minutes 54 seconds West a distance of 75.00 feet; thence East a distance of 220.00 feet; thence South 0 degrees 04 minutes 54 seconds East a distance of 75.00 feet to the point of beginning.

Trust Agreement                                            Page 2

     Situated in the County of Madison, in the State of Illinois.

     Parcel ID No., 19-1-08-17-20-401-002.001

     Subject to easements, restrictions and rights of way of record.

and that when he has taken the title thereto, or to any other real estate deeded to him as a trustee hereunder, he will hold it and any proceeds of sale of any real estate sold by the trustee for the uses and purposes and upon the trusts herein set forth. The following named persons shall be entitled to the earnings, avails and proceeds of said real estate according to the respective interests herein set forth, to-wit:

     River Bend Bancshares, Inc., or such corporation into which it may hereafter merge ("River Bend"), the surviving entity of which merger shall be recognized by the trustee as having all of the powers and rights of the original beneficial owner.


     IT IS UNDERSTOOD AND AGREED between the parties hereto, and by any person or persons who may become entitled to any interest under this trust, that the interest of any beneficiary hereunder shall consist solely of a power of direction to deal with the title to said property and to manage and control said property as hereinafter provided, and the right to receive the proceeds from rentals and from mortgages, sales, or other disposition of said premises, and that such right in the avails of said property shall be deemed to be personal property, and may be assigned and transferred (to the extent permitted herein) as such; that in case of the death of any beneficiary hereunder during the existence of this trust, his or her right and interest hereunder shall, except as herein otherwise specifically provided, pass to his or her executor or administrator, and not to his or her heirs at law; and that no beneficiary now has, and that no beneficiary hereunder at any time shall have any right, title or interest in or to any portion of said real estate as such, either legal or equitable, but only an interest in the earnings, avails and proceeds as aforesaid. The death of any beneficiary hereunder shall not terminate the

Trust Agreement                                            Page 3
trust nor in any manner affect the powers of the trustee hereunder. Except for transfers by will, intestate succession, or otherwise by operation of law, no transfer of beneficial interests hereunder shall be permitted subsequent to River Bend transferring its beneficial interests to the former shareholders of River Bend.


     IT IS FURTHER UNDERSTOOD AND AGREED between the parties hereto, and any person or persons who are now or may subsequently become entitled to any interest under this trust that this Trust Agreement may not be revoked or modified prior to that date thirty six months after the date River Bend first distributes beneficial interests of this trust to the former shareholders of River Bend without the written consent of River Bend and the trustee, and thereafter if the beneficial interest is owned by persons other than River Bend, only with the written consent of the trustee and persons holding 70 percent or more of the beneficial interest in this trust.


     IT IS FURTHER UNDERSTOOD AND AGREED that this Trust Agreement is made in furtherance of and to facilitate the performance of an agreement between Magna Group, Inc. ("Magna") and River Bend dated as of October 11, 1995, and as amended as of November 27, 1995, and entitled "Agreement and Plan of Reorganization." In the event that Magna, River Bend, or any of their subsidiaries (collectively the "Entities") shall incur any tax liability (including any interest, penalties, or additions thereto) in excess of $90,000 by reason of the distribution of beneficial interest in

Trust Agreement                                            Page 4
this trust from River Bend to the former shareholders of River Bend or by reason of payments of interests in this trust to the former shareholders of River Bend, then the trustee shall indemnify and hold harmless each Entity which is liable for the payment of the tax, but only to the extent the aggregate liability of all of the Entities exceeds $90,000.00. The trustee's indemnification obligation created by this paragraph shall not be deemed or construed to be the personal obligation of the trustee, but shall be enforceable only against the trustee in the trustee's representative capacity and only against monies or other property acquired upon the sale of the real estate about to be conveyed to the trustee now or hereafter held in trust.
If the real estate which is about to be conveyed to the trustee is sold within thirty six months of the date River Bend first distributes beneficial interests in the trust to the former shareholders of River Bend, the trustee shall cause the proceeds of such sale to be paid to the trust.


     If the real estate which is about to be conveyed to the trustee is sold within thirty six months of the date River Bend first distributes beneficial interests in the trust to the former shareholders of River Bend , the trustee shall disburse no proceeds in excess of an amount equal to two-thirds of the difference of (i) the net proceeds of the sale of the real estate less (ii) $340,000, during the period ending thirty six months from the date River Bend first distributes beneficial interests of this trust to the former shareholders of River Bend, after which period the trustee may disburse the remaining balance of the sale proceeds in accordance with the directions of the holders of the beneficial interest of the trust (subject to such reductions as are provided for herein); provided, however, that with the consent of Magna, the remaining balance may be distributed at any earlier time.

     If at any time the trustee is liable to any of the Entities in an amount exceeding the value of the assets of the trust, and if the trust has disbursed to persons holding beneficial interest in the trust proceeds from the sale of the real estate about to be conveyed to the

Trust Agreement                                            Page 5
trustee, then, and only in such circumstances, the holders of the beneficial interest in the trust shall, in proportion to their beneficial interest in the trust, pay over to the trustee such amounts that, in the aggregate, will equal the shortfall in assets of the trust with respect to the amount as to which the trustee is liable to the Entities; PROVIDED, HOWEVER, that in no circumstance shall any person holding a beneficial interest by required to pay over an amount in excess of the amounts disbursed to such person.

     Nothing contained in this trust agreement shall be construed as imposing any obligation on the trustee to file any income, profit or other tax reports or schedules, it being expressly understood that the beneficiaries from time to time will individually make all such reports, and pay any and all taxes, required with respect to the earnings, avails and proceeds of said real estate or growing out of their interest under this trust agreement. Further, nothing in this trust agreement shall obligate the trustee to rent or sell the real estate held in this trust, unless so directed by persons holding 70 percent or more of the beneficial interest in this trust.

     In case said trustee shall make any advances of money on account of this trust for any purpose, including, but not limited to, payment of taxes, insurance premiums, and fees and expenses (including legal and accounting) incurred in the administration of this trust, or shall be made a party to any litigation on account of holding title to said real estate or in connection with this trust, or in case said trustee shall be liable to pay any sum of money on account of this trust, whether on account of breach of contract, injury to person or property, fines or penalties under any law or otherwise, the beneficiaries hereunder do hereby jointly and severally agree that they will on demand pay to the said trustee, with interest thereon at the rate of 8% per annum, all such disbursements or advances on payments made by said trustee, together with his expenses, including reasonable attorneys' fees, and that the said trustee shall not be called upon to convey or otherwise deal with said property at any time

Trust Agreement                                            Page 6
held hereunder until all of said disbursements, payments, advances and expenses made or incurred by said trustee shall have been fully paid, together with interest thereon as aforesaid. However, nothing herein contained shall be construed as requiring the trustee to advance or pay out any money on account of this trust or to prosecute or defend any legal proceeding involving this trust or any property or interest thereunder unless it shall be furnished with funds sufficient therefor or be satisfactorily indemnified in respect thereto. Furthermore, in lieu of being repaid by the beneficiaries for funds advanced, the trustee may, at his option, upon sale of the real estate, be reimbursed for all advanced funds (including interest earned thereon) from the proceeds of such sale, prior to any distributions of funds to holders of beneficial interest in this trust.

     It shall not be the duty of the purchaser of said premises or of any part thereof to see to the application of the purchase money paid therefor, nor shall anyone who may deal with said trustee be required or privileged to inquire into the necessity or expediency of any act of said trustee, or of the provisions of this instrument.

     This Trust Agreement shall not be placed on record in the Recorder's Office of the county in which the land is situated, or elsewhere. The recording of the same, however, shall not be considered as notice of the rights of any person hereunder, derogatory to the title or powers of said trustee. Upon service of process upon the trustee at any time hereafter, the trustee may, in its discretion, disclose to the other parties to any such proceeding, the names and addresses of the beneficiary or beneficiaries hereof.

     The trustee may at any time resign by sending by registered mail a notice of its intention so to do to each of the then beneficiaries hereunder at his or her address last known to the trustee. Such resignation shall become effective ten days after the mailing of such notice by the trustee. In the event of such resignation, a successor or successors may be

Trust Agreement                                            Page 7
appointed by the direction of holders of 70 percent or more of the beneficial interests in the trust, and the trustee shall thereupon convey the trust property to such successor or successors in trust.
In the event that no successor in trust is named as above provided within ten days after the mailing of such notices by the trustee, then the trustee shall file a bill for appropriate relief in a court of competent jurisdiction. The trustee notwithstanding such resignation shall continue to have a first lien on the trust property for its costs, expenses and attorneys' fees, and funds advanced.

     Every successor trustee or trustees appointed hereunder shall become fully vested with all the estate, properties, rights, powers, trusts, duties and obligations of its, his or their predecessor.

     It is understood and agreed by the parties hereto and by any person who may hereafter become a party hereto, that the trustee will deal with said real estate or proceeds of sale of same only when authorized to do so in writing and that (notwithstanding any change in the beneficiary or beneficiaries hereunder) he will on the written direction of those persons holding 70 percent or more of the beneficial interest of this trust, rent, make deeds for, or otherwise deal with the title to said real estate, provided, however, that the trustee shall not be required to enter into any personal obligation or liability in dealing with said land or to make himself liable for any damages, costs, expenses, fines or penalties, or to deal with the title so long as any money is due to him hereunder. The trustee shall not be required to inquire into the propriety of any such direction.

     The beneficiary or beneficiaries hereunder, in his, her or their own right shall have the management of said property and control of the selling, renting and handling thereof, and shall collect and handle the rents, earnings, avails and proceeds thereof, and said trustee shall have no duty in respect to such management or control, or the collection, handling or

Trust Agreement                                            Page 8
application of such rents, earnings, avails or proceeds, or in respect to the payment of taxes or assessments or in respect to insurance, litigation or otherwise, except on written direction as hereinabove provided, and after the payment to it of all money necessary to carry out said instructions. No beneficiary hereunder shall have any authority to contract for or in the name of the trustee or to bind the trustee personally. If any property remains in this trust twenty years from this date, it shall be sold at public sale by the trustee on reasonable notice, and the proceeds of the sale shall be divided among those who are entitled thereto under this trust agreement.


     This Trust Agreement shall terminate, and the assets of the Trust shall be distributed to the persons holding the beneficial interests of the Trust upon the earlier of: (i) the distribution of all proceeds from the sale of the real estate about to be conveyed to the trustee; or (ii) five years from the date the real estate about to be conveyed to the trustee is actually so conveyed (unless, at such time the real estate about to be conveyed remains unsold and the persons holding 70 percent or more of the beneficial interest in this Trust agree to extend the term of the Trust to a date not later than 20 years after the formation of this Trust).


     John G. Helmkamp, Jr. shall receive for his services in accepting this trust and in taking title hereunder the sum of $100.00.

     IN TESTIMONY WHEREOF, JOHN G. HELMKAMP, JR., as trustee, has executed this Trust Agreement and RIVER BEND BANCSHARES, INC., as grantor and as beneficiary has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be hereto affixed, as and for its act and deed as of the day and date above written.

                                /s/ John G. Helmkamp, Jr.
     TRUSTEE:                 ---------------------------------------
                              John G. Helmkamp, Jr.


GRANTOR AND BENEFICIARY:      RIVER BEND BANCSHARES, INC.

                              By:   /s/ John G. Helmkamp, Jr.
                                 ------------------------------------
                                  John G. Helmkamp, Jr., President


                              ATTEST:   /s/ Harley T. Godard
                                     --------------------------------
                                       Harley T. Godard, Secretary

Trust Agreement                                            Page 9

                                ANNEX B
                                -------

     Following is the text of the dissenters' rights provisions set forth at Sections 11.65 and 11.70, respectively, of the Illinois
Business Corporation Act of 1983, as amended:

     Section 11.65. Right to Dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions: (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if
(i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30; (2) consummation of sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business; (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (i) alters or abolishes a preferential right of such shares;
(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares; (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

     Section 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section
11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

     (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection
(c).

     (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i)  The court, in a proceeding commenced under subsection
(f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

           (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a),
     (b), (c), (d), or (f).

           (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j)  As used in this Section:

           (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

           (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PROXY                      RIVER BEND BANCSHARES, INC.
                              347 WEST MAIN STREET
                           EAST ALTON, ILLINOIS  62024


     FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 29, 1996


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned shareholder(s) of RIVER BEND BANCSHARES, INC. ("River Bend"), does hereby nominate, constitute and appoint John G. Helmkamp, Jr. and Harley T. Godard, or each of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of (i) Class I Voting Common Stock, $1.00 par value, of River Bend,
(ii) Class II Non-Voting Common Stock, $1.00 par value, of River Bend and
(iii) Class A Preferred Stock, $100.00 par value, of River Bend standing in the name of the undersigned on its books at the close of business on January 19, 1996 at the Special Meeting of Shareholders to be held at the main banking house of Illinois State Bank and Trust, 347 West Main
Street, East Alton, Illinois, on Thursday, February 29, 1996, at 10:00 a.m. local time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:


     (1) A proposal to approve an Agreement and Plan of Reorganization, as amended, and the related Plan of Merger (collectively, the "Merger Agreements"), and each of the transactions contemplated thereby, pursuant to which River Bend will be merged (the "Merger") with and into Landmark Bancshares Corporation ("Landmark"), a wholly owned subsidiary of Magna Group, Inc. ("Magna"), in a transaction which will result in the business and operations of River Bend being continued through Landmark, and whereby, upon consummation of the Merger, (i) the aggregate of all issued and outstanding shares of Class A Preferred Stock, $100.00 par value, of River Bend will be converted into the right to receive an amount in cash equal to $599,100.00 and (ii) the aggregate of all issued and outstanding shares of Class I Voting Common Stock, $1.00 par value, of River Bend and Class II Non-Voting Common Stock, $1.00 par value, of River Bend will be converted into the right to receive (A) 550,240 shares of Common Stock, $2.00 par value, of Magna, (B) an amount in cash equal to $11,668,175.00 and (C) an undivided beneficial interest in a certain parcel of real estate, consisting of two acres more or less (items (A) and (B) are subject to certain limitations and adjustments, as more fully described in the accompanying Proxy Statement/Prospectus).

                      / / FOR      / / AGAINST    / / ABSTAIN


     (2) To consider and vote upon a proposal to permit the Special Meeting to be adjourned or postponed, in the discretion of the proxies, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreements.

                      / / FOR      / / AGAINST    / / ABSTAIN

                                                     (Continued on Reverse Side)


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED ABOVE.


Dated:  ---------------
                                       ----------------------------------
                                       Signature of Shareholder


                                       ----------------------------------
                                       Signature of Shareholder

                                       (To be signed by the holder(s) of
                                       record exactly as the name(s) of such
                                       holder(s) appears on the stock
                                       certificate.  When signing as an
                                       attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title.  All joint owners must sign.)

    PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                      ELECTION FORM FOR USE BY HOLDERS OF
                   RIVER BEND BANCSHARES, INC. COMMON STOCK

River Bend Bancshares, Inc.
347 West Main Street
East Alton, Illinois  62024

Gentlemen:

           Pursuant to the terms of the Agreement and Plan of Reorganization, as amended (the "Agreement"), by and between River Bend Bancshares, Inc. ("River Bend") and Magna Group, Inc. ("Magna") and the related Plan of Merger (the "Plan of Merger") by and between River Bend and Landmark Bancshares Corporation, a wholly owned subsidiary of Magna, the undersigned shareholder(s) of River Bend, in conversion of their shares of River Bend Class I Voting Common Stock ("Class I Common Stock") or River Bend Class II Non-Voting Common Stock ("Class II Common Stock") upon consummation of the merger, elect to receive their proportionate interest in the total value of (A) the Stock Distribution (as defined in the Proxy Statement/Prospectus) and (B) the Common Cash Distribution (as defined in the Proxy Statement/Prospectus) in the following percentages:

   PLEASE INDICATE A PERCENTAGE ON EACH LINE; THE TOTAL OF BOTH LINES MUST
                                  EQUAL 100%

  ------% STOCK DISTRIBUTION - the Stock Distribution will be valued at a price equal to the average per share closing price of Magna Common Stock as reported on the Nasdaq National Market for the five business days preceding three business days preceding the date of consummation of the merger, and is subject to certain adjustments that are more fully described in the accompanying Proxy Statement/Prospectus.

  ------%  COMMON CASH DISTRIBUTION
     100%
  ======


           The undersigned acknowledge that the deadline for filing this Election Form with River Bend Bancshares, Inc. is by 5:00 p.m., local time, on February 28, 1996, the day preceding the day of the Special Meeting of Shareholders of River Bend called to consider and vote upon the Agreement and the Plan of Merger. Shareholders who fail to deliver properly completed Election Forms to River Bend by the deadline will be deemed to have elected to receive 50% of their proportionate interests in the total value of the consideration as Stock Distribution and 50% as Common Cash Distribution. See the section of the accompanying Proxy Statement/Prospectus entitled "TERMS OF THE MERGER -- General Description of the Merger" for a description of the situations in which the Exchange Agent may be required to pay to shareholders consideration other than in the elected percentages of consideration and the circumstances governing such adjustments.

           Prior to 5:00 p.m., local time, on February 28, 1996, the undersigned may, at any time or from time to time, change their election by filing a new Election Form with River Bend.


           Shareholders who have questions regarding the election process, and/or the tax consequences associated with such election process, should consult their own tax, legal and investment advisors.

           Each separate entity on River Bend's list of shareholders will be deemed to represent a separate and distinct holder of Class I Common Stock or Class II Common Stock. As a consequence, if any person or entity holds shares of Class I Common Stock or Class II Common Stock titled in two or more different names (e.g., individually, as trustee or jointly with a spouse), A PROPERLY COMPLETED AND EXECUTED ELECTION FORM MUST BE FILED FOR EACH NAME OR SET OF NAMES UNDER WHICH SHARES ARE TITLED.

Dated:  ---------------, 1996               -----------------------------------
                                            Signature of Shareholder


                                            -----------------------------------
                                            Signature of Shareholder

                                            (To be signed by the holder(s) of
                                            record exactly as the name(s) of
                                            such holder(s) appears on the
                                            stock certificate.  When signing
                                            as an attorney, executor,
                                            administrator, trustee or
                                            guardian, please give full title.
                                            All joint owners must sign.)


PLEASE RETURN TO RIVER BEND BANCSHARES, INC. USING THE ENCLOSED, PRE-PAID, PRE-ADDRESSED ENVELOPE. THIS FORM, PROPERLY COMPLETED, MUST BE RECEIVED BY RIVER BEND NO LATER THAN 5:00 P.M. ON FEBRUARY 28, 1996 TO BE EFFECTIVE.

                                PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS
              ------------------------------------------

Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

     Article 12 of Magna's Certificate of Incorporation provides for the elimination of personal liability of directors of Magna to Magna and its stockholders for monetary damages arising from certain breaches of directors' duty of care. In addition,
Article 12 provides for the indemnification of persons who are or were directors, officers, employees and agents of Magna or who are or were serving at the request of Magna in a similar capacity with another enterprise or entity to the fullest extent authorized by the Delaware General Corporation Law. Article 12 also authorizes Magna to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not Magna would have the power to indemnify such expense, liability or loss under the Delaware General Corporation Law.

     Magna maintains a liability insurance policy which indemnifies directors, officers, employees and agents of Magna. As part of the acquisition of Landmark, Magna assumed Landmark's obligations under indemnification agreements with Landmark's directors (including certain directors who are currently directors of Magna) and obligations under an employment agreement between Landmark and
S. Lee Kling (also a current director of Magna).

     Pursuant to the Reorganization Agreement, Magna has agreed to indemnify and hold harmless John C. Helmkamp, Jr. from and against any and all losses, claims, damages, expenses or liabilities, joint or several, including legal fees and expenses, to which he may become subject under Section 11(a)(3) of the Securities Act, insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon any untrue statement, or alleged untrue statement, of a material fact in the written information furnished by Magna, or are based upon the omission, or alleged omission by Magna, to state a material fact required to be stated, or necessary to make the statements contained in such information not misleading, except as may be limited by the rules and regulations of the Commission.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

     A.    Exhibits.  See Exhibit Index.
           ---------

     B.    Financial Statement Schedules.  Not Applicable.
           ------------------------------

Item 22.  Undertakings
----------------------

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (7)  The undersigned Registrant hereby undertakes:

           (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, County of St. Louis, State of Missouri, on January 29, 1996.


                                   MAGNA GROUP, INC.


                                   By  /s/ G. Thomas Andes
                                     ----------------------------------
                                     G. Thomas Andes
                                     Chairman of the Board and Chief
                                     Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                            Title                         Date
       ---------                            -----                         ----
/s/ G. Thomas Andes                  Chairman of the Board,         January 29, 1996
------------------------------       Chief Executive
G. Thomas Andes                      Officer and Director
Principal Executive Officer


/s/ Ronald A. Buerges                Senior Vice President -        January 29, 1996
------------------------------       Corporate Finance
Ronald A. Buerges
Principal Financial Officer--
Principal Accounting Officer


          *                          Director                       January 29, 1996
------------------------------
James A. Auffenberg, Jr.


          *                          Director                       January 29, 1996
------------------------------
William E. Cribbin


          *                          Director                       January 29, 1996
------------------------------
Wayne T. Ewing


          *                          Director                       January 29, 1996
------------------------------
Donald P. Gallop



                                    II-4

       Signature                            Title                         Date
       ---------                            -----                         ----
          *                          Director                       January 29, 1996
------------------------------
C.E. Heiligenstein


          *                          Director                       January 29, 1996
------------------------------
Carl G. Hogan, Sr.


------------------------------       Director                       January --, 1996
Franklin A. Jacobs


          *                          Director                       January 29, 1996
------------------------------
Wendell J. Kelley


          *                          Director                       January 29, 1996
------------------------------
S. Lee Kling


------------------------------       Director                       January --, 1996
Ralph F. Korte


          *                          Director                       January 29, 1996
------------------------------
Robert E. McGlynn


          *                          Director                       January 29, 1996
------------------------------
Frank R. Trulaske, III


          *                          Director                       January 29, 1996
------------------------------
Dr. George T. Wilkins, Jr.


                                               By:    /s/ G. Thomas Andes
                                                  ----------------------------------------------
                                                   G. Thomas Andes
                                                   Attorney-in-fact

G. Thomas Andes, by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons.

                               EXHIBIT INDEX

 Exhibit
 Number                        Description                                 Page
 -------                       -----------                                 ----
2.1     Agreement and Plan of Reorganization dated October 11, 1995         <F*>
        by and between Magna and River Bend.

2.2     First Amendment to Agreement and Plan of Reorganization             <F*>
        dated as of November 27, 1995 by and between Magna and
        River Bend.

2.3     Form of Plan of Merger to be executed by Landmark and River         <F*>
        Bend.

3.1     Certificate of Incorporation, as amended and currently in           <F*>
        effect (filed as Exhibit 3.1 to Magna's Annual Report on
        Form 10-K for the year ended December 31, 1991 (File No. 0-
        8234) and incorporated herein by reference).

3.2     By-laws (filed as Exhibit 3.2 to Magna's Annual Report on           <F*>
        Form 10-K for the year ended December 31, 1991 (File No. 0-
        8234) and incorporated herein by reference).

4.1     Form of Indenture, including form of Note, between Magna            <F*>
        and Mark Twain Bank, as trustee, dated August 1, 1987 for
        the 7% Convertible Subordinated Capital Notes Due 1999
        (filed as Exhibit 1 to Magna's Registration Statement on
        Form 8-A dated June 15, 1988 (File No. 0-8234) and
        incorporated herein by reference).

4.2     Indenture (File No. 0-8234) dated as of November 1, 1986            <F*>
        between Landmark and Centerre Trust Company of St. Louis,
        regarding the issuance of $17,250,000 principal amount of
        Landmark's 8-3/4% Convertible Subordinated Debentures due
        November 1, 1998 (filed as Exhibit 4(c) to Landmark's
        Annual Report on Form 10-K for the year ended December 31,
        1986 (File No. 1-8810) and incorporated herein by
        reference).

4.3     First Supplemental Indenture dated December 20, 1991 among          <F*>
        Magna, Magna Acquisition Corporation and Boatmen's National
        Bank of St. Louis as successor to Centerre Trust Company of
        St. Louis, Trustee, assuming the obligations of Landmark
        under the Indenture dated November 1, 1986 (filed as
        Exhibit 4.2 to Magna's Current Report on Form 8-K dated
        December 20, 1991 (File No. 0-8234) and incorporated herein by reference).

4.4     Rights Agreement, including form of Right Certificate,              <F*>
        dated as of November 11, 1988 between Magna and Magna Trust
        Company, Trustee (filed as Exhibits 1 and 2 to Magna's
        Registration Statement on Form 8-A dated November 11, 1988
        (File No. 0-8234) and incorporated herein by reference).

                                    II-6

 Exhibit
 Number                        Description                                 Page
 -------                       -----------                                 ----
5.1     Opinion of Thompson & Mitchell as to the legality of the            <F*>
        securities being registered.

8.1     Opinion of Thompson & Mitchell regarding certain tax                <F*>
        matters in the Merger.

10.1    Form of Stock Option Agreement under Landmark's 1982                <F*>
        Capital Accumulation Plan, assumed by Magna as to
        outstanding obligations pursuant to the acquisition of
        Landmark (filed as Exhibit 10.1 to Magna's Annual Report on
        Form 10-K for the year ended December 31, 1991 (File No. 0-
        8234) and incorporated herein by reference).

10.2    Form of Stock Option Agreement under Landmark's 1986 Non-           <F*>
        Qualified Stock Option Plan, assumed by Magna as to
        outstanding obligations pursuant to the acquisition of
        Landmark (filed as Exhibit 10.2 to Magna's Annual Report on
        Form 10-K for the year ended December 31, 1991 (File No. 0-
        8234) and incorporated herein by reference).

10.3    1987 Stock Option Plan of Magna (filed as Exhibit 10.2 to           <F*>
        Magna's Registration Statement on Form S-4 (Reg. No. 33-
        15463) and incorporated herein by reference).

10.4    Landmark's Amended and Restated Supplemental Retirement             <F*>
        Plan (filed as Exhibit 10(ff) to Landmark's Annual Report
        on Form 10-K for the year ended December 31, 1989 (File No.
        1-8810) and incorporated herein by reference).

10.5    Form of Restricted Stock Agreement dated March 10, 1992             <F*>
        between Magna and G. Thomas Andes (filed as Exhibit 10.5 to
        Magna's Annual Report on Form 10-K for the year ended
        December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.6    Employment Agreement dated January 1, 1995 between Magna            <F*>
        and G. Thomas Andes (filed as Exhibit 10.6 to Magna's
        Annual Report on Form 10-K for the year ended December 31,
        1994 (File No. 0-8234) and incorporated herein by
        reference).

10.7    Agreement dated December 1, 1994 between Magna and Linda K.         <F*>
        Fabel (filed as Exhibit 10.7 to Magna's Annual Report on
        Form 10-K for the year ended December 31, 1994 (File No. 0-
        8234) and incorporated herein by reference).

                                    II-7

 Exhibit
 Number                        Description                                 Page
 -------                       -----------                                 ----
10.8    Agreement dated December 2, 1994 between Magna and David D.         <F*>
        Harris (filed as Exhibit 10.8 to Magna's Annual Report on
        Form 10-K for the year ended December 31, 1994 (File No. 0-
        8234) and incorporated herein by reference).

10.9    Agreement dated November 29, 1994 between Magna and Gary D.         <F*>
        Hemmer (filed as Exhibit 10.9 to Magna's Annual Report on
        Form 10-K for the year ended December 31, 1994 (File No. 0-
        8234) and incorporated herein by reference).

10.10   Agreement dated December 1, 1994 between Magna and Robert           <F*>
        M. Olson, Jr. (filed as Exhibit 10.11 to Magna's Annual
        Report on Form 10-K for the year ended December 31, 1994
        (File No. 0-8234) and incorporated herein by reference).

10.11   Second Amendment to Second Restated Employment Agreement            <F*>
        between Magna and S. Lee Kling (filed as Exhibit 10.24 to
        Magna's Quarterly Report on Form 10-Q for the period ended
        June 30, 1994 (File No. 0-8234) and incorporated herein by reference).

10.12   Second Restated Employment Agreement dated as of October            <F*>
        20, 1990, as amended by Letter Agreement dated August 29,
        1991, between Landmark and S. Lee Kling (filed on Exhibit
        10.9 to Magna's Annual Report on Form 10-K for the year
        ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.13   Directors' Survivor Benefit Plan (filed as Exhibit 10.11 to         <F*>
        Magna's Annual Report on Form 10-K for the year ended
        December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.14   Directors' Deferred Compensation Plan (filed as Exhibit             <F*>
        10.12 to Magna's Annual Report on Form 10-K for the year
        ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.15   Board of Directors Retirement Plan of Magna (filed as               <F*>
        Exhibit 10.16 to Magna's Annual Report on Form 10-K for the
        year ended December 31, 1994 (File No. 0-8234) and
        incorporated herein by reference).

10.16   Executive Supplemental Deferral Plan (filed as Exhibit              <F*>
        10.12 to Magna's Annual Report on Form 10-K for the year
        ended December 31, 1987 (File No. 0-8234) and incorporated herein by reference).

                                    II-8

 Exhibit
 Number                        Description                                 Page
 -------                       -----------                                 ----
10.17   Form of Director Indemnification Agreement dated as of              <F*>
        May 30, 1991 between Landmark and Donald P. Gallop, Carl G.
        Hogan, Sr., Franklin A. Jacobs and Ralph Korte,
        respectively, and Consent dated May 24, 1991 of Magna to
        Director Indemnification Agreements dated May 30, 1991
        assuming Landmark's obligations thereunder upon
        effectiveness of the acquisition (filed as Exhibit 10.14 to
        Magna's Annual Report on Form 10-K for the year ended
        December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.18   1992 Long Term Performance Plan of Magna (filed as Appendix         <F*>
        A to Magna's Proxy Statement for the 1992 Annual Meeting of
        Stockholders (File No. 0-8234) and incorporated herein by
        reference).

10.19   Directors' Stock Option Plan of Magna (filed as Appendix B          <F*>
        to Magna's Proxy Statement for the 1992 Annual Meeting of
        Stockholders (File No. 0-8234) and incorporated herein by
        reference).

10.20   Amendment to Supplemental Executive Retirement Plan of              <F*>
        Magna (filed as Exhibit 10.25 to Magna's Quarterly Report
        on Form 10-Q for the period ended June 30, 1994 (File No.
        0-8234) and incorporated herein by reference).

10.21   Supplemental Executive Retirement Plan of Magna (filed as           <F*>
        Exhibit 10.15 to Magna's Annual Report on Form 10-K for the
        year ended December 31, 1993 (File No. 0-8234) and
        incorporated herein by reference).

10.22   Magna Executive Incentive Compensation Plan (MEICP) 1995            <F*>
        (filed as Exhibit 10.23 to Magna's Annual Report on Form
        10-K for the year ended December 31, 1994 (File No. 0-8234)
        and incorporated herein by reference).

10.23   Lease between Magna as successor in interest to Landmark,           <F*>
        and St. Louis Brentwood Associates, L.P., dated
        December 19, 1986, relating to Magna Place, as amended by
        the First Amendment dated November 17, 1987, the Addendum
        dated February 1, 1990 and the Letter Agreement dated
        January 9, 1992 (filed as Exhibit 10.17 to Magna's Annual
        Report on Form 10-K for the year ended December 31, 1991
        (File No. 0-8234) and incorporated herein by reference).

                                    II-9

 Exhibit
 Number                        Description                                 Page
 -------                       -----------                                 ----
10.24   Stock Purchase Agreement dated March 27, 1992, by and among         <F*>
        Capital Bancorporation, Inc., Magna and Landmark
        Acquisition Corporation, and amendment thereto (filed as
        Exhibit 2.1 to Magna's Registration Statement on Form S-3
        (Reg. No. 33-48918) and incorporated herein by reference).

10.25   Form of Restricted Stock Agreement dated December 31, 1994          <F*>
        between Magna and each of Linda K. Fabel and Robert M.
        Olson, Jr. (filed as Exhibit 10.29 to Magna's Annual Report on Form 10-K for the year ended December 31, 1994 (File No.
        0-8234) and incorporated herein by reference).

21.1    List of Subsidiaries (filed as Exhibit 21.1 to Magna's              <F*>
        Annual Report on Form 10-K for the year ended December 31,
        1994 and incorporated herein by reference).

23.1    Consent of Ernst & Young LLP.                                       <F**>

23.2    Consent of KPMG Peat Marwick LLP.                                   <F**>

23.3    Consent of Thompson & Mitchell in Exhibit 5.1.                      <F*>

23.4    Consent of Fister & Associates, Inc.                                <F*>

24.1    Power of Attorney (included on signature page hereto).              <F*>

99.1    Consent of John D. Helmkamp, Jr.                                    <F*>


---------------------
 <F*> Previously filed.
<F**> Filed herewith.


                                    II-10